Exhibit 10.1

EXECUTION VERSION

MASTER REPURCHASE AGREEMENT

Dated as of August 21, 2017

PENNYMAC LOAN SERVICES, LLC,
as Seller,

and

DEUTSCHE BANK AG, CAYMAN ISLANDS BRANCH,
as Buyer

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Section 5. Conditions Precedent		44

5.01	Initial Transaction	44
5.02	Initial and Subsequent Transactions	46

Section 6. Representations and Warranties		50

6.01	Legal Name	50
6.02	Existence	50
6.03	Financial Condition	50
6.04	Litigation	50
6.05	No Breach	51
6.06	Action	51
6.07	Approvals	51
6.08	Margin Regulations	52
6.09	Taxes	52
6.10	Investment Company Act	52
6.11	Purchased Items; Security	52
6.12	Chief Executive Office/Jurisdiction of Organization	53
6.13	Location of Books and Records	53
6.14	Reserved	53
6.15	True and Complete Disclosure	53
6.16	Tangible Net Worth	53
6.17	ERISA	53
6.18	Delivery of Mortgage Loans	54
6.19	Subsidiaries	54
6.20	Regulatory Status	54
6.21	Takeout Commitments; Takeout Assignments	54
6.22	Identification of Servicer(s)	54
6.23	Solvency	54
6.24	Loans Subject to Consent or Other Orders	55
6.25	Licenses	55
6.26	True Sales	55
6.27	No Burdensome Restrictions	55
6.28	Origination and Acquisition of Mortgage Loans	55
6.29	No Broker	56
6.30	FHA/VA/RHS	56
6.31	Seller’s Internal Mortgage Tracking System	56
6.32	Servicer Approvals; Compliance with Guidelines	56
6.33	Fannie Mae/Freddie Mac/Ginnie Mae	56
6.34	Servicing	56
6.35	Financial Covenants	56
6.36	FIRREA Settlements	57

Section 7. Covenants of the Seller		57

7.01	Financial Statements	57

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7.02	Litigation	60
7.03	Existence, etc	60
7.04	Prohibition of Fundamental Changes	61
7.05	Margin Deficiency	61
7.06	Notices	61
7.07	Interest Rate Protection Agreements	62
7.08	Reports	62
7.09	Guidelines	62
7.10	Transactions with Affiliates	63
7.11	Limitation on Liens	63
7.12	Limitation on Guarantees	63
7.13	Limitation on Distributions	63
7.14	Maintenance of Tangible Net Worth	64
7.15	Maintenance of Ratio of Total Indebtedness to Tangible Net Worth	64
7.16	Maintenance of Profitability	64
7.17	Servicer; Servicing File	64
7.18	Maintenance of Liquidity	64
7.19	Required Filings	64
7.20	No Adverse Selection	64
7.21	Loans subject to Consent or Other Orders	64
7.22	Additional Warehouse Lines	64
7.23	Agency Approvals	65
7.24	Takeout Commitments; Takeout Assignments	65
7.25	Maintenance of Property; Insurance	65
7.26	MERS Designated Mortgage Loans	65
7.27	Loan Purchase Agreements	65
7.28	[Reserved]	65
7.29	Power of Attorney	66
7.30	Quality Control	66
7.31	Maintenance of Papers, Records and Files	66
7.32	Taxes, Etc	67
7.33	Delivery of Servicing Rights and Servicing Records	67
7.34	MERS	67
7.35	Maintenance of Financial Covenants	67
7.36	FHA/VA/RHS Loans	68
7.37	Publicly Traded Company	68
7.38	Acknowledgement of Anti‑Predatory Lending Policies	68
7.39	Wet-Ink Mortgage Loans	68
7.40	Consumer Relief	69
7.41	Additional Disclosures	69

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Section 8. Events of Default		69

Section 9. Remedies Upon Default		74

Section 10. No Duty of Buyer		74

Section 11. Reserved		74

Section 12. Reserved		74

Section 13. Miscellaneous		74

13.01	Delay Not Waiver; Remedies Are Cumulative	74
13.02	Notices	75
13.03	Use of Employee Plan Assets	75
13.04	Indemnification and Expenses	75
13.05	Waiver of Redemption and Deficiency Rights	76
13.06	Reimbursement	77
13.07	Termination	77
13.08	Severability	77
13.09	Amendments and Waivers	77
13.10	Assignments and Participations	77
13.11	Successors and Assigns	78
13.12	Survival	78
13.13	Captions	79
13.14	Counterparts	79
13.15	Governing Law; Repurchase Agreement Constitutes Security Agreement	79
13.16	Captions	79
13.17	Electronic Signatures	79
13.18	Submission To Jurisdiction; Waivers	79
13.19	WAIVER OF JURY TRIAL	80
13.20	Acknowledgments	80
13.21	Hypothecation or Pledge of Purchased Items	80
13.22	Servicing	80
13.23	Periodic Due Diligence Review	82
13.24	[Reserved]	83
13.25	Set-Off	83
13.26	Single Agreement	83
13.27	Intent	83
13.28	Confidentiality	85
13.29	Recording of Communications	86
13.30	Entire Agreement	87

-iv-

SCHEDULES

SCHEDULE 1	Representations and Warranties re: Eligible Mortgage Loans
SCHEDULE 2	Filing Jurisdictions and Offices
SCHEDULE 3	Subsidiaries
SCHEDULE 4	Previous Names, Assumed Names or Trade Names used by the Seller
SCHEDULE 5	Lockbox Agreements
SCHEDULE 6	Cooperative Mortgage Loan Documents
SCHEDULE 7	RESERVED
SCHEDULE 8	List of Responsible Officers
SCHEDULE 9	Excluded States

EXHIBITS

EXHIBIT A	Form of Custodial Agreement
EXHIBIT B	Form of Estimated Funding Notice
EXHIBIT C	Form of Transaction Request
EXHIBIT D	Form of Warehouse Lender’s Release Letter
EXHIBIT E	Form of Irrevocable Closing Instructions
EXHIBIT F	Form of Blocked Account Agreement
EXHIBIT G	RESERVED
EXHIBIT H	Form of Blanket Takeout Assignment
EXHIBIT I	RESERVED
EXHIBIT J	Form of Assignment and Acceptance
EXHIBIT K	Form of Takeout Proceeds Identification Letter
EXHIBIT L	List of Approved Takeout Investors
EXHIBIT M	RESERVED
EXHIBIT N	Form of Compliance Certificate
EXHIBIT O	Assignment of Closing Protection Letter
EXHIBIT P	Information to Be Provided to System of Record Provider
EXHIBIT Q	Form of PMC Pledge Agreement

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MASTER REPURCHASE AGREEMENT

MASTER REPURCHASE AGREEMENT, dated as of August 21, 2017 (as amended, restated, supplemented or otherwise modified and in effect from time to time, this “Repurchase Agreement”), by and between PENNYMAC LOAN SERVICES, LLC, a Delaware limited liability company (the “Seller”), and DEUTSCHE BANK AG, CAYMAN ISLANDS BRANCH, (the “Buyer”).

RECITALS

Buyer may,  from time to time, on an uncommitted basis and upon the terms and conditions set forth herein, agree to enter into transactions in which Seller transfers to Buyer Eligible Mortgage Loans against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Mortgage Loans at a date certain, against the transfer of funds by Seller.  Each such transaction shall be referred to herein as a “Transaction,” and, unless otherwise agreed in writing, shall be governed by this Agreement.

Section 1.            Definitions and Accounting Matters.

1.01      Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Repurchase Agreement in the singular to have the same meanings when used in the plural and vice versa):

“1934 Act” shall mean the Securities and Exchange Act of 1934, as amended.

“Accepted Servicing Practices” shall mean with respect to any Mortgage Loan, those accepted and prudent mortgage servicing practices (including collection procedures) of prudent mortgage lending institutions that service mortgage loans of the same type as the Mortgage Loans in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with FHA Regulations, VA Regulations, RHS, Ginnie Mae, Freddie Mac and Fannie Mae servicing practices and procedures for MBS pool mortgages, as defined in the applicable FHA, VA, RHS, Ginnie Mae, Freddie Mac and Fannie Mae servicing guides including future updates, and in a manner at least equal in quality to the servicing the Seller or the Seller’s designee performs or provides with respect to mortgage loans which it owns in its own portfolio.

“Affiliate” shall mean with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” (together with the correlative meanings of “controlled by” and “under common control with”) means possession, directly or indirectly, of the power (a) to vote 20% or more of the securities (on a fully diluted basis) having ordinary voting power for the directors or managing general partners (or their equivalent) of such Person, or (b) to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, that for the purposes of this Repurchase Agreement, as to Seller, Servicer and Guarantor, the term “Affiliate” shall be limited to Private National Mortgage Acceptance Company, LLC and its wholly-owned Subsidiaries, and, as to PMC, the term “Affiliate” shall be limited to PennyMac Mortgage Investment Trust and its wholly-owned Subsidiaries.

“Agency” shall mean Fannie Mae, Freddie Mac, Ginnie Mae, FHA, VA, RHS and any other government mortgage loan program acceptable to the Buyer or any successors thereto.

“Agency Approvals” shall mean approval by the applicable Agencies as an approved issuer in good standing, as more particularly defined in Section 6.07(b) hereof.

“Agency Guide” shall mean, with respect to Fannie Mae securities and Fannie Mae eligible Mortgage Loans, the Fannie Mae Selling Guide and the Fannie Mae Servicing Guide, with respect to Freddie Mac securities and Freddie Mac eligible Mortgage Loans, the Freddie Mac Sellers’ and Servicers’ Guide, with respect to Ginnie Mae securities, the Ginnie Mae Mortgage-Backed Securities Guide, and with respect to any other Agency, the relevant guide or guidelines or regulations, in each case including all exhibits thereto, as such guide may be amended, supplemented or otherwise modified from time to time.

“Aging Event” shall have the meaning given to it in the Pricing Side Letter.

“Applicable Pricing Spread” shall mean the spread set forth in the Pricing Side Letter.

“Applicable Purchase Rate” shall have the meaning given to it in the Pricing Side Letter.

“Approved Payee” shall mean a Closing Agent approved in accordance with Section 2.07, a Qualified Originator or a Warehouse Lender.

“Asset Value” shall have the meaning given to it in the Pricing Side Letter.

“Assignment and Acceptance” shall have the meaning set forth in Section 13.10(a) hereof.

“Assignment of Mortgage” means, with respect to any mortgage, an assignment of the mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related mortgaged property is located to reflect of record the assignment and pledge of the mortgage.

“Bankruptcy Code” shall mean title 11 of the United States Code, as amended from time to time.

“Basel III Regulation” shall mean, any rule, regulation or guideline arising directly or indirectly from (a) any of the following documents prepared by the Basel Committee on Banking Supervision of the Bank of International Settlements: (i) Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring (December 2010), (ii) Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems (June 2011), (iii) Basel III: The Liquidity Coverage Ratio and Liquidity Risk Monitoring Tools (January 2013), or (iv) any document supplementing, clarifying or otherwise relating to any of the foregoing, or (b) any accord, treaty, statute, law, rule, regulation, guideline or pronouncement (whether or not having the force of law) of any Governmental Authority implementing, furthering or complementing any of the principles set forth in the foregoing documents of strengthening capital and liquidity, in each case as from time to time amended, restated, supplemented or otherwise modified.

“Blocked Account” shall mean the account identified in the Blocked Account Agreement.

“Blocked Account Agreement” shall mean the collection account control agreement to be entered into by the Buyer, the Seller and City National Bank in form and substance acceptable to the Buyer to be entered into with respect to the Blocked Account as of the date hereof, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Business Day” shall mean any day other than (i) a Saturday or Sunday, (ii) a day on which the Federal Reserve or the New York Stock Exchange is closed or (iii) a day on which banks in the States of Delaware, Maryland, Minnesota or New York (or such other states in which the principal office of the Disbursement Agent is subsequently located, as specified in writing by the Disbursement Agent to the other parties hereto) are required, or authorized by law, to close.

“Buyer” shall have the meaning provided in the preamble hereto.

“Calculation Period” shall mean, with respect to any Transaction, (a) initially, the period commencing on the related Purchase Date to but excluding the first Payment Date to occur after that Purchase Date; and (b) thereafter, each period commencing on the preceding Payment Date to but excluding the next Payment Date.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Repurchase Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Capital Stock” shall mean as to any Person, any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company, limited partnership, trust, and any and all warrants or options to purchase any of the foregoing, in each case, designated as “securities” (as defined in Section 8-102 of the Uniform Commercial Code) in such Person, including, without limitation, all rights to participate in the operation or management of such Person and all rights to such Person’s properties, assets, interests and distributions under the related organizational documents in respect of such Person.  “Capital Stock” also includes (i) all accounts receivable arising out of the related organizational documents of such Person; (ii) all general intangibles arising out of the related organizational documents of such Person; and (iii) to the extent not otherwise included, all proceeds of any and all of the foregoing (including within proceeds, whether or not otherwise included therein, any and all contractual rights under any revenue sharing or similar agreement to receive all or any portion of the revenues or profits of such Person).

“Cash Equivalents” shall mean (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition, or (g) shares of money market, mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change of Control” shall mean:

(a)      any transaction or event as a result of which Guarantor ceases to own directly or indirectly more than 50% of the Capital Stock of the Seller;

(b)      the sale, transfer, or other disposition of all or substantially all of Seller’s or Guarantor’s assets (excluding any such action taken in connection with this Agreement or any securitization transaction); or

(c)      the consummation of a merger or consolidation of the Seller with or into another entity or any other corporate reorganization (in one transaction or in a series of transactions), if 50% or more of the combined voting power of the continuing or surviving entity’s stock outstanding immediately after such merger, consolidation or such other reorganization is owned by persons who were not stockholders of the Seller immediately prior to such merger, consolidation or other reorganization.

“Closing Agent” shall mean, with respect to any Wet-Ink Transaction, an entity reasonably satisfactory to the Buyer (which may be a title company, escrow company or attorney in accordance with local law and practice in the jurisdiction where the related Wet-Ink Mortgage Loan is being originated) to which the proceeds of such Wet-Ink Transaction are to be wired pursuant to the instructions of the Seller.  Unless the Buyer notifies the Seller (electronically or in writing) that a Closing Agent is unsatisfactory, each Closing Agent utilized by the Seller shall be deemed satisfactory; provided, that the Buyer shall instruct the Disbursement Agent that no funds shall be transferred to the account of any Closing Agent after the date that is five (5) Business Days following the date that notice is delivered to the Seller that such Closing Agent is unsatisfactory, and provided, further, that the Recognized Value shall be deemed to be zero with respect to each Mortgage Loan, for so long as such Mortgage Loan is a Wet-Ink Mortgage Loan, as to which the proceeds of such Mortgage Loan were wired to a Closing Agent with respect to which the Buyer has notified the Seller at any time (both before and after the related Purchase Date without regard to the five (5) Business Day period referenced above) that such Closing Agent is not satisfactory.

“Closing Protection Letter”: A document issued by a title insurance company to Seller and/or Buyer and relied upon by Buyer to provide closing protection for one or more mortgage loan closings and to insure such Seller and/or Buyer, without limitation, against embezzlement by the Closing Agent and loss or damage resulting from the failure of the Closing Agent to comply with all applicable closing instructions.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Compliance Certificate” shall have the meaning set forth in Section 7.01 hereof.

“Confirmation” shall have the meaning given to it in Section 2.02(a) hereof.

“Consumer Relief” shall have the meaning given to it in Annex 2 of the Pricing Side Letter.

“Consumer Relief Credit” shall have the meaning given to it in the Pricing Side Letter.

“Consumer Relief Credit Eligible Asset” shall mean any Eligible Mortgage Loan that is purchased by Buyer under this Repurchase Agreement and eligible to receive Credit Towards Settlement (regardless of whether or not any such Mortgage Loan earns Credit Towards Settlement) that (i) includes “Mortgage Rate Reduction” and/or “Low to Moderate Income and Other Lending”, each as set forth in Annex 2 of the Pricing Side Letter and in compliance with such Annex 2 (including Menu Items 2.A. and 2.B. of such Annex 2), and (ii) has been approved by the Monitor.

For purposes of clarity, any Consumer Relief Credit Eligible Asset will include the following requirements (as applicable and subject to approval by the Monitor):

•     be related to an Eligible Mortgage Loan that is located in the 50 States, the District of Columbia or the U.S. territories;

•     with respect to any “Mortgage Rate Reduction” pursuant to Menu Item 2.A. of such Annex 2, satisfy one of the following requirements:

o      include a “rate reduction” greater than 200 basis points;

o      include “Other Costs Paid” by Seller on behalf of the borrower to facilitate refinancing; or

o      include “Principal Forgiveness” or “Balance Forgiveness” to facilitate a refinancing.

•     with respect to any “Credit for purchase money loans to credit worthy borrowers” pursuant to Menu Item 2.B. of such Annex 2, satisfy one of the following requirements:

o      be secured by a property in any of the States of California, Oregon, Nevada, Arizona, Illinois, Michigan, Indiana, Ohio, Kentucky, Tennessee, Mississippi, Alabama, Georgia, Florida, South Carolina, North Carolina, New Jersey, Rhode Island or the District of Columbia;

o      be to a borrower who lost a primary residence to foreclosure or short sale; or

o      be made to a borrower that is a first time homebuyer with income at or below 100% of the area median income (calculated in accordance with the parameters used by the U.S. Department of Housing and Urban Development).

Notwithstanding anything to the contrary set forth herein (including any requirement set forth under “Consumer Relief Credit Eligible Asset”), as set forth in Annex 2 of the Pricing Side Letter, the Consumer Relief eligibility criteria shall reflect only the terms set forth in the Annex and the following principles and conditions: (1) Consumer Relief will not be implemented through any policy that violates the Fair Housing Act or the Equal Credit Opportunity Act; (2) Consumer Relief will not be conditioned on a waiver or release by a borrower, provided that waivers and releases shall be permitted in the case of a contested claim where the borrower would not otherwise have received as favorable terms or consideration; and (3) Eligible modifications may be made under the Making Home Affordable Program (including the Home Affordable Modification Program (“HAMP”) and the Housing Finance Agency Hardest Hit Fund) and any proprietary or other modification program. Nothing in such Annex 2 shall preclude the implementation of pilot programs in particular geographic areas that do not violate the Fair Housing Act, the Equal Opportunity Credit Act, or any other federal or state civil rights law.

“Cooperative Corporation” shall mean the cooperative apartment corporation that holds legal title to a Cooperative Project and grants occupancy rights to units therein to stockholders through Proprietary Leases or similar arrangements.

“Cooperative Mortgage Loan” shall mean a Mortgage Loan that is secured by a first lien on a perfected security interest in Cooperative Shares and the related Proprietary Lease granting exclusive rights to occupy the related Cooperative Unit in the building owned by the related Cooperative Corporation.

“Cooperative Mortgage Loan Documents” shall mean the documents in Section (b) of Exhibit 1 of the Custodial Agreement attached hereto.

“Cooperative Mortgage Note” shall mean the original executed promissory note or other evidence of the indebtedness of a Mortgagor with respect to a Cooperative Mortgage Loan.

“Cooperative Project” shall mean all real property owned by a Cooperative Corporation in the State of New York including the land, separate dwelling units and all common elements.

“Cooperative Shares” shall mean the shares of stock issued by a Cooperative Corporation and allocated to a Cooperative Unit and represented by a stock certificate.

“Cooperative Unit” shall mean a specific unit in a Cooperative Project.

“Cost-Basis Value” shall have the meaning given to it in the Pricing Side Letter.

“Credit Denied Asset” shall mean a Mortgage Loan that (i) is a Consumer Relief Credit Eligible Asset and (ii) is denied Credit Toward Settlement by the Monitor.

“Credit Toward Settlement” shall have the meaning given to it in Section 3 of the Pricing Side Letter.

“Custodial Agreement” shall mean the Custodial Agreement, dated as of the date hereof, among the Seller, the Custodian, the Disbursement Agent and the Buyer, substantially in the form of Exhibit A hereto, as the same shall be modified and supplemented and in effect from time to time.

“Custodian” shall mean Deutsche Bank National Trust Company, as custodian under the Custodial Agreement, and its successors and permitted assigns thereunder.

“DB Indebtedness” shall mean any indebtedness of the Seller hereunder and under any other arrangement (other than this Repurchase Agreement) between the Seller on the one hand and the Buyer or an Affiliate of the Buyer on the other hand (including, without limitation, the amount of any loans, interest due and default interest, termination payments, hedging costs, structuring or other facility fees and expenses).

“Default” shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Disbursement Account”:  The account described in Section 2.06(e) of this Agreement.

“Disbursement Account Bank”:  Wells Fargo Bank, N.A., or such other party upon whom Buyer and Seller may mutually agree.

“Disbursement Account Control Agreement”:  The agreement among Seller, Buyer and the Disbursement Account Bank, to perfect Buyer’s security interest in the Disbursement Account, in form and substance acceptable to Buyer in its sole good faith discretion, as the same may be amended from time to time.

“Disbursement Agent” shall mean Wells Fargo Bank, N.A., as disbursement agent under the Custodial Agreement, and its successors and permitted assigns thereunder.

“Disbursement Agent Agreement” shall mean the agreement so named, of even date herewith, among Buyer, Seller and the Disbursement Account Bank.  “Dollars” and “$” shall mean lawful money of the United States of America.

“Dry Mortgage Loan” means a Mortgage Loan that is not a Wet-Ink Mortgage Loan.

“Due Diligence Review” shall mean the performance by the Buyer of any or all of the reviews permitted under Section 13.23 hereof with respect to any or all of the Mortgage Loans, as desired by the Buyer from time to time.

“Effective Date” shall mean the earlier of (i) the date upon which the conditions precedent set forth in Section 5.01 hereof shall have been satisfied and (ii) the initial Purchase Date.

“Electronic Agent” shall mean Merscorp Holdings, Inc., as electronic agent under the Electronic Tracking Agreement, and its successors and permitted assigns thereunder.

“Electronic Tracking Agreement” shall mean the Electronic Tracking Agreement, dated as of August 21, 2017, among the Seller, the Buyer, the Electronic Agent and MERS, as the same shall be amended, supplemented or otherwise modified from time to time.

“Eligible Mortgage Loans” shall have the meaning assigned thereto in the Pricing Side Letter.

“EPD Loan” means a mortgage loan as to which the mortgagor has not timely made the first three monthly payments following the origination date of such mortgage loan, irrespective of any applicable grace period.

“EPD Platform Ratio” means, as of any date, the ratio of (i) the aggregate original principal balance of all EPD Loans originated or acquired by the Seller Parties or their Affiliates in the twelve (12) months preceding such date to (ii) the aggregate original principal balance of all loans originated or acquired by such parties or Affiliates during such period.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which the Seller or the Guarantor is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which the Seller or the Guarantor is a member.

“Escrow Agreement” shall mean that certain Escrow Agreement dated as of November 3, 2016, among the Seller and its warehouse providers, as amended and restated from time to time.

“Estimated Funding Notice” shall mean a notice in the form of Exhibit B to be sent to Buyer pursuant to Section 2.02(a) hereof.

“Eurocurrency Liabilities” shall have the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Event of Default” shall have the meaning provided in Section 8 hereof.

“Exception” shall have the meaning specified in the Custodial Agreement.

“Exception Report” shall mean the portion of the Mortgage Loan Schedule and Exception Report detailing Exceptions in respect of each Mortgage Loan.

“Excess Proceeds” shall have the meaning provided in Section 2.05(d) hereof.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Buyer or other recipient of any payment hereunder or required to be withheld or deducted from a payment to Buyer or such other recipient:  (a) Taxes imposed on (or measured by) net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of Buyer or such other recipient being organized under the laws of, or having its principal office or, in the case of Buyer, its applicable lending office located in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of Buyer, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Buyer with respect to an applicable interest in any Repurchase Document pursuant to a law in effect on the date on which (i) Buyer acquires such interest in the Repurchase Agreement or (ii) Buyer changes its lending office, except in each case to the extent that, pursuant to Section 3.03(e), amounts with respect to such Taxes were payable either to Buyer's assignor immediately before Buyer became a party hereto or to Buyer immediately before it changed its lending office; (c) any Tax that is attributable to the failure of Buyer or other recipient of any payment hereunder to comply with relevant requirements set forth in either Section 3.03(e)(v) or Section 3.03(i); (d) any Taxes imposed under FATCA.

“Fannie Mae” shall mean the Federal National Mortgage Association, or any successor thereto.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code.

“Federal Funds Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Buyer from three federal funds brokers of recognized standing selected by it.

“FHA” shall mean the Federal Housing Administration, an agency within the United States Department of Housing and Urban Development, or any successor thereto and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

“FHA Approved Mortgagee”  shall mean an institution which is approved by FHA to act as servicer and mortgagee of record pursuant to FHA Regulations.

“FHA Insurance Contract”  shall mean the contractual obligation of FHA respecting the insurance of an FHA Loan pursuant to the National Housing Act, as amended.

“FHA Loan” shall mean a Mortgage Loan that is the subject of an FHA Insurance Contract as evidenced by a Mortgage Insurance Certificate.

“FHA Regulations” shall mean the regulations promulgated by HUD under the National Housing Act, codified in 24 Code of Federal Regulations, and other HUD issuances relating to FHA Loans, including the related handbooks, Circulars, Notices and Mortgagee Letters.

~~“FHA §203(k) Loan” shall mean a~~ closed-end first lien FHA Loan with the following characteristics:

(a)      a portion of the proceeds of which will be used for the purpose of rehabilitating or repairing the related single family property;

(b)      which satisfies the definition of “rehabilitation loan” under 24 C.F.R. 203.50(a); and

(c)      the payment of which is insured by the FHA under the National Housing Act or with respect to which a current binding and enforceable commitment for such insurance has been issued by the FHA.

“Financial Covenants” shall mean each of the covenants defined as such Section 6.35 of this Agreement.

“FIRREA” shall mean The Financial Institutions Reform, Recovery and Enhancement Act of 1989, as amended.

“Freddie Mac” shall mean the Federal Home Loan Mortgage Corporation, or any successor thereto.

“Funding Bank” shall mean Wells Fargo Bank, N.A., or such other party upon whom Buyer and Seller may mutually agree.

“Funding Deposit Account” shall mean the non-interest bearing funding deposit account established and maintained by Wells Fargo Bank, N.A., which includes any distinct subaccounts thereof, if applicable, bearing account number 3970771416, for further credit to 49140102, Corporate Trust Clearing.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States.

“Ginnie Mae” shall mean the Government National Mortgage Association, or any successor thereto.

“Government Mortgage Loan” shall mean an FHA Loan, VA Loan or RHS Loan.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision, agency or instrumentality thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator, accounting board or authority having jurisdiction over the Seller, any of its Subsidiaries or any of its properties.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances for delinquent taxes and insurance or other obligations in respect of a Mortgaged Property, to the extent required by the Buyer.  The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.  The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guarantor” shall mean Private National Mortgage Acceptance Company, LLC, its successors and permitted assigns.

“Guaranty” shall mean the Guaranty Agreement, dated as of the date hereof, by Guarantor in favor of Buyer, as such agreement may be amended or modified from time to time in accordance with its terms.

“Guidelines” shall mean the Mortgage Loan “Product Profiles” and “Seller Guide”, available on PMC’s website (https://www.gopennymac.com/), setting forth the terms on which correspondents may sell Mortgage Loans to PMC, which comply with all current requirements of Fannie Mae, Freddie Mac and Ginnie Mae, in effect as of the date of this Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Haircut” shall mean, with respect to a Mortgage Loan and as shall be detailed in the related Transaction Request, the excess of (i) the amount required to be paid to the Qualified Originator as the purchase price for, and (without duplication), to obtain release from the related Warehouse Lender of, the Mortgage Loan over (ii) the related Purchase Price.

“High Cost Mortgage Loan” means a Mortgage Loan (a) classified as a “high cost” loan under the Home Ownership and Equity Protection Act of 1994; (b) classified as a “high cost,” “threshold,” “covered,” or “predatory” loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees); or (c) having a percentage listed under the Indicative Loss Severity Column (the column that appears in the S&P Anti-Predatory Lending Law Update Table, included in the then-current S&P’s LEVELS® Glossary of Terms on Appendix E).

“Income” shall mean, with respect to any Mortgage Loan at any time, any principal and/or interest thereon and all dividends, sale proceeds (including, without limitation, any proceeds from the liquidation or securitization of such Mortgage Loan or other disposition thereof), rent and other collections and distributions thereon (including, without limitation, any proceeds received in respect of mortgage insurance), but not including any commitment fees, origination fees and/or servicing fees accrued in respect of periods on or after the initial Purchase Date with respect to such Mortgage Loan.

“Indebtedness” shall mean, for any Person without duplication: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days after the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (g) indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; and (i) indebtedness of general partnerships of which such Person is a general partner.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Seller hereunder and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Intangible Assets” shall mean the excess of the cost over book value of assets acquired, patents, trademarks, trade names, copyrights, franchises and other intangible assets (excluding in any event the value of any residual securities and the value of any owned or purchased mortgage servicing rights and owned or purchased excess mortgage servicing rights).

“Intercreditor Agreement” shall mean that certain Third Amended and Restated Intercreditor Agreement dated as of November 3, 2016, among the Seller and its warehouse providers, as amended and restated from time to time.

“Interest Rate Protection Agreement” shall mean, with respect to any or all of the Mortgage Loans, the pro rata portion of any short sale of US Treasury Securities, futures contract, mortgage related security, eurodollar futures contract, options related contract, interest rate swap, cap or collar agreement or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by the Seller and an Affiliate of the Buyer, and specifically attributable to such Mortgage Loans.

“Irrevocable Closing Instructions”: Closing instructions, including wire instructions, in the form of Exhibit E issued in connection with funds disbursed for the funding, from time to time, of new origination Wet-Ink Mortgage Loans or Dry Mortgage Loans as to which the origination funds are being remitted to the closing table.

“JSACA” shall mean that certain Third Amended and Restated Joint Securities Account Control Agreement dated as of November 3, 2016, among the Seller and its warehouse providers, as amended and restated from time to time.

“LIBOR Rate” shall mean with respect to each day during each Calculation Period, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

 LIBOR Base Rate
1.00 – LIBOR Rate Reserve Percentage

“LIBOR Rate Reserve Percentage” shall mean, for any Calculation Period, the reserve percentage applicable two Business Days before the first day of such Calculation Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor thereto) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York, New York with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Transactions is determined) having a term comparable to such Calculation Period.  As of the Effective Date, the LIBOR Rate Reserve Percentage shall be deemed to be zero.

“Lien” shall mean any mortgage, lien, pledge, charge, security interest or similar encumbrance.

“Liquidity” shall mean with respect to any Person, the sum of (i) its unrestricted cash, plus (ii) its unrestricted Cash Equivalents, plus (iii) the aggregate amount of unused capacity available to such Person (taking into account applicable haircuts) under committed mortgage loan warehouse and servicer advance facilities for which such Person has unencumbered eligible collateral to pledge thereunder.

“Loan Guaranty Certificate” shall mean, with respect to any VA Loan, the physical or electronic certificate evidencing the VA Loan Guaranty Agreement.

“Loan Loss Reserves” shall mean funds held by the Seller to cover potential losses in connection with the mortgage loans owned in the Seller’s portfolio, including without limitation any amounts required to be maintained and held as a loan loss reserve in accordance with GAAP and any other regulatory requirement applicable to the Seller.

“Margin Base” shall mean the aggregate Recognized Value of all Mortgage Loans.

“Margin Call”:  a margin call, as defined and described in Section 2.10(a) hereof.

“Margin Call Reserve Account”:  The non-interest bearing margin call reserve account established and maintained by Wells Fargo Bank, N.A., which includes any distinct subaccounts thereof, if applicable, bearing account number 3970771416, reference:  77369401, for further credit to 49140103.

“Margin Deficiency” shall have the meaning provided in Section 2.10(a) hereof.

“Margin Payment Deadline” shall mean (i) if Buyer notifies Seller of a Margin Deficiency by 11:00 a.m. (New York City time) on a Business Day, the close of business on such

Business Day, and (ii) if such notice is given later than such time, by the close of business on the following Business Day.

“Margin Threshold” means $250,000.00

“Market Value” shall mean, as of any date with respect to any Eligible Mortgage Loan or Mortgage Loan, the bid-side fair market value of such Eligible Mortgage Loan or Mortgage Loan in an arms-length transaction between two consenting parties as determined by the Buyer its sole good faith discretion (but without any reduction for Rejected Characteristics of Mortgage Loans whose initial Purchase Date predated the Rejected Characteristics), which price may be determined to be zero.  The Buyer’s determination of Market Value shall be conclusive upon the parties absent manifest error on the part of the Buyer.  For the purpose of determining the related Market Value, the Buyer shall have the right to request at any time from the Seller, an updated valuation for each Mortgage Loan, in a form acceptable to the Buyer in its sole good faith discretion.  The Market Value shall be deemed to be zero with respect to (i) each Mortgage Loan for which such valuation is not provided as promptly as is commercially reasonable and (ii) each Mortgage Loan that is not an Eligible Mortgage Loan.

“Master Trust Receipt” shall have the meaning provided thereto in the Custodial Agreement.

“Material Adverse Effect” shall mean a material adverse effect on (a) the Property, business, operations, financial condition or prospects of the Seller or the Guarantor, (b) the ability of the Seller or the Guarantor, to perform its obligations under any of the Repurchase Documents to which it is a party, (c) the validity or enforceability of any of the Repurchase Documents, (d) the rights and remedies of the Buyer under any of the Repurchase Documents, (e) the timely payment of the Repurchase Price or the Price Differential on the Transactions or other amounts payable in connection therewith or (f) the Purchased Items taken as a whole.

“Maximum Amount” shall mean $750,000,000.

“Maximum Dwell Time” shall mean, for any Wet-Ink Mortgage Loan (if applicable), seven (7) calendar days from the related Purchase Date.

“MBS” shall mean a mortgage pass-through security, collateralized mortgage obligation, real estate mortgage investment conduit or other security that (or, as the context requires, securities each of which) is (i) either issued by the Seller and fully guaranteed by Ginnie Mae or issued and fully guaranteed as to timely payment of interest and payment of principal by Fannie Mae or Freddie Mac, (ii) provides for payment by its issuer to its holder of specified principal installments and/or a fixed or floating rate of interest on the unpaid balance and for all prepayments to be passed through to the holder, (iii) issued in book-entry form and (iv) based on and backed by a pool of Mortgage Loans, in substantially the principal amount and with substantially the other terms as specified with respect to such MBS in the related Takeout Commitment.

“MERS” shall mean Mortgage Electronic Registration Systems, Inc., or any successor.

“MERS Designated Mortgage Loan” shall have the meaning assigned to such term in Section 3 of the Electronic Tracking Agreement.

“MERS Procedures Manual” shall mean the MERS Procedures Manual attached as Exhibit B to the Electronic Tracking Agreement, as it may be amended, supplemented or otherwise modified from time to time.

“MERS® System” shall mean the Electronic Agent’s mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

“Monitor” shall mean the independent monitor appointed pursuant to the terms of the Settlement Agreement, initially Michael Bresnick.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean the mortgage, deed of trust or other instrument securing a Mortgage Note, which creates either a first lien on the fee in real property securing the Mortgage Note or a first lien on the related Cooperative Shares and Proprietary Lease.

“Mortgage File” shall have the meaning assigned thereto in the Custodial Agreement.

“Mortgage Insurance Certificate” shall mean the physical or electronic certificate evidencing an FHA Insurance Contract.

“Mortgage Loan” shall mean each mortgage loan sold by the Seller on a servicing-released basis to the Buyer in Transactions hereunder and which the Custodian has been instructed to hold for the Buyer pursuant to the Custodial Agreement, including, without limitation, the Mortgage Note and related Mortgage, and all right, title and interest of the Seller in and to the Mortgaged Property covered by such Mortgage, together with the related Records, the related Servicing Rights (which, for the avoidance of doubt, were sold by the Seller and purchased by the Buyer on the related Purchase Date), the related Takeout Commitment, if any, and with respect to such loan, any related FHA Insurance Contract, any related VA Loan Guaranty Agreement, any related Rural Housing Service Guaranty, the Seller’s rights under any related escrow letter and/or insured closing letter, the Seller’s rights under any takeout commitment related to such loan and other Purchased Items with respect to such loan, such other property, rights, titles or interest as are specified on a Transaction Request, and all instruments, chattel paper, and general intangibles comprising or relating to all of the foregoing.

“Mortgage Loan Data File” shall mean a computer-readable file containing information with respect to each Mortgage Loan, to be delivered by the Seller to the Buyer pursuant to Section 2.02(a) hereof, the data fields of which are identified on Annex I to the Custodial Agreement.

“Mortgage Loan Documents” shall mean, with respect to each Mortgage Loan, the documents comprising the Mortgage File for such Mortgage Loan, as applicable.

“Mortgage Loan Schedule” shall have the meaning assigned thereto in the Custodial Agreement.

“Mortgage Loan Schedule and Exception Report” shall mean the Custodian Mortgage Loan Schedule and Exception Report described in the Custodial Agreement.

“Mortgage Note” shall mean the original executed promissory note or other evidence of the indebtedness of a mortgagor/borrower with respect to a Mortgage Loan.

“Mortgage Note Interest Rate” shall mean the annual rate of interest borne on the Mortgage Note.

“Mortgaged Property” shall mean the real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral securing repayment of the debt evidenced by a Mortgage Note or, in the case of any Cooperative Mortgage Loan, the Cooperative Shares and the Proprietary Lease.

“Mortgagor” shall mean the obligor on a Mortgage Note.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by the Seller or the Guarantor, or any ERISA Affiliate and that is covered by Title IV of ERISA.

“Net Income” shall mean, for any period, the net income of the Seller for such period as determined in accordance with GAAP.

“Non-Recourse Debt” shall mean Indebtedness payable solely from the assets sold or pledged to secure such Indebtedness and under which Indebtedness no party has recourse to Sellers, Guarantors or any of their Affiliates if such assets are inadequate or unavailable to pay off such Indebtedness, and neither Sellers, Guarantors nor any of their Affiliates effectively has any obligation to directly or indirectly pay any such deficiency.

“Other Connection Taxes” means, with respect to any Buyer or other recipient of any payment hereunder, Taxes imposed as a result of a present or former connection between such Buyer or other recipient and the jurisdiction imposing such Tax (other than connections arising from such Buyer or other recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Repurchase Document, or sold or assigned an interest in any Repurchase Document).

“Other Mortgage Loan Documents”:  In addition to the Mortgage Loan Documents, with respect to any Mortgage Loan, the following:  (a) the original recorded Mortgage, if not included in the Mortgage Loan Documents; (b) a copy of the preliminary title commitment showing the policy number or preliminary attorney’s opinion of title and the original policy of mortgagee’s title insurance or unexpired commitment for a policy of mortgagee’s title insurance, if not included in the Mortgage Loan Documents; (c) the original or a true and correct copy of the Closing Protection Letter and a copy of the Irrevocable Closing Instructions; (d) the original FHA certificate of insurance or commitment to insure, the VA certificate of guaranty or commitment to guaranty, the Rural Housing Service Loan Guaranty and the Insurer’s certificate or commitment to insure, as applicable; (e) the survey, flood certificate, hazard insurance policy and flood insurance policy, as applicable; (f) the original of any assumption, modification, consolidation or extension agreements, with evidence of recording thereon or copies stamp certified by an authorized officer of Seller to have been sent for recording, if any; (g) copies of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy; (h) the loan application; (i) verification of the Mortgagor’s employment and income, if applicable; (j) verification of the source and amount of the down payment; (k) credit report on Mortgagor; (l) appraisal of the Mortgaged Property (or in the case of any [HARP Mortgage Loan], an appraisal or a waiver thereof, and/or a point value estimate, as permitted by the applicable Agency Guides); (m) the original executed disclosure statement; (n) tax receipts, insurance premium receipts, ledger sheets, payment records, insurance claim files and correspondence, current and historical computerized data files, underwriting standards used for origination and all other related papers and records; (o) the original of any guarantee executed in connection with the Mortgage Note (if any); (p) the original of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage; (q) all copies of powers of attorney or similar instruments, if applicable; (r) copies of all documentation in connection with the underwriting and origination of any Mortgage Loan that evidences compliance with the “Ability to Repay Rule” and the “QM Rule”; and (s) all other documents relating to the Mortgage Loan.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Repurchase Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Payment Date” shall mean, with respect to each Transaction, the 5th Business Day of each calendar month, commencing with the first such date after the initial Purchase Date.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

“PFSI” shall mean PennyMac Financial Services, Inc.

“Plan” shall mean an employee benefit or other plan established or maintained by the Seller or the Guarantor or any ERISA Affiliate and covered by Title IV of ERISA, other than a Multiemployer Plan.

“PLS Purchase and Repo” shall mean the purchase by Seller from PMC of Mortgage Loans that are the subject of Transactions hereunder.

“PMC” shall mean PennyMac Corp., a Delaware corporation, or any successor.

“PMC Pledge Agreement” means a pledge agreement by and between PMC and Buyer in the form of Exhibit Q, as amended, restated, supplemented, or otherwise modified from time to time.

“PMC Pledged Collateral” has the meaning assigned to the term “Pledged Collateral” in the PMC Pledge Agreement.

“Post-Default Rate” shall have the meaning assigned thereto in the Pricing Side Letter.

“Predatory Lending Practices” means any and all underwriting and lending policies, procedures and practices defined or enumerated as predatory, abusive, high cost, covered, high risk or any other comparable term, no matter how defined in any local or municipal ordinance or regulation or any state or federal regulation or statute prohibiting, limiting or otherwise relating to the protection of consumers from such policies, procedures and practices.  Such policies, practices and procedures may include, without limitation, charging excessive loan, broker, and closing fees, charging excessive rates of loan interest, making loans without regard to a consumer’s ability to re-pay the loan, refinancing loans with no material benefit to the consumer, charging fees for services not actually performed, discriminating against consumers on the basis of race, gender, or age, failing to make proper disclosures to the consumer of the consumer’s rights under federal and state law, and any other predatory lending policy, practice or procedure as defined by ordinance, regulation or statute.

“Prescribed Laws” shall mean, collectively, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the USA PATRIOT Act), (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et. seq. and (d) all other Requirements of Law relating to money laundering or terrorism, including without limitation, the USA PATRIOT Act and all regulations and executive orders promulgated with respect to money laundering or terrorism, including, without limitation, those promulgated by the Office of Foreign Assets Control of the United States Department of the Treasury.

“Price Differential” means, with respect to any Transaction hereunder as of any date, the aggregate amount obtained by daily application of the Pricing Rate (or, during the continuance of an Event of Default, the Post-Default Rate) for such Transaction to the Purchase Price for such Transaction during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the related Repurchase Date (reduced by any amount of such Price Differential previously paid by the Seller to the Buyer with respect to such Transaction).

“Pricing Rate” shall have the meaning assigned thereto in the Pricing Side Letter.

“Pricing Side Letter” shall mean the pricing side letter, dated as of the date hereof, among the Seller and the Buyer, as the same may be amended, supplemented or modified from time to time.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Proprietary Lease” shall mean a lease on (or occupancy agreement with respect to) a Cooperative Unit evidencing the possessory interest of the owner of the Cooperative Shares or the Seller in such Cooperative Unit.

“Purchase Advice” shall have the meaning provided in Section 2.05(d) hereof.

“Purchase Advice Deficiency” shall have the meaning provided in Section 2.05(d) hereof.

“Purchase Date” shall mean the date on which a Transaction is entered into hereunder.

“Purchase Price” shall mean, with respect to each Mortgage Loan, on each Purchase Date therefor, an amount equal to the product of (x) the Applicable Purchase Rate times (y) the Asset Value of such Mortgage Loan.

“Purchased Items” shall have the meaning provided in Section 4.01(b) hereof.

“Qualified Originator” shall mean the Seller or a correspondent of PMC approved by PMC pursuant to a process and standards approved by the Buyer.  Buyer may withdraw its approval of any approved correspondent if Buyer becomes aware of any facts or circumstances at any time related to such approved correspondent which Buyer determines materially and adversely affects the approved correspondent or otherwise makes the approved correspondent unacceptable as an originator.

“Recognition Agreement” shall mean, with respect to a Cooperative Mortgage Loan, an agreement executed by a Cooperative Corporation which, among other things, acknowledges the lien of the Mortgage on the Mortgaged Property in question.

“Recognized Value” shall mean, with respect to each Eligible Mortgage Loan the Applicable Purchase Rate multiplied by the least of (a) the Market Value of such Eligible Mortgage Loan, (b) the outstanding principal balance of such Eligible Mortgage Loan and (c) the Cost-Basis Value of such Eligible Mortgage Loan.  Recognized Value shall be zero with respect to each loan that is not an Eligible Mortgage Loan.

“Records” shall mean, with respect to any Mortgage Loan, all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by the Seller or any other person or entity with respect to a Mortgage Loan.  Records shall include without limitation, the Mortgage Notes, any Mortgages, the Mortgage Loan Documents, the Servicing File, the Servicing Records and any other instruments necessary to document or service a Mortgage Loan, including, without limitation, the complete payment and modification history of each Mortgage Loan.

“Regulatory Capital Event” means, a determination made by Buyer in good faith that, due to the introduction of, any change in, or required change in compliance by Buyer, only to the extent imposed by a Governmental Authority, quasi-governmental authority, regulatory body or other external organization that is not an Affiliate of Buyer, with (i) any eurocurrency reserve requirement or (ii) the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) (A) there shall be a significant increase in the cost to Buyer in engaging in the present or any future Transactions or (B) that Buyer is not permitted to continue to be Buyer under this Agreement.

“Related Credit Enhancement” shall have the meaning assigned to such term in Section 4.01(c).

“Regulation T, U or X” shall mean Regulation T, U or X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Rejected Characteristics” shall have the meaning provided in Section 7.09 hereof.

“Related Intercreditor Contracts” shall mean the Escrow Agreement, the JSACA and the Intercreditor Agreement.

“Remittance Amount” shall have the meaning provided in Section 2.05(d) hereof.

“Reportable Event” shall mean any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .21, .22, .23, .24, .28, .29, .31, or .32 of PBGC Reg. § 4043 (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Sections 302 or 303 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(c) of the Code).

“Repurchase Agreement” shall have the meaning assigned in the preamble paragraph hereof.

“Repurchase Date” shall mean the earliest of (i) the date occurring not more than ninety (90) days past the origination date for the Mortgage Loan, (ii) such earlier date provided under the terms of this Repurchase Agreement, or (iii) the Termination Date.

“Repurchase Documents” shall mean, collectively, this Repurchase Agreement, the Custodial Agreement, the Pricing Side Letter, the Disbursement Agent Agreement, the PMC Pledge Agreement, the Related Intercreditor Contracts, the Electronic Tracking Agreement, each Transaction Request, each Confirmation, each Servicing Agreement, each Servicer Notice and Agreement, each Takeout Agreement, the Blocked Account Agreement and any other related account control agreement.

“Repurchase Obligations” shall mean (a) all of the Seller’s obligation to pay the Repurchase Price on the Repurchase Date and other obligations and liabilities (including, without limitation, the obligation to pay any fees and expenses hereunder) of the Seller to the Buyer, its Affiliates, Custodian or any other Person arising under, or in connection with, the Repurchase Documents or directly related to the Mortgage Loans, whether now existing or hereafter arising; (b) any and all sums paid by the Buyer or on behalf of the Buyer pursuant to the Repurchase Documents in order to preserve any Mortgage Loan or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of the Seller’s indebtedness, obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Mortgage Loan, or of any exercise by the Buyer or any Affiliate of the Buyer of any of their respective rights under the Repurchase Documents, including without limitation, reasonable attorneys’ fees and disbursements and court costs; and (d) all of the Seller’s indemnity obligations to the Buyer pursuant to the Repurchase Documents.

“Repurchase Price” shall mean, with respect to each Mortgage Loan, the price at which such Mortgage Loan is to be transferred from the Buyer or its designee (including the Custodian) to the Seller upon termination of the related Transaction, which price will be determined in each case as the sum of the unpaid Purchase Price related to such Mortgage Loan, the amount of unpaid Price Differential that has accrued with respect to such Transaction and the amount of any fees or expenses due and payable under the Repurchase Documents.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law (including, without duplication, Prescribed Laws and all laws with respect to unfair and deceptive lending practices and Predatory Lending Practices), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, as to any Person, the chief executive officer, the chief financial officer, the chief accounting officer, the treasurer or the chief operating officer of such Person or such other officer designated as an authorized signatory in such Person’s governing documents; provided, that in the event any such officer is unavailable at any time he or she is required to take any action hereunder, Responsible Officer shall mean any officer authorized to act on such officer’s behalf as demonstrated by a certificate of corporate resolution.

“RHS Loan” shall mean a Mortgage Loan originated in accordance with the Rural Housing Service Section 502 Single Family Housing Guaranteed Loan Program, which Mortgage Loan is subject to a Rural Housing Service Guaranty and eligible for delivery to an Agency for inclusion in a securitized loan pool.

“Rural Housing Service” shall mean the Rural Housing Service of the USDA.

“Rural Housing Service Approved Lender” shall mean a lender which is approved by Rural Housing Service to act as a lender in connection with the origination of RHS Loans.

“Rural Housing Service Guaranty” shall mean with respect to a RHS Loan, the agreements evidencing the guaranty of such Loan by the Rural Housing Service.

“Rural Housing Service Regulations” shall mean the regulations, guidelines, instructions, policies and procedures adopted and implemented by the Rural Housing Service and applicable to (i) the origination and servicing of RHS Loans and (ii) the issuance and validity of Rural Housing Service Guaranties, in each case as such regulations, guidelines, instructions, policies and procedures may be revised or modified and in effect from time to time.

“Section 404 Notice” shall mean the notice required pursuant to Section 404 of the Helping Families Save Their Homes Act of 2009 (P.L. 111-22), which amends 15 U.S.C. Section 1641 et seq., to be delivered by a creditor that is an owner or an assignee of a mortgage loan to the related Mortgagor within thirty (30) days after the date on which such mortgage loan is sold or assigned to such creditor.

“S&P” shall mean Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Security Agreement” shall mean the specific security agreement creating a security interest on and pledge of the Cooperative Shares and the appurtenant Proprietary Lease securing a Cooperative Mortgage Loan.

“Seller” shall have the meaning provided in the introductory paragraph hereof.

“Seller Parties” shall mean the Seller and the Guarantor.

“Servicer” shall mean Seller or any other third party servicer as provided by Section 13.22(c) hereof.

“Servicer Notice and Agreement” shall have the meaning provided in Section 13.22(c) hereof.

“Servicer Report” shall mean a list (in computer readable form) of Mortgage Loans serviced by the Servicer, providing as to each such Mortgage Loan the applicable information reasonably agreed upon by the Buyer and the Seller.

“Servicing Agreement” shall have the meaning provided in Section 13.22(c) hereof.

“Servicing Records” shall have the meaning provided in Section 13.22(b) hereof.

“Servicing Rights” shall mean contractual, possessory or other rights of the Seller or any other Person to service or subservice a Mortgage Loan, whether arising under the Servicing Agreement, the Custodial Agreement or otherwise, to administer or service a Mortgage Loan or to possess related Servicing Records.

“Settlement Agreement” shall mean that certain settlement agreement among Deutsche Bank AG, its current and former Subsidiaries and Affiliates, ACE Securities Corp. and the United

States of America, acting through the United States Department of Justice, dated as of January 17, 2017.

“Settlement Date” shall mean, with respect to any Mortgage Loan, the actual date on which the Takeout Price for such Mortgage Loan is received by the Buyer, for the benefit of the Buyer or the Seller pursuant to a Takeout Commitment, or on which the purchase price paid for such Mortgage Loan by the Takeout Investor is otherwise received by the Buyer, for the benefit of the Buyer or the Seller.

“Single Employer Plan” shall mean as to any Person any Plan of such Person which is not a Multiemployer Plan.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“System” shall mean all hardware or software, or any system consisting of one or more thereof, including, without limitation, any and all enhancements, upgrades, customizations, modifications and the like utilized by any Person for the benefit of such Person to perform its obligations and to administer and track, store, process, provide, and where appropriate, insert, true and accurate dates and calculations for dates and spans with respect to the Mortgage Loans.

“System of Record Provider”:  CoreLogic Solutions, LLC, or any successor system of record provider designated by Buyer in its sole and absolute discretion.

“Takeout Assignment” shall mean an assignment executed by the Seller, whereby the Seller irrevocably assigns its rights and obligations under a Takeout Commitment, and which assignment shall be substantially in the form and content of Exhibit H hereto.

“Takeout Commitment” shall mean a commitment of the Seller to either (a) sell one of more identified Mortgage Loans to a Takeout Investor or (b) (i) swap one or more identified Mortgage Loans with a Takeout Investor that is the Agency for a MBS, and (ii) sell the related MBS to a Takeout Investor, and in each case, the corresponding Takeout Investor’s commitment back to such Seller to effectuate any of the foregoing, as applicable.  With respect to any Takeout Commitment with the Agency, the applicable agency documents list Custodian as either the sole subscriber or the securities intermediary.

“Takeout Investor” shall mean a securities broker-dealer, Agency or other institution, reasonably acceptable to the Buyer, which has made a Takeout Commitment.

“Takeout Price” shall mean as to each Takeout Commitment the purchase price (expressed as a percentage of par) set forth therein.

“Takeout Proceeds” shall mean as to each Mortgage Loan which is subject to a Takeout Commitment, the actual amount of proceeds delivered to the Buyer, for the account of the Buyer, by the applicable Takeout Investor for the purchase of such Mortgage Loan.

“Takeout Proceeds Identification Letter” shall mean a takeout proceeds identification letter, substantially in the form of Exhibit K hereto.

“Tangible Net Worth” shall mean, as of a particular date,

(a)      all amounts which would be included under equity on a balance sheet of the Seller or the Guarantor, as applicable, at such date, determined in accordance with GAAP, less

(b)      (i) amounts owing to the Seller or the Guarantor, as applicable, from Affiliates and (ii) Intangible Assets.

“Taxes” means any and all present or future taxes (including value added taxes), levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges), withholdings or other charges imposed by any Governmental Authority.

“Termination Date”  means the earliest to occur of (i) the date which is six (6) months after the Effective Date, provided that such date shall be automatically extended for an additional day on each day after the Effective Date unless Buyer delivers a termination notice to Seller in which case the Termination Date determined under this clause (i) shall be six (6) months after the date of such notice; (ii) the occurrence of an Event of Default; or (iii) the date which is twenty-four (24) months after the Effective Date.

“Title Inquiry” means any of the following initiated by Buyer: (a) review title and identify any clouds, encumbrances, vesting errors, exceptions, or other items that may affect marketability and/or insurability based upon the title review guidelines; and (b) title curative services.

“Total Indebtedness” shall mean, for any period, the aggregate Indebtedness (on and off balance sheet and excluding (A) Non-Recourse Debt, including any securitization debt that is Non-Recourse Debt, and (B) any intercompany debt eliminated in consolidation) of the Seller or Guarantor, as applicable, during such period less the amount of any nonspecific balance sheet reserves maintained in accordance with GAAP.

“Transaction” shall have the meaning provided in the Recitals hereof and in Section 2.02(d).

“Transaction Request” shall mean a Transaction Request substantially in the form of Exhibit C attached hereto.

“Underwriting Guidelines” shall mean the standards, procedures and guidelines of Seller for underwriting Mortgage Loans, which are set forth in the written policies and procedures of Seller, the Fannie Mae Single-Family Selling and Servicing Guide, the Freddie Mac Single-Family Seller/Servicer Guide, FHA Underwriting Guidelines, USDA Underwriting Guidelines or VA Underwriting Guidelines, and such other guidelines, which Underwriting Guidelines shall be provided to Buyer by Seller in accordance with Section 5.01(h) hereof.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest or the renewal or enforcement thereof in any Purchased Items is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the

Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“USDA” shall mean the United States Department of Agriculture.

“U.S. Tax Compliance Certificate” has the meaning assigned thereto in Section 3.03(e)(v)(B) hereof.

“VA” shall mean the U.S. Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Secretary of Veterans Affairs.

“VA Approved Lender” shall mean a lender which is approved by VA to act as a lender in connection with the origination of VA loans.

“VA Loan” shall mean a Mortgage Loan that, as of the closing of such Mortgage Loan, is the subject of a VA Loan Guaranty Agreement and that will be evidenced by a physical or electronic Loan Guaranty Certificate delivered after closing of such Mortgage Loan.

“VA Loan Guaranty Agreement” shall mean the obligation of the United States to pay a specific percentage of a Mortgage Loan (subject to a maximum amount) upon default of the Mortgagor pursuant to the Servicemen’s Readjustment Act, as amended.

“VA Regulations” shall mean the regulations promulgated by the Veterans Administration pursuant to the Serviceman’s Readjustment Act, as amended, codified in 36 Code of Federal Regulations, and other VA issuances relating to VA loans, including related Handbooks, Circulars and Notices.

“Warehouse Lender” shall mean any lender providing financing to a Qualified Originator for the purpose of originating Mortgage Loans to be sold to Seller, which lender has a security interest in such Mortgage Loans to be purchased by Buyer from Seller.

“Warehouse Lender’s Release” shall mean a letter, in the form Exhibit 15 of the Custodial Agreement, from a Warehouse Lender to Buyer, unconditionally releasing all of Warehouse Lender’s right, title and interest in certain Mortgage Loans identified therein upon receipt by such Warehouse Lender of payment.

“Warehouse Lender’s Wire Instructions” shall mean the wire instructions, set forth in the related Warehouse Lender’s Release, from a Warehouse Lender to Buyer, setting forth wire instructions for all amounts due and payable to such Warehouse Lender.

“Wet-Aged Report” shall have the meaning specified in the Custodial Agreement.

“Wet-Ink Mortgage Loan” shall mean a Mortgage Loan originated by the Seller as to which the Custodian has not yet received the related Mortgage File.  A Mortgage Loan shall cease to be a Wet-Ink Mortgage Loan on the date on which the Buyer has received a Mortgage Loan Schedule and Exception Report from the Custodian with respect to such Mortgage Loan confirming that the Custodian has physical possession of the related Mortgage File (as defined in the Custodial Agreement) and that there are no Exceptions (as defined in the Custodial Agreement) with respect to such Mortgage Loan. No Mortgage Loan that is table-funded by any third party shall be eligible as a Wet-Ink Mortgage Loan under this Repurchase Agreement.

“Wet-Ink Transaction” shall mean a Transaction in which a Wet-Ink Mortgage Loan is one of the Mortgage Loans.  A Wet-Ink Transaction shall cease to be a Wet-Ink Transaction on the date that the underlying Wet-Ink Mortgage Loan ceases to be a Wet-Ink Mortgage Loan (in accordance with the definition thereof).

“Wire-out Account” shall mean the account defined and provided for as the “Haircut Account” in the Disbursement Agent Agreement.

“Whole Loan Transfer” shall mean the sale or transfer of some or all of the Mortgage Loans to a Takeout Investor in a whole loan transaction.

1.02      Accounting Terms and Determinations.  Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Buyer hereunder shall be prepared, in accordance with GAAP.

1.03      Interpretation.  The following rules of this subsection 1.03 apply unless the context requires otherwise or as otherwise provided in this Repurchase Agreement.  A gender includes all genders.  Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.  A reference to a subsection, Section, Annex or Exhibit is, unless otherwise specified, a reference to a Section of, or annex or exhibit to, this Repurchase Agreement.  A reference to an agreement or document (including any Repurchase Document) is to the agreement or document as amended, modified, novated, supplemented or replaced, except to the extent prohibited thereby or by any Repurchase Document and in effect from time to time in accordance with the terms thereof.  A reference to legislation or to a provision of legislation includes any amendment, modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.  A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing.  The words “hereof,” “herein,” “hereunder” and similar words refer to this Repurchase Agreement as a whole and not to any particular provision of this Repurchase Agreement.  The term “including” is not limiting and means “including without limitation.”  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

Except where otherwise provided in this Repurchase Agreement, any determination, consent, approval, statement or certificate made or confirmed in writing with notice to the Seller by the Buyer or on the Buyer’s behalf or an authorized officer of the Buyer provided for in this Repurchase Agreement is conclusive and binds the parties in the absence of manifest error.  A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing related to such agreement.

This Repurchase Agreement is the result of negotiations among, and has been reviewed by counsel to, the Buyer and the Seller, and is the product of all parties.  In the interpretation of this Repurchase Agreement, no rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of this Repurchase Agreement or this Repurchase Agreement itself.  Except where otherwise expressly stated, the Buyer may give or withhold, or give conditionally, approvals and consents and may form opinions and make determinations at its absolute discretion.  Any requirement of good faith, discretion or judgment by the Buyer shall not be construed to require the Buyer to request or await receipt of information or documentation not immediately available from or with respect to the Seller, a servicer of the Mortgage Loans, any other Person or the Mortgage Loans themselves.

With respect to any Transaction, the Buyer may conclusively rely upon, and shall incur no liability to the Seller in acting upon, any request or other communication that the Buyer reasonably believes to have been given or made by a person authorized to enter into a Transaction on the Seller’s behalf.

Section 2.             Transactions, Repurchase and Margin Maintenance.

2.01      Policies and Procedures.

In connection with the Transactions contemplated hereunder, Seller shall comply in all material respects with all applicable policies and procedures of Buyer as may currently exist or as hereafter created.  Such policies and procedures may be in writing or otherwise provided to Seller.  Buyer shall have the right to change, revise, amend or supplement its policies and procedures from time to time to conform to current legal requirements or Buyer practices by giving prior written notice to Sellers of such changes, revisions, amendments or supplements; provided that (i) Sellers shall be given a commercially reasonable amount of time to implement such change, and (ii) such change shall not apply to Transactions entered into prior to the delivery of Buyer’s written notice pursuant to this Section 2.01 and in no event shall the change apply to any Transaction on a retroactive basis.

2.02      Request for Transaction; Mortgage Loan Data File.

(a)      Request for Transaction.  Seller shall request a Transaction by delivering to Buyer (i) an Estimated Funding Notice by 10:00 p.m. (New York City time) on the Business Day prior to the requested Purchase Date and (ii) electronically or in writing, a Transaction Request and a Mortgage Loan Data File for each loan intended to be the subject of the Transaction no later than three (3) hours prior to a requested Transaction and in any event no later than 3:00 p.m. (New York City time) on the requested Purchase Date.  Seller may request no more than three (3) Transactions on any Business Day.  Buyer shall be under no obligation to enter into any Transaction or Transactions requested by Seller.  Assuming the satisfaction of all conditions precedent set forth in Section 5 and as otherwise set forth in this Agreement, Buyer may confirm to Seller the terms of Transactions electronically or in writing (each, a “Confirmation”).  Buyer reserves the right to reject any Transaction Request that Buyer determines fails to comply with the terms and conditions of this Agreement or, subject to Section 3.1, Buyer’s then current policies and procedures.

(b)      Reserved.

(c)      Form of Transaction Request and Mortgage Loan Data File.  Buyer shall have the right to revise or supplement the form of the Transaction Request and/or Mortgage Loan Data File from time to time by giving prior written notice thereof to Seller and Seller shall incorporate such revision or supplement within one (1) Business Day; provided, that if such revision or supplement requires significant modification of Sellers’ systems and procedures relating to the production of the Mortgage Loan Data File, then Seller shall incorporate such revision or supplement no later than thirty (30) days following receipt of notice from Buyer.

(d)      PLS Purchase and Repo.  In connection with a PLS Purchase and Repo requested by Seller and confirmed and approved by Buyer, in each case in writing or electronically, (i) Seller and Buyer shall confirm in like manner with the Custodian that the related Mortgage Files are in Custodian’s possession pursuant to the Custodial Agreement, (ii) Seller and Buyer shall agree in like manner upon the increase in the Repurchase Price occasioned by such PLS Purchase and Repo and the assumption by Seller of the related Repurchase Obligation, and (iii) upon Buyer’s receipt and acceptance from the Custodian of the related Mortgage Loan Data File and Exception Report, the related Mortgage Loans shall be deemed subject to a Transaction as of such date.

2.03      Delivery of Mortgage Loan Documents.

(a)      Dry Mortgage Loans.  Prior to any Transaction related to a Dry Mortgage Loan, the applicable Seller shall deliver to Buyer or its Custodian, or authorize and direct the Closing Agent, the Qualified Originator or the Warehouse Lender to deliver to Buyer or its Custodian, the related Mortgage Loan Documents in accordance with and pursuant to the terms of Section 5.02 and the Custodial Agreement.

(b)      Wet-Ink Mortgage Loans.  With respect to a Transaction the subject of which is a Wet-Ink Mortgage Loan (if applicable), (i) Seller shall deliver to Buyer or its Custodian any Mortgage Loan Documents in such Seller’s possession, and (ii) such Seller shall authorize and direct the Closing Agent to deliver the related Mortgage Loan Documents directly to Buyer or its Custodian, in each case, within the Maximum Dwell Time in accordance with the terms of Section 5.02, Exhibit O hereof and the Custodial Agreement.

(c)      Government Mortgage Loans.  With respect to a Transaction the subject of which is a Government Mortgage Loan, Seller shall, at the request of Buyer, deliver to Buyer or its Custodian, as soon as reasonably practical following receipt by the Qualified Originator, the FHA Mortgage Insurance Contract, the VA Loan Guaranty Agreement or the Rural Housing Service Guaranty, as applicable, or evidence of such insurance or guaranty, as applicable, including proof of payment of the premium and the case number so Buyer can access the information on the computer system maintained by FHA, the VA or the Rural Housing Service.

2.04      Haircut.  With respect to each Transaction, Seller shall ensure that there are sufficient funds on deposit in the Wire-out Account such that following the withdrawal of the Haircut related to such Transaction by the Wire-out Agent, the balance of the Wire-out Account is equal to or greater than $0.00.

2.05      Wire-out Account.

(a)      Minimum Balance.  Seller shall cause the Disbursement Agent to establish and maintain a segregated time or demand deposit account for the benefit of Seller (the “Wire-out Account”) and Seller shall at all times maintain a balance in the Wire-out Account of not less than $0.00.

(b)      Deposits.  Seller shall deposit funds into the Wire-out Account in accordance with the terms of this Agreement, including, without limitation, Section 4(a) of the Disbursement Agent Agreement.

(c)      Failure to Maintain Balance.  If, at any time, Seller fails to maintain in the Wire-out Account a minimum balance of $0.00 as required hereunder and under the Custodial Agreement, Buyer shall have the right to immediately stop entering into Transactions with Seller that would require amounts from the Wire-out Account until such time as Seller has made an appropriate deposit into the Wire-out Account such that a minimum balance of $0.00 is on deposit in the Wire-out Account as required hereunder and the Custodial Agreement.

(d)      Location of Wire-out Account.  Seller shall not change the identity or location of the Wire-out Account without thirty (30) days prior notice to the Disbursement Agent.

2.06      Payment of Purchase Price.

(a)      Payment of Purchase Price.  On the Purchase Date for each Transaction, ownership of the related Mortgage Loans, including the related Servicing Rights, shall be transferred to Buyer against the simultaneous transfer of the Purchase Price to Seller and simultaneously with the delivery to Buyer (or the Custodian on its behalf) of the Mortgage Loans relating to each Transaction.  With respect to the Mortgage Loans being sold by Seller on the Purchase Date, Seller hereby sells, transfers, conveys and assigns to Buyer or its designee without recourse, but subject to the terms of this Agreement, all of Seller’s right, title and interest in and to the Mortgage Loans, including the related Servicing Rights, together with all right, title and interest of Seller in and to all amounts due and payable under the terms of such Mortgage Loans.

(b)      Methods of Payment.  On or prior to the Purchase Date for each Transaction, subject to the satisfaction of all conditions precedent set forth in Section 5.01 (with respect to the Initial Transaction) and Section 5.02 and as otherwise set forth in this Agreement, Buyer shall instruct the Disbursement Account Bank to remit by wire transfer of same day funds the Purchase Price for all Transactions to the Disbursement Account no later than two (2) hours prior to a requested Transaction for all Transactions where all conditions precedent set forth in Section 5.01 (with respect to the Initial Transaction) and Section 5.02 and as otherwise set forth in this Agreement have been satisfied.  Buyer shall not be obligated to comply with any Transaction Request received at any time after 3:00 p.m. (New York City time).  Upon receipt of such funds and the receipt of the Haircut with respect to such Transactions pursuant to Section 4(a) of the Disbursement Agent Agreement, as applicable, the Disbursement Agent shall remit such funds by wire transfer in accordance with Seller's wire instructions set forth in the applicable Transaction Request or to its Approved Payee, as applicable.  Notwithstanding the foregoing, following notice to Seller, Buyer shall not be obligated to direct the Disbursement Agent to pay, and the Disbursement Agent shall not be obligated to pay in accordance with such direction of Buyer, the Purchase Price and the related Haircut, as applicable, under any method of payment to any Closing Agent, Qualified Originator or Warehouse Lender that is not an Approved Payee.  Further, the payment of the Purchase Price and the related Haircut, as applicable, by the Disbursement Agent to any Closing Agent, Qualified Originator or Warehouse Lender that is not an Approved Payee shall not make such Closing Agent, Qualified Originator or Warehouse Lender an Approved Payee.  Any funds disbursed by Buyer to the Disbursement Account or by the Disbursement Agent

to Seller or its Approved Payee shall be subject to all applicable federal, state and local laws, including, without limitation, regulations and policies of the Board of Governors of the Federal Reserve System on Reduction of Payments System Risk.  Seller acknowledges that as a result of such applicable laws, regulations and policies, equipment malfunction, Buyer’s or the Disbursement Agent's approval procedures or circumstances beyond the reasonable control of Buyer or the Disbursement Agent, the payment of a Purchase Price and the related Haircut, as applicable, may be delayed.  Buyer or the Disbursement Agent shall not be liable to Seller for any costs, losses or damages arising from or relating to any such delays.

(c)      Transaction Limitations and Other Restrictions Relating to Closing Agents or Warehouse Lender.  Notwithstanding that a particular Transaction Request will not cause the aggregate outstanding Purchase Price to exceed the Maximum Amount if the payment of the Purchase Price for such Transaction to the related Closing Agent, Qualified Originator or Warehouse Lender will violate Buyer's applicable policies and procedures regarding payments to Closing Agents, Qualified Originators or Warehouse Lenders, Buyer may, upon prior notice to Seller, refuse to direct the Disbursement Agent to pay, and the Disbursement Agent shall not pay in accordance with such direction of Buyer, the Purchase Price to such Closing Agent, Qualified Originator or Warehouse Lender.

(d)      Return of Purchase Price.  If a Wet-Ink Mortgage Loan subject to a Transaction is not closed on the same day on which the Purchase Price was funded, the applicable Seller shall promptly return, or cause to be immediately returned (but in any event within one (1) Business Day of any Seller's or Guarantor’s knowledge or receipt of notice of such non-closure) the Purchase Price with respect to such Wet-Ink Mortgage Loan by wire transfer of immediately available funds in accordance with Buyer's wire instructions set forth on Exhibit E.  Further, Seller shall pay Buyer all fees and expenses incurred by Buyer in connection with the funding of the Purchase Price for such Wet-Ink Mortgage Loan and, from the date of such funding up to but excluding the date such Purchase Price is returned to Buyer, Seller shall also pay Buyer any Price Differential accrued on such Purchase Price promptly upon notification from Buyer; provided, however, that Price Differential shall continue to accrue until the Purchase Price is returned to Buyer and that Buyer shall provide Seller a monthly invoice for Price Differential, which shall be due and payable on the Payment Date.

(e)      Disbursement Account.

(i)   In accordance with the Disbursement Agent Agreement, the Disbursement Agent has established and shall maintain a segregated time or demand deposit account with the Disbursement Account Bank for and on behalf of Seller (the “Disbursement Account”).

(ii)  Seller hereby grants to Buyer a continuing first-priority security interest in (1) all right, title and interest in and to the Disbursement Account and (2) any funds of Seller at any time deposited or held in the Disbursement Account, whether such funds are required to be deposited and held in the Disbursement Account or otherwise.  Seller shall, as a condition precedent to Buyer's obligation to enter into any Transaction hereunder, cause the Disbursement Account Bank to enter into the Disbursement Account

Control Agreement with respect to the Disbursement Account.  The pledge and security interest contained in this paragraph shall be considered “a security agreement or other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Bankruptcy Code Sections 101(38A)(A), 101(47)(a)(v) and 741(7)(A)(x).  Seller understands and agrees that the Disbursement Account shall be subject to a Disbursement Account Control Agreement.

(f)      Location of Disbursement Account.  Seller shall not change the identity or location of the Disbursement Account without the prior written consent of Buyer.  Seller shall from time to time, at its own cost and expense, execute such directions and other papers, documents or instruments as may be reasonably requested by Buyer to reflect Buyer's ownership interest in the Disbursement Account.

2.07      Approved Payees.

(a)      Closing Agents.  In order for a Closing Agent to be designated an Approved Payee with respect to any Purchase Price for Wet-Ink Mortgage Loans, Seller shall obtain and, if requested by Buyer, submit to Buyer the following documents:

(i)        (1)  a valid blanket Closing Protection Letter, in a form reasonably acceptable to Buyer, issued or assigned to Seller or Buyer by the title company, which is issuing the title insurance policy that covers the related Mortgage Loan and is an Acceptable Title Insurance Company, that covers closings conducted by the Closing Agent in the jurisdiction where this closing will take place and if applicable, an assignment to Buyer of such Closing Protection Letter, substantially in the form of Exhibit O hereto; or

(2) if the title company issuing the title policy that covers the applicable Mortgage Loan has not issued to Buyer a blanket Closing Protection Letter, which covers closings conducted by this Closing Agent in the jurisdiction where this closing will take place:

(A)    a valid Closing Protection Letter, in a form reasonably acceptable to Buyer, issued or assigned to Seller or Buyer by the title company, which is issuing the title insurance policy that covers the related Mortgage Loan and is an Acceptable Title Insurance Company, that covers the closing of this specific Mortgage Loan and if applicable, an assignment to Buyer of such Closing Protection Letter, substantially in the form of Exhibit O hereto; or

(B)    with respect to those jurisdictions for which Closing Protection Letters are not available or are limited in their applicability, in each case in the sole and good faith discretion of Buyer, any other documents Buyer may require, including without limitation, a duly executed, valid and enforceable assignment to Buyer of Seller’s rights under the fidelity bond and errors and omissions policy maintained pursuant to Section 7.25; and

(ii)    evidence that the Irrevocable Closing Instructions, in the applicable form and signed by Seller and Buyer, have been delivered to such Closing Agent.

(b)      Approval Process.  Upon submission by Seller of the documents in accordance with Section 2.07(a), such Closing Agent or Correspondent’s Warehouse Bank shall be an Approved Payee with respect to such Purchase Price.  Buyer may withdraw its approval of any Closing Agent or Correspondent’s Warehouse Bank as an Approved Payee if Buyer becomes aware of any facts or circumstances at any time related to such Closing Agent or Correspondent’s Warehouse Bank which Buyer determines materially and adversely affects the Closing Agent or Correspondent’s Warehouse Bank or otherwise makes the Closing Agent or Correspondent’s Warehouse Bank unacceptable as an Approved Payee.

2.08      Limitation on Types of Transactions; Illegality.  Anything herein to the contrary notwithstanding, if, on or prior to the determination of any LIBOR Base Rate:

(a)      the Buyer (or the Agent on behalf of the Buyer) determines, which determination shall be conclusive, that quotations of rates for the relevant deposits referred to in the definition of “LIBOR Base Rate” in the Pricing Side Letter are not being provided in the relevant amounts or for the relevant maturities for purposes of determining Price Differential for Transactions as provided herein; or

(b)      the Buyer determines, which determination shall be conclusive, that the relevant rate referred to in the definition of “LIBOR Base Rate” in the Pricing Side Letter upon the basis of which the Price Differential for Transactions is to be determined is not likely adequate to cover the cost to the Buyer of entering into or maintaining Transactions; or

(c)      it becomes unlawful for the Buyer to enter into or maintain Transactions hereunder using a LIBOR Base Rate;

then the Buyer (or the Agent on behalf of the Buyer) shall give the Seller prompt notice thereof and, so long as such condition remains in effect, the Buyer shall not be under any obligation to enter into any additional Transactions and the Seller shall pay the aggregate Repurchase Price of all Transactions then outstanding within three (3) Business Days; provided that, in the case of clauses (a) and (b) above, and to the extent permitted under applicable law in the case of clause (c) above, Buyer shall select an alternative rate that will approximate the LIBOR Base Rate, and, if Seller agrees to pay such rate, Buyer shall continue to enter into Transactions under the terms of this Repurchase Agreement and the payment of the Repurchase Price shall not be accelerated pursuant to the terms of this sentence.

2.09      Payment of Repurchase Price, Price Differential.

(a)      The Seller hereby promises to pay in full on the Termination Date the aggregate Repurchase Price of all Transactions then outstanding.  In addition, the Seller shall repurchase the related Mortgage Loans from Buyer on each related Repurchase Date.  Each such payment and repurchase shall be made by wire transfer of immediately available funds to the Funding Deposit Account.  Each obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Mortgage Loan.  The Seller is obligated to obtain the related Mortgage Loans from the Buyer or its designee (including Custodian) at Seller’s expense on (or after) the related Repurchase Date.  Provided that the applicable conditions in Section 5 have been satisfied and provided further no Default or Event of Default shall have occurred and be continuing, unless the Buyer is notified to the contrary not later than 11:00 a.m. (New York City time) at least one (1) Business Day prior to any such Repurchase Date, on each related Repurchase Date each Mortgage Loan shall automatically become subject to a new Transaction.  In such event, the related Repurchase Date on which such Transaction becomes subject to a new Transaction shall become the “Purchase Date” for such Transaction.  Seller shall deliver a written Transaction Request to Agent requesting that the Mortgage Loans become subject to such new Transaction prior to such Purchase Date.  For each new Transaction, unless otherwise agreed, (y) the accrued and unpaid Price Differential shall be settled in cash on the Payment Date in the month after the related Purchase Date, and (z) the Pricing Rate shall be as set forth in the Pricing Side Letter.  The term of any Transaction shall not exceed one month or extend beyond the Termination Date.

(b)      The Seller hereby promises to pay to the Buyer on each Payment Date, the Price Differential on the unpaid Repurchase Price of each Transaction for the period from and including the Purchase Date of such Transaction to but excluding the Repurchase Date of such Transaction, at a rate per annum equal to the Pricing Rate; provided, that in no event shall such rate per annum exceed the maximum rate permitted by law.  Notwithstanding the foregoing, the Seller hereby promises to pay to the Buyer, interest at the applicable Post-Default Rate on any Repurchase Price and on any other amount payable by the Seller hereunder that shall not be paid in full when due (whether at stated maturity, by acceleration or by mandatory prepayment or otherwise) for the period from and including the due date thereof to but excluding the date the same is paid in full.  Accrued Price Differential on each Transaction shall be payable monthly on the Repurchase Date each month and for the last month of the Repurchase Agreement on the Repurchase Date of such last month and on the Termination Date; provided, that the Buyer may, in its sole discretion, require accrued Price Differential to be paid simultaneously with any prepayment of Repurchase Price that is made by the Seller on a day other than the Termination Date.  Interest payable at the Post-Default Rate shall accrue daily and shall be payable upon such accrual.  Promptly after the determination of any interest rate provided for herein or any change therein, the Buyer shall give notice thereof to the Seller.

(c)      It is understood and agreed that, unless and until a Default or Event of Default shall have occurred and be continuing, the Seller shall be entitled to the proceeds of the Mortgage Loans subject to Transactions outstanding hereunder subject to the terms and provisions of this Repurchase Agreement.  Seller shall deposit all Income or other proceeds received with respect to each Mortgage Loan after the related Purchase Date into the Blocked Account within two (2) Business Days of receipt.  Unless and until a Default or Event of Default shall have occurred and be continuing, the Seller may withdraw amounts from the Blocked Account on each Repurchase Date so long as all amounts then due and payable to Buyer have been paid in full.

(d)      With respect to each Mortgage Loan subject to a Takeout Commitment, the Seller shall instruct the related Takeout Investor to remit directly to the Buyer, by wire transfer of immediately available funds to the Funding Deposit Account, no later than 5:00 p.m. (New York City time) on a Business Day all Takeout Proceeds in an amount equal to or greater than the Repurchase Price for such Mortgage Loan.  Simultaneously, the Seller shall deliver to the Buyer via facsimile or electronic mail a purchase advice (the “Purchase Advice”) and shall indicate on such Purchase Advice the Mortgage Loan identification number which identified the applicable Eligible Mortgage Loan when it was purchased by the Buyer hereunder.  A portion of the Takeout Proceeds in an amount equal to the Recognized Value of such Mortgage Loan shall be applied to the Repurchase Price of the outstanding Transactions.  Upon receipt by the Buyer of payment of the Repurchase Price in respect of such Mortgage Loan (not taking into account any Price Differential which may be paid subsequently pursuant to the terms of this Repurchase Agreement), the Buyer shall cause the Funding Account Bank to release and remit to the Seller the amount of any Takeout Proceeds in excess of the Recognized Value of such Mortgage Loans (the “Remittance Amount”); provided, that, both immediately before and after giving effect to such release and remittance, (i) there is no Default or Event of Default under this Repurchase Agreement or any other Repurchase Document and (ii) there is no Margin Deficiency.  To the extent that a Margin Deficiency exists or would be created by the release of the Remittance Amount or a Default or an Event of Default has occurred and is continuing, the Buyer shall be entitled to retain the Remittance Amount.  In the event that the Purchase Advice indicates that some of the proceeds forwarded to the Buyer do not belong to the Buyer or the Seller (such amount, the “Excess Proceeds”), then (i) the Seller shall provide the Buyer with a Takeout Proceeds Identification Letter, and (ii) upon confirmation by the Buyer that the information set forth in the Purchase Advice matches the information that the Buyer has in its possession with respect to the Mortgage Loans, the Buyer shall promptly remit by wire transfer the Excess Proceeds in accordance with the Seller’s instructions.  If funds are received before 5:00 p.m. (New York City time) on a Business Day, but either (A) no Purchase Advice is received or (B) such funds are not properly identified on the related Purchase Advice (a “Purchase Advice Deficiency”), then such funds shall be retained by the Buyer, and the Transactions made in respect of the related Mortgage Loans shall continue to accrue Price Differential under this Repurchase Agreement, until such Purchase Advice Deficiency is remedied, and the Mortgage Loan subject to such Purchase Advice shall not be released until such Purchase Advice Deficiency is remedied.  In no event shall such Purchase Advice be back-dated to the date of its issuance.  The Buyer shall not be liable to the Seller or any other Person to the extent that the Buyer follows instructions given to it by the Seller in a Takeout Proceeds Identification Letter.

2.10      Margin Maintenance.

(a)      If at any time the aggregate Purchase Price of all Transactions then outstanding hereunder exceeds the aggregate Recognized Value of all Mortgage Loans subject to such Transactions and such excess is greater than the Margin Threshold (a “Margin Deficiency”), then Buyer may at its sole option, and by notice to Seller (as such notice is more particularly set forth below, a “Margin Call”), require Seller to either:

(i)      deposit cash into the Margin Call Reserve Account so that the aggregate Recognized Value of all Mortgage Loans subject to such Transactions, including any such cash deposited into the Margin Call Reserve Account by Seller, will thereupon equal or exceed the aggregate Purchase Price of all Transactions then outstanding hereunder; or

(ii)      pay one or more Repurchase Prices, as applicable, in an amount sufficient to reduce the related Purchase Price so that the aggregate Purchase Price of all Transactions then outstanding is less than or equal to the aggregate Recognized Value of all Mortgage Loans subject to such Transaction;

provided, however, that the Margin Threshold shall not be applicable to a Wet-Ink Mortgage Loan that exceeds the Maximum Dwell Time.

If Buyer delivers a Margin Call to Seller on or prior to 11:00 a.m. (New York City time) on any Business Day, then Seller shall transfer cash to Buyer no later than 5:00 p.m. (New York City time) that same day.  If Buyer delivers a Margin Call to Seller after 11:00 a.m. (New York City time) on any Business Day, then Seller shall be required to transfer cash by no later than 5:00 p.m. (New York City time) on the next subsequent Business Day.  Notice of a Margin Call may be provided by Buyer to Seller electronically or in writing, such as via e-mail.

(b)      If at any time the aggregate Purchase Price of all Transactions then outstanding hereunder exceeds the Maximum Amount then in effect, the Seller shall at such time make a payment to the Buyer, in respect of the aggregate Repurchase Price such that, after giving effect to such payment, the aggregate Purchase Price of all Transactions then outstanding hereunder shall not exceed the Maximum Amount then in effect.

Section 3.      Payments; Computations; Etc.

3.01      Payments.

(a)      Except to the extent otherwise provided herein, all payments of Repurchase Price, including Price Differential, and other amounts to be paid by the Seller under this Repurchase Agreement, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Buyer, to the Funding Deposit Account, not later than 5:00 p.m. (New York City time) on the date on which such payment shall become due (and each such payment made after such time on such due date shall be deemed to have been made on the next succeeding Business Day).  The Seller acknowledges that it has no rights of withdrawal from the foregoing account.

(b)      Except to the extent otherwise expressly provided herein, if the due date of any payment under this Repurchase Agreement would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and Price Differential shall accrue with respect to the amount of any Purchase Price so extended for the period of such extension.

3.02      Computations.  Price Differential on the Transactions shall be computed on the basis of a 360-day year for the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

3.03      Regulatory Capital Events; Costs.

(a)      Seller shall reimburse Buyer for any of Buyer’s reasonable and documented out-of-pocket costs, including, but not limited to, due diligence review and, in the event that Buyer has reason to believe there is an issue with the enforceability or priority of the Lien securing any Mortgage Loan or any additional Lien or encumbrance has been filed with respect to any Mortgage Loan on any Mortgage Loan, Title Inquiry costs with respect to such Mortgage Loan and reasonable out-of-pocket attorney’s fees, incurred by Buyer in determining the acceptability to Buyer of any Mortgage Loans.  Seller shall pay the reasonable and documented out-of-pocket fees and expenses of Buyer’s counsel in connection with the Repurchase Documents, subject, in the case of fees incurred prior to the Effective Date, to the maximum amount stated in the Pricing Side Letter.  Seller shall also pay, or reimburse Buyer if Buyer shall pay, any termination fee that may be due any Servicer.  Reasonable and documented out-of-pocket legal fees for any subsequent amendments to this Agreement or related documents (other than any amendments or documents required in connection with repurchase transactions by Buyer under Section 13.21 or any assignments or participations by Buyer under Section 13.10) shall be borne by Seller.  Seller shall pay ongoing custodial fees and expenses as set forth in the Custodial Agreement, and any other ongoing fees and expenses under any other Repurchase Document.

(b)      Upon the occurrence of a Regulatory Capital Event after the date hereof, from time to time, upon demand by Buyer (with a copy to Custodian), Seller shall pay to Buyer an amount equal to the actual increased costs incurred by Buyer resulting from such Regulatory Capital Event (as specified by Buyer); provided, however, that Seller shall not be required to compensate Buyer for any increased costs incurred prior to the date that Buyer notifies Seller of such Regulatory Capital Event giving rise to such increased costs (except to the extent that such Regulatory Capital Event is applied retroactively in which case such six (6) month period shall be extended to include such period of retroactive effect).  Buyer shall not allocate any such increased costs to Seller in any manner that adversely selects this Agreement or the transactions hereunder from other similar facilities of Buyer.

(c)      With respect to any Transaction, Buyer may conclusively rely upon, and shall incur no liability to Seller in acting upon, any request or other communication that Buyer reasonably believes to have been given or made by a person authorized to enter into a Transaction on Seller’s behalf, whether or not such person is listed on the certificate delivered pursuant to Section 5.02(b) hereof.  In each such case, Seller hereby waives the right to dispute Buyer’s record of the terms of the request or other communication.

(d)      Notwithstanding the assignment of the Mortgage Loan Documents with respect to each Mortgage Loan to Buyer, Seller agrees and covenants with Buyer to enforce diligently Seller’s rights and remedies set forth in the Mortgage Loan Documents.

(e)      (i) Any and all payments by or on account of Seller or Guarantor under any Repurchase Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If an applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any sums payable by such withholding agent under any Repurchase Document, then such withholding agent shall make be entitled to make such deductions or withholdings and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law; and, if such Tax is an Indemnified Tax, then the sum payable by the Seller shall be increased as necessary so that after such deductions or withholdings have been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.03(e)(i)) the applicable recipient receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(ii) The Seller shall timely pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes.

(iii) Seller and Guarantor shall indemnify Buyer, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.03(e)) payable or paid by Buyer or required to be withheld or deducted from a payment to Buyer and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate setting forth a calculation of the amount of such payment or liability delivered to the Seller by Buyer or on behalf of Buyer shall be conclusive absent manifest error.

(iv) As soon as practicable after any payment of Taxes by Seller to a Governmental Authority pursuant to this Section 3.03(e), Seller shall deliver to the Buyer the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Buyer.

(v) Any Buyer and any Buyer assignee that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Repurchase Document shall deliver to each of Seller and the Guarantor, at the time or times reasonably requested by Seller or the Guarantor, such properly completed and executed documentation reasonably requested by Seller or the Guarantor as will permit payments made hereunder to be made without withholding or at a reduced rate of withholding. In addition, Buyer and any Buyer assignee, if reasonably requested by Seller or Guarantor, shall deliver such other documentation prescribed by applicable law or reasonably requested by Seller or Guarantor as will enable Seller or Guarantor to determine whether or not such Buyer or Buyer assignee is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (v)(A), (v)(B) and (v)(D), below) shall not be required if in the Buyer’s reasonable judgment such completion, execution or submission would subject such Buyer to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Buyer.  Without limiting the generality of the foregoing:

(A) any Buyer or Buyer assignee that is a “U.S. Person” as defined in Section 7701(a)(30) of the Code, shall deliver to the Seller and the Guarantor on or prior to the date on which such Buyer becomes a Buyer under this Repurchase Agreement (and from time to time thereafter upon the reasonable request of the Seller or the Guarantor) executed copies of Internal Revenue Service (“IRS”) Form W-9 certifying that it is not subject to backup withholding tax;

(B) any Buyer or Buyer assignee which is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code shall, to the extent it is legally entitled to do so, deliver to the Seller and the Guarantor (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Buyer becomes a Buyer under this Repurchase Agreement (and from time to time thereafter upon the reasonable request of the Seller and the Guarantor), whichever of the following is applicable: (I) in the case of a Buyer claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Repurchase Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Repurchase Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty, (II) executed copies of IRS Form W-8ECI, (III) in the case of such non-U.S. Person claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code (x) a duly executed certificate, in a form reasonable acceptable to Seller (a “U.S. Tax Compliance Certificate”), to the effect that such non-U.S. Person is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Seller within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, or (IV) to the extent such non-U.S. person is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, W-8BEN, W-8BEN-E, a U.S. Tax Compliance Certificate in a form reasonably acceptable to Seller, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such non-U.S. person is a partnership and one or more direct or indirect partners of such non-U.S. person are claiming the portfolio interest exemption, such non-U.S. person may provide a U.S. Tax Compliance Certificate in a form reasonably acceptable to Seller on behalf of each such direct and indirect partner;

(C) any Buyer or Buyer assignee which is not a “U.S. Person” shall, to the extent it is legally entitled to do so, deliver to the Seller and the Guarantor (in such number of copies as shall be requested by the recipient) on or prior to the date on which such non-U.S. person becomes a Buyer under this Repurchase Agreement (and from time to time thereafter upon the reasonable request of the Seller or the Guarantor), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed. together with such supplementary documentation as may be prescribed by law to permit Seller or Guarantor to determine the withholding or deduction required to be made; and

(D) if a payment made to a Buyer or Buyer assignee under any Repurchase Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Buyer or assignee were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Buyer or assignee shall deliver to Seller or Guarantor at the time or times prescribed by law and at such time or times reasonably requested by Seller or Guarantor such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Seller or Guarantor as may be necessary for Seller or Guarantor to comply with their obligations under FATCA and to determine that such Buyer or assignee has complied with such Buyer’s or assignee’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.03(e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Buyer and Buyer assignee agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Seller and Guarantor in writing of its legal inability to do so.

(f)      [Reserved]

(g)      If Buyer or Buyer assignee determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to Section 3.03(e) (including by the payment of additional amounts pursuant to Section 3.03(e)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or, without duplication, additional amounts paid, by Seller or Guarantor under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by Buyer or Buyer assignee and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the indemnifying party, upon the request of Buyer or Buyer assignee, agrees to repay the amount paid over pursuant to this paragraph to Buyer or Buyer assignee, as applicable (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event Buyer or Buyer assignee is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 3.03(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.03(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)      Each party’s obligations under this Section 3.03 shall survive any assignment of rights by, or the replacement of, a Buyer, and the repayment, satisfaction or discharge of all obligations under all Repurchase Documents.

(i)      Each party to this Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes to treat each Transaction as indebtedness of Seller that is secured by the Mortgage Loans, and the Mortgage Loans as owned by Seller in the absence of an Event of Default.  Buyer and Seller agree that they will treat and report for all tax purposes the Transactions entered into hereunder as one or more loans from Buyer to Seller secured by the Mortgage Loans and that they will take no action inconsistent with this treatment, unless otherwise prohibited by law or upon a final determination by any taxing authority that the Transactions are not loans for tax purposes.

(j)      If by reason of the actual or anticipated compliance by Buyer or any of its Affiliates with the Basel III Regulations (without regard to whether any Basel III Regulations are then in effect), Buyer shall at any time suffer or incur (i) any explicit or implicit charge, assessment, cost or expense by reason of the amount or type of assets, capital or supply of funding Buyer or any of its Affiliates is required or expected to maintain in connection with the transactions contemplated herein, without regard to (A) whether such charge, assessment, cost or expense is imposed or recognized internally, externally or inter-company or (B) whether it is determined in reference to a reduction in the rate of return on Buyer’s or such Affiliate’s assets or capital, an inherent cost of the establishment or maintenance of a reserve of stable funding, a reduction in the amount of any sum received or receivable by Buyer or such Affiliate or otherwise, or (ii) any other imputed cost or expense arising by reason of the actual or anticipated compliance by Buyer or any of its Affiliates with the Basel III Regulations, then, upon demand by Buyer, Seller shall pay to Buyer such amount as will, in the determination of Buyer, compensate Buyer therefor; provided, however, that Seller shall not be required to compensate Buyer for any such charges, assessments, costs or expenses incurred prior to the date that Buyer notifies Seller of such charge, assessment, cost or expense.  Buyer shall not allocate any such charges, assessments, costs or expenses to Seller or the transactions hereunder in any manner that adversely selects this Agreement from other similar facilities of Buyer.  A certificate of Buyer setting forth the amount or amounts necessary to compensate Buyer under this Section shall be delivered to Seller and shall be conclusive absent manifest error.

(k)      If Buyer provides notice to Seller under either Section 3.03(a) or 3.03(h) and demands compensation for such increased charges, assessments, costs or expenses, Seller shall have the right to designate the Termination Date by written notice given to Buyer at least thirty (30) days before such Termination Date has occurred and Seller shall only be obligated to pay Buyer such increase in charges, assessments, costs or expenses to the extent such amounts are reasonably necessary to compensate Buyer from the date of the notice through the Termination Date.

Section 4.              Purchased Items.

4.01      Purchased Items; Security Interest.

(a)      Pursuant to the Custodial Agreement, the Custodian shall hold the Mortgage Loan Documents as exclusive bailee and agent for the benefit of the Buyer pursuant to terms of the Custodial Agreement and shall deliver to the Buyer the Master Trust Receipts each to the effect that it has reviewed such Mortgage Loan Documents in the manner and to the extent required by the Custodial Agreement and identifying any deficiencies in such Mortgage Loan Documents as so reviewed.

(b)      All of the Seller’s right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, is hereinafter referred to as the “Purchased Items:”

(i)      all Mortgage Loans (including, without limitation, the related Servicing Rights). For the avoidance of doubt, it is acknowledged and agreed by the Seller that the grant of a security interest by the Seller to the Buyer in any Mortgage Loan shall not be released or otherwise affected due to the fact that any Mortgage Loan is not an Eligible Mortgage Loan or that the Recognized Value thereof is zero dollars or is reduced, including if it is reduced to zero dollars, at any time;

(ii)     all Mortgage Loan Documents, including without limitation all promissory notes, and all Servicing Records, Servicing Agreements and any other collateral pledged or otherwise relating to such Mortgage Loans, together with all files, documents, instruments, surveys, certificates, correspondence, appraisals, computer programs, computer storage media, accounting records and other books and records relating thereto, including electronic records;

(iii)    all rights of Seller to receive from any third party or to take delivery of any Servicing Records or other documents which constitute a part of the Mortgage File or Servicing File, all rights of Seller to receive from any third party or to take delivery of any Records or other documents which constitute a part of the Mortgage File;

(iv)    all mortgage guaranties and insurance (issued by governmental agencies or otherwise) and any mortgage insurance certificate or other document evidencing such mortgage guaranties or insurance relating to any Mortgage Loan and all claims and payments thereunder;

(v)     all other insurance policies and insurance proceeds relating to any Mortgage Loan or the related Mortgaged Property;

(vi)    all purchase agreements or other agreements, contracts (and all rights to receive documentation relating thereto) or any related Takeout Commitments now existing or hereafter arising, to the extent covering any part of the foregoing Purchased Items, all rights to deliver such Mortgage Loans to Takeout Investors or to permanent investors and other purchasers pursuant thereto and all proceeds resulting from the disposition of such Purchased Items pursuant thereto, including the Seller’s right and entitlement to receive the entire Takeout Price specified in each Takeout Commitment for the related Purchased Items;

(vii)   a  pro rata portion of all Interest Rate Protection Agreements, to the extent relating to or constituting any and all of the foregoing;

(viii)  the Blocked Account and all monies from time to time on deposit in the Blocked Accounts established pursuant to the Blocked Account Agreement, and the Funding Deposit Account and all monies from time to time on deposit in the Funding Deposit Account established pursuant to the Disbursement Agent Agreement;

(ix)    all collateral, however defined, under any other agreement between the Seller or any of its Affiliates on the one hand and the Buyer or any of its Affiliates on the other hand;

(x)     all “accounts,” “chattel paper,” “commercial tort claims,” “deposit accounts,” “documents,” “equipment,” “general intangibles,” “goods,” “instruments,” “inventory,” “investment property,” “letter of credit rights,” and “securities’ accounts” as each of those terms is defined in the Uniform Commercial Code and all cash and Cash Equivalents and all products and proceeds relating to or constituting any or all of the foregoing; and

(xi)    any and all replacements, substitutions, distributions on or proceeds of any and all of the foregoing.

(c)      The Seller and the Buyer intend that the Transactions hereunder be sales to the Buyer of the Purchased Items (including, without limitation, the related Servicing Rights) and not loans from the Buyer to the Seller secured by the Purchased Items.  However, in order to preserve the Buyer’s rights under this Repurchase Agreement and the other Repurchase Documents in the event that a court or other forum recharacterizes the Transactions hereunder as loans, and as security for the performance by the Seller of all of the Seller’s obligations to the Buyer under the Repurchase Documents and the Transactions entered into hereunder, the Seller hereby assigns, pledges and grants a security interest in all of its right, title and interest in, to and under the Purchased Items to the Buyer, to secure the payment of the Repurchase Price on all Transactions and all other amounts owing to the Buyer hereunder and under the other Repurchase Documents (collectively, and together with the pledge of Servicing Rights in the immediately preceding sentence, the “Related Credit Enhancement”).  The Related Credit Enhancement is hereby pledged as further security for Seller’s Obligations to Buyer hereunder.  The Seller agrees to mark its computer records and tapes to evidence the interests granted to the Buyer hereunder.  For the avoidance of doubt, it is acknowledged and agreed by the Seller that the grant of a security interest by the Seller to the Buyer in any Mortgage Loan shall not be released or otherwise affected due to the fact that any Mortgage Loan is not an Eligible Mortgage Loan or that the Recognized Value thereof is zero dollars or is reduced, including if it is reduced to zero dollars, at any time.

4.02      Further Documentation.  At any time and from time to time, upon the written request of the Buyer and at the sole expense of the Seller, the Seller will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as the Buyer may reasonably request for the purpose of obtaining or preserving the full benefits of this Repurchase Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Liens created hereby.  The Seller also hereby authorizes the Buyer to file any such financing or continuation statement without the signature of the Seller to the extent permitted by applicable law.  A photographic or other reproduction of this Repurchase Agreement shall be sufficient as a financing statement for filing in any jurisdiction.

4.03      Changes in Locations, Name, etc.  The Seller shall not (i) change the location of its chief executive office/chief place of business or mailing address from that specified in Section 6 hereof, (ii) change its name, identity or corporate structure (or the equivalent) or change the location where it maintains its records with respect to the Purchased Items or (iii) reincorporate or reorganize under the laws of another jurisdiction unless it shall have given the Buyer at least thirty (30) days prior written notice thereof and shall have delivered to the Buyer all Uniform Commercial Code financing statements and amendments thereto as the Buyer shall reasonably request and taken all other actions deemed reasonably necessary by the Buyer to continue its perfected status in the Purchased Items with the same or better priority.  The Seller’s organizational identification number is 4509384; the Seller’s federal tax identification number is 26-1740587.  The Seller shall promptly notify the Buyer of any change in such organizational or federal tax identification number.

4.04      The Buyer’s Appointment as Attorney-in-Fact.

(a)      The Seller hereby irrevocably constitutes and appoints the Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Seller and in the name of the Seller or in its own name, from time to time in the Buyer’s discretion, for the purpose of carrying out the terms of this Repurchase Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Repurchase Agreement, and, without limiting the generality of the foregoing, the Seller hereby gives the Buyer the power and right, on behalf of the Seller, without assent by, but with notice to, the Seller, if an Event of Default shall have occurred and be continuing, to do the following:

(i)      in the name of the Seller or its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any mortgage insurance or payable on or on account of any other Purchased Items and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Buyer for the purpose of collecting any and all such moneys due under any such mortgage insurance or with respect to any other Purchased Items whenever payable;

(ii)     to pay or discharge taxes and Liens levied or placed on or threatened against the Purchased Items; and

(iii)    (A) to direct any party liable for any payment under any Purchased Items to make payment of any and all moneys due or to become due thereunder directly to the Buyer or as the Buyer shall direct, including, without limitation, to send “goodbye” letters and Section 404 notices on behalf of the Seller and any applicable Servicer; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Purchased Items; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any of the Purchased Items; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Purchased Items or any portion thereof or proceeds thereof and to enforce any other right in respect of any Purchased Items; (E) to defend any suit, action or proceeding brought against the Seller with respect to any Purchased Items; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Buyer may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Purchased Items as fully and completely as though the Buyer were the absolute owner thereof for all purposes, and to do, at the Buyer’s option and the Seller’s expense, at any time, and from time to time, all acts and things which the Buyer deems necessary to protect, preserve or realize upon the Purchased Items and the Buyer’s Liens thereon and to effect the intent of this Repurchase Agreement, all as fully and effectively as the Seller might do.

The Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.  This power of attorney is a power coupled with an interest and shall be irrevocable.  This power of attorney shall not revoke any prior powers of attorney granted by the Seller.

(b)      The Seller also authorizes the Buyer, at any time and from time to time, (i) to execute, in connection with any sale provided for in Section 4.07 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Purchased Items and (ii) to file any initial financing statements, amendments thereto and continuation statements with or without the signature of the Seller as authorized by applicable law, as applicable to all or any part of the Purchased Items.

(c)      The powers conferred on the Buyer are solely to protect the interests of the Buyer in the Purchased Items and shall not impose any duty upon the Buyer to exercise any such powers.  The Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Buyer nor any of its officers, directors, employees or agents shall be responsible to the Seller for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.

4.05      Performance by The Buyer of The Seller’s Repurchase Document Obligations.  If the Seller fails to perform or comply with any of its agreements contained in the Repurchase Documents and the Buyer itself performs or complies, or otherwise causes performance or compliance, with such agreement, the out-of-pocket expenses of the Buyer incurred in connection with such performance or compliance, together with interest thereon at a rate per annum equal to the Post-Default Rate, shall be payable by the Seller to the Buyer upon five (5) days’ notice that such amounts are due and payable, unless an Event of Default shall have occurred and is continuing, in which case such amounts shall be due and payable on demand and, in either case, shall constitute Repurchase Obligations.

4.06      Proceeds.  If a Default shall occur and be continuing, (a) all Income and other proceeds of Purchased Items received by the Seller consisting of cash, checks and other near-cash items shall be held by the Seller in trust for the Buyer, segregated from other funds of the Seller, and shall forthwith upon receipt by the Seller be turned over to the Buyer in the exact form received by the Seller (duly endorsed by the Seller to the Buyer, if required) and (b) any and all such proceeds received by the Buyer (whether from the Seller or otherwise) may, in the sole discretion of the Buyer, be held by the Buyer as collateral security for, and/or then or at any time thereafter may be applied by the Buyer against, the Repurchase Obligations (whether matured or unmatured), such application to be in such order as the Buyer shall elect.  Any balance of such proceeds remaining after the Repurchase Obligations shall have been paid in full and this Repurchase Agreement shall have been terminated shall be paid over to the Seller or to whomsoever may be lawfully entitled to receive the same.  For purposes hereof, proceeds shall include, but not be limited to, all principal and interest payments, all prepayments and payoffs, insurance claims, condemnation awards, sale proceeds, real estate owned rents and any other income and all other amounts received with respect to the Purchased Items.

4.07      Remedies.  If a Default shall occur and be continuing, the Buyer may, at its option, enter into one or more interest rate protection agreements or other hedging arrangements covering all or a portion of the Mortgage Loans purchased by the Buyer hereunder, and the Seller shall be responsible for all damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against the Buyer relating to or arising out of such Interest Rate Protection Agreements, including without limitation any net losses (after giving effect to any gain in the sale of the related Mortgage Loans) resulting from such Interest Rate Protection Agreements.  If an Event of Default shall occur and be continuing, the Buyer may exercise, in addition to all other rights and remedies granted to it in this Repurchase Agreement and in any other instrument or agreement securing, evidencing or relating to the Repurchase Obligations, all rights and remedies of a secured party under the Uniform Commercial Code.  Without limiting the generality of the foregoing, the Buyer without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Seller or any other Person (each and all of which demands, presentments, protests, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Purchased Items, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Purchased Items or any part thereof (or contract to do any of the foregoing), in one or more parcels or as an entirety at public or private sale or sales, at any exchange, broker’s board or office of the Buyer or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk.  The Buyer shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Purchased Items so sold, free of any right or equity of redemption in the Seller, which right or equity is hereby waived or released.  The Seller further agrees, at the Buyer’s request, to assemble the Purchased Items and make them available to the Buyer at places which the Buyer shall reasonably select, whether at the Seller’s premises or elsewhere.  The Buyer shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Purchased Items or in any way relating to the Purchased Items or the rights of the Buyer hereunder, including without limitation attorneys’ fees and disbursements, to the payment in whole or in part of the Repurchase Obligations, in such order as the Buyer may elect, and only after such application and after the payment by the Buyer of any other amount required or permitted by any provision of law, including without limitation Sections 9-608(a) and 9-615(a) of the Uniform Commercial Code, need the Buyer account for the surplus, if any, to the Seller.  To the extent permitted by applicable law, the Seller waives all claims, damages and demands the Seller may acquire against the Buyer arising out of the exercise by the Buyer of any of its rights hereunder, other than those claims, damages and demands arising from the gross negligence or willful misconduct of the Buyer.  If any notice of a proposed sale or other disposition of Purchased Items shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.  The Seller shall remain liable for any deficiency (plus accrued interest thereon at the Post-Default Rate) if the proceeds of any sale or other disposition of the Purchased Items are insufficient to pay the Repurchase Obligations and the fees and disbursements of any attorneys employed by the Buyer to collect such deficiency.

4.08      Limitation on Duties Regarding Preservation of Purchased Items.  The Buyer’s duty with respect to the custody, safekeeping and physical preservation of the Purchased Items in its possession, under Section 9-207 of the Uniform Commercial Code or otherwise, shall be to deal with it in the same manner as the Buyer deals with similar property for its own account.  Subject to the immediately preceding sentence, neither the Buyer nor any of its respective directors, officers or employees shall be liable for failure to demand, collect or realize upon all or any part of the Purchased Items or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Purchased Items upon the request of the Seller or otherwise.

4.09      Powers Coupled with an Interest.  All authorizations and agencies herein contained with respect to the Purchased Items are irrevocable and are powers coupled with an interest.

4.10      Release of Security Interest.  Upon termination of this Repurchase Agreement and payment to the Buyer of all Repurchase Obligations and the performance of all obligations under the Transactions and the Repurchase Documents the Buyer shall reconvey all Purchased Items to the Seller and release its security interest in any remaining Purchased Items.

4.11      Reserved.

4.12      Taxes; Tax Treatment.

(a)      Each party to this Repurchase Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes to treat each Transaction as indebtedness of the Seller that is secured by the Mortgage Loans and that the Mortgage Loans are owned by the Seller in the absence of an Event of Default.  All parties to this Repurchase Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

Section 5.             Conditions Precedent.

5.01      Initial Transaction.  The Buyer entering into the initial Transaction hereunder is subject to the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the condition precedent that the Buyer shall have received all of the following documents, each of which shall be satisfactory to the Buyer and its counsel in form and substance:

(a)      Repurchase Documents.

(i)      Repurchase Agreement.  This Repurchase Agreement, duly executed and delivered by the Seller.

(ii)     Custodial Agreement.  The Custodial Agreement, duly executed and delivered by the Seller and the Custodian.

(iii)    Blocked Account Agreement.  A Blocked Account Agreement, duly executed by the parties thereto.

(iv)    Disbursement Agent Agreement.  A Disbursement Agent Agreement, duly executed by the parties thereto.

(v)     Disbursement Account Control Agreement.  A Disbursement Account Control Agreement, duly executed by the parties thereto.

(vi)    Electronic Tracking Agreement.  The Electronic Tracking Agreement, duly executed and delivered by the Seller, Electronic Agent and MERS.

(vii)   Escrow Agreement.  An amendment of the Escrow Agreement, duly executed and delivered by the parties thereto and the Buyer.

(viii)  Intercreditor Agreement.  An amendment of the Intercreditor Agreement, duly executed and delivered by the parties thereto and the Buyer.

(ix)    JSACA.  An amendment of the JSACA, duly executed and delivered by the parties thereto and the Buyer.

(x)     Calculation Agent and Account Bank Agreement.  The Calculation Agent and Account Bank Agreement, duly executed and delivered by the parties thereto.

(xi)    Guaranty.  The Guaranty, duly executed and delivered by the Guarantor.

(xii)   PMC Pledge Agreement.  The PMC Pledge Agreement, duly executed and delivered by PMC.

(b)      Organizational Documents.  A certificate of the Seller and the Guarantor, each in a form reasonably acceptable to Buyer, together with a good standing certificate dated as of a recent date, but in no event more than ten (10) days prior to the date of such initial Transaction and certified copies of the charter and by-laws (or equivalent documents) of the Seller and the Guarantor and of all corporate or other authority for the Seller and the Guarantor with respect to the execution, delivery and performance of the Repurchase Documents and each other document to be delivered by the Seller and the Guarantor from time to time in connection herewith (and the Buyer may conclusively rely on such certificate until it receives notice in writing from the Seller and the Guarantor to the contrary);

(c)      Legal Opinion.  Legal opinions of outside counsel and in-house counsel to the Seller and the Guarantor, as applicable, reasonably acceptable to Buyer;

(d)      Master Trust Receipt and Mortgage Loan Schedule and Exception Report.  A Master Trust Receipt, substantially in the form of Exhibit 2 of the Custodial Agreement, dated the Effective Date, from the Custodian, duly completed, with a Mortgage Loan Schedule and Exception Report attached thereto;

(e)      Servicing Agreement(s).  Any Servicing Agreement, certified as a true, correct and complete copy of the original together, with a fully executed Servicer Notice and Agreement and, if the Servicer is not the Seller, a letter from the applicable Servicer consenting to termination of such Servicing Agreement upon the occurrence of an Event of Default;

(f)      Filings, Registrations, Recordings; Lien Searches.  (i) Any documents (including, without limitation, financing statements) required to be filed, registered or recorded in order to create, in favor of the Buyer, a perfected, first-priority security interest in the Purchased Items, subject to no Liens other than those created hereunder, shall have been properly prepared and executed for filing (including the applicable county(ies) if the Buyer determines such filings are necessary in its sole good faith discretion), registration or recording in each office in each jurisdiction in which such filings, registrations and recordations are required to perfect such first-priority security interest; provided, that assignments of the Mortgages securing or related to the Mortgage Loans shall not be required to be recorded prior to the occurrence of an Event of Default;

(ii)      UCC lien searches in such jurisdictions as shall be applicable to the Seller and the Purchased Items, the results of which shall be satisfactory to the Buyer;

(g)      Financial Statements.  The financial statements referenced in Section 6.03;

(h)      Guidelines.  (i) A link to Seller’s website (https://www.gopennymac.com/) where Buyer may access the Guidelines, and (ii) the Underwriting Guidelines provided to Buyer by Seller;

(i)      Consents, Licenses, Approvals, etc.  The Buyer shall have received copies certified by the Seller and the Guarantor of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by the Seller and the Guarantor of, and the validity and enforceability of, the Mortgage Loan Documents and Repurchase Documents, which consents, licenses and approvals shall be in full force and effect, including but not limited to, evidence of the following, to the extent applicable and required, Fannie Mae, Freddie Mac, Ginnie Mae, VA and RHS approval as lender, evidence of FHA approval as Mortgagee and FHA, Fannie Mae, Freddie Mac, Ginnie Mae, RHS and VA approval as servicer of the Mortgage Loans, as well as approval by FHA, Fannie Mae, Freddie Mac, Ginnie Mae, RHS and VA of any Servicer of the Mortgage Loans;

(j)      Insurance.  The Buyer shall have received evidence in form and substance satisfactory to the Buyer showing compliance by the Seller as of such initial Purchase Date with Section 7.25 hereof;

(k)      Other Documents.  Such other documents as the Buyer may reasonably request; and

(l)       EPD Platform Ratio.  The EPD Platform Ratio as of the Effective Date shall be less than 2%.

5.02      Initial and Subsequent Transactions.  The entering into by the Buyer of each Transaction (including the initial Transaction) on any Business Day is subject to the satisfaction of the following further conditions precedent, both immediately prior to the entering into of such Transaction and also after giving effect thereto and to the intended use of the Purchase Price paid to the Seller in respect thereof:

(a)      No Default.  No Default or Event of Default shall have occurred and be continuing;

(b)      Representations and Warranties.  Both immediately prior to the entering into of such Transaction and also after giving effect thereto and to the intended use of the Purchase Price paid to the Seller in respect thereof, the representations and warranties made by the Seller in Section 6 and Schedule 1 hereof, and elsewhere in each of the Repurchase Documents, shall be true, correct and complete in all material respects on and as of the date of the making of such Transaction (in the case of the representations and warranties in Section 6.11,  Section 6.24, the last two sentences of Section 6.28 and Schedule 1, solely with respect to Mortgage Loans subject to outstanding Transactions) with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(c)      Margin Maintenance.  No Margin Deficiency shall exist;

(d)      Seller shall have delivered to Buyer, in form and substance satisfactory to Buyer and not later than 10:00 p.m. (New York City time) on the day prior to the requested Purchase Date, an Estimated Funding Notice;

(e)      Seller shall have delivered to Buyer, in form and substance satisfactory to Buyer and not later than 3:00 p.m. (New York City time) on the requested Purchase Date:

(i)      a Transaction Request for the Mortgage Loans subject to the proposed Transaction;

(ii)     a Mortgage Loan Data File for the Mortgage Loans subject to the proposed Transaction, which Mortgage Loan Data File may be an individual record or part of a group report;

(iii)    to the Custodian, a complete Mortgage File for each Mortgage Loan subject to the proposed Transaction, unless such Mortgage Loan is a Wet-Ink Mortgage Loan; and

(iv)    such other documents pertaining to the Transaction as Buyer may reasonably request, from time to time;

(f)      an amount equal to the Haircut for all Mortgage Loans proposed to be sold under such Transaction shall be on deposit in the Wire-out Account;

(g)      for all Wet-Ink Mortgage Loans (if applicable) proposed to be sold under such Transaction, Seller shall have delivered to (i) the applicable Closing Agent (with a copy to Buyer) the Irrevocable Closing Instructions and final closing instructions and, if applicable, (ii) to Buyer a copy of the blanket or individual Closing Protection Letter and the related Assignment of Closing

Protection Letter duly executed and naming Buyer as the assignee, each in accordance with Section 7.39;

(h)      Due Diligence.  Subject to the Buyer’s right to perform one or more Due Diligence Reviews pursuant to Section 13.23 hereof, the Buyer shall have completed its due diligence review of the Mortgage Loan Documents for each Transaction and such other documents, records, agreements, instruments, mortgaged properties or information relating to such Mortgage Loans as the Buyer in its sole good faith discretion deems appropriate to review and such review shall be satisfactory to the Buyer in its sole good faith discretion;

(i)      Master Trust Receipt.  A Master Trust Receipt, substantially in the form of Exhibit 2 of the Custodial Agreement, dated the Effective Date, from the Custodian, duly completed;

(j)      Mortgage Loan Schedule and Exception Report.  The Buyer shall have received from the Custodian a Mortgage Loan Schedule and Exception Report with Exceptions as are acceptable to the Buyer in its sole good faith discretion in respect of Eligible Mortgage Loans to be purchased hereunder on such Business Day;

(k)     Release Letter.  The Buyer shall have received from the Seller a Warehouse Lender’s Release Letter, if applicable, substantially in the form of Exhibit D hereto (or such other form acceptable to the Buyer);

(l)      Good Standing Certificate.  At the request of the Buyer, the Seller and the Guarantor shall deliver to the Buyer a good standing certificate dated as of a recent date, but in no event more than ten (10) days prior to the date of such Transaction;

(m)    Fees and Expenses.  The Buyer shall have received all fees, expenses and other amounts payable by the Seller under this Repurchase Agreement (including, without limitation all of the Buyer’s attorney fees and expenses as contemplated by Section 13.04(c) and due diligence and indemnity expenses then due and owing) which amount, at the Buyer’s option, may be netted from the amount of Purchase Price to be paid to the Seller in connection with any Transaction entered into under this Repurchase Agreement;

(n)     Takeout Assignment.  Upon the request of the Buyer, the Buyer shall have received a Takeout Assignment for each Takeout Commitment relating to any Mortgage Loan subject to a Transaction outstanding as of the Purchase Date;

(o)      No Market Events.  None of the following shall have occurred and/or be continuing:

(i)      an event or events shall have occurred resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by mortgage loans or securities or an event or events shall have occurred resulting in the Buyer not being able to finance any Mortgage Loans through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events;

(ii)      an event or events shall have occurred resulting in the effective absence of a “securities market” for securities backed by mortgage loans or an event or events shall have occurred resulting in the Buyer not being able to sell securities backed by mortgage loans at prices which would have been reasonable prior to such event or events; or

(iii)     an event beyond the control of the Buyer which the Buyer reasonably determines may result in the Buyer’s inability to perform its obligations under this Repurchase Agreement including, without limitation, acts of God, strikes, lockouts, riots, acts of war or terrorism, epidemics, nationalization, expropriation, currency restrictions, fire, communication line failures, computer viruses, power failures, earthquakes, or other disasters of a similar nature to the foregoing shall have occurred or be continuing.

(p)      Filings, Registrations, Recordings.  Any documents (including, without limitation, financing statements) required to be filed, registered or recorded in order to create, in favor of the Buyer, a perfected, first-priority security interest in the Purchased Items, subject to no Liens other than those created hereunder, shall have been properly prepared and executed for filing (including the applicable county(ies) if the Buyer determines such filings are necessary in its sole good faith discretion), registration or recording in each office in each jurisdiction in which such filings, registrations and recordations are required to perfect such first-priority security interest; provided, that assignments of the Mortgages securing or related to the Mortgage Loans shall not be required to be recorded prior to the occurrence of an Event of Default.

(q)      No Adverse Litigation.  The Buyer shall not have determined that there is any action, proceeding or investigation by or before any Governmental Authority affecting the Seller, the Guarantor or any of their Affiliates or Property (including, without limitation, any Mortgage Loan), which is reasonably likely to be adversely determined and which, if decided adversely, would have a reasonable likelihood of having a Material Adverse Effect.

(r)      Legal Sale.  With respect to any Mortgage Loan that was funded in the name of an Affiliate of the Seller, the Buyer may, in its sole good faith discretion, require the Seller to provide evidence sufficient to satisfy the Buyer that such Mortgage Loan was acquired in a legal sale, including without limitation, an opinion, in form and substance and from an attorney, in both cases, acceptable to the Buyer in its sole discretion, that such Mortgage Loan was acquired in a legal sale.

(s)      EPD Platform Ratio.  The EPD Platform Ratio shall be less than 2%.

Each request for a Transaction by the Seller hereunder shall constitute a certification by the Seller that all the conditions set forth in this Section 5 (other than Section 5.02(j) and (k)) have been satisfied (both as of the date of such notice, request or confirmation and as of the Purchase Date therefor).

Section 6.      Representations and Warranties.  The Seller represents and warrants to, and covenants with, the Buyer that throughout the term of this Repurchase Agreement with respect to the Seller, the Guarantor and the Servicer:

6.01      Legal Name.  On the Effective Date, the exact legal name of the Seller is PennyMac Loan Services, LLC, the exact legal name of the Guarantor is Private National Mortgage Acceptance Company, LLC, and the exact legal name of the Servicer is PennyMac Loan Services, LLC, and no such party has used any previous names, assumed names or trade names except as set forth on Schedule 4 attached hereto.

6.02      Existence.  Each of the Seller, the Servicer and the Guarantor (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (b) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect; and (c) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect.

6.03      Financial Condition.  The Seller has heretofore furnished to the Buyer a copy of (a) its and the Guarantor’s consolidated balance sheets for the fiscal year of the Seller ended December 31, 2016 (the “Financial Statement Date”) and the related consolidated statements of income and retained earnings and of cash flows for the Seller and the Guarantor for such fiscal year, with the opinion thereon of Deloitte & Touche LLP and (b) the Seller’s and the Guarantor’s consolidated balance sheets and the consolidated balance sheets of their consolidated Subsidiaries for the quarterly fiscal periods of the Seller and the Guarantor ended March 31, 2017 and the related consolidated statements of income and retained earnings and of cash flows for the Seller and the Guarantor for such quarterly fiscal periods.  All such financial statements are complete and correct and fairly present, in all material respects, the consolidated financial condition of the Seller and the Guarantor and their Subsidiaries and the consolidated results of their operations as at such dates and for such fiscal periods, all in accordance with GAAP applied on a consistent basis (subject to normal year-end audit adjustments, as applicable).  Since the Financial Statement Date, there has been no material adverse change in the consolidated business, operations or financial condition of the Seller taken as a whole from that set forth in the financial statements delivered for the fiscal year of the Seller ending on such date.

6.04      Litigation.  There are no actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings affecting the Seller, the Servicer or the Guarantor or any of their Subsidiaries or affecting any of the Property of any of them before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Repurchase Documents or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim or claims in an aggregate amount greater than $10,000,000, (iii) which, individually or in the aggregate, if adversely determined, could reasonably be likely to have a Material Adverse

Effect, or (iv) requires filing with the Securities and Exchange Commission in accordance with the 1934 Act or any rules thereunder.

6.05      No Breach.  Neither (a) the execution and delivery of the Repurchase Documents nor (b) the consummation of the transactions therein contemplated in compliance with the terms and provisions thereof will conflict with or result in a breach of the charter or by-laws of the Seller, or any applicable law (including, without limitation, Prescribed Laws), rule or regulation, or any order, writ, injunction or decree of any Governmental Authority, or any Servicing Agreement or other material agreement or instrument to which the Seller, the Servicer or the Guarantor or any of their Subsidiaries is a party or by which any of them or any of their Property is bound or to which any of them is subject, or constitute a default under any such material agreement or instrument or result in the creation or imposition of any Lien (except for the Liens created pursuant to this Repurchase Agreement) upon any Property of the Seller, the Servicer or the Guarantor or any of their Subsidiaries pursuant to the terms of any such agreement or instrument.

6.06      Action.  The Seller, the Servicer and the Guarantor each has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Repurchase Documents; the execution, delivery and performance by the Seller, the Servicer or the Guarantor, as applicable, of each of the Repurchase Documents have been duly authorized by all necessary corporate or other action on its part; and each Repurchase Document has been duly and validly executed and delivered by the Seller, the Servicer or the Guarantor, as applicable, and constitutes a legal, valid and binding obligation of the Seller, the Servicer or the Guarantor, as applicable, enforceable against the Seller, the Servicer or the Guarantor, as applicable, in accordance with its terms.

6.07      Approvals.

(a)      No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any securities exchange are necessary for the execution, delivery or performance by the Seller, the Servicer or the Guarantor, as applicable, of the Repurchase Documents or for the legality, validity or enforceability thereof, except for filings and recordings in respect of the Liens created pursuant to this Repurchase Agreement and the filing of this Repurchase Agreement and the Guaranty with the SEC, which filing will be made in a timely manner by the Seller.

(b)      The Seller and each Servicer is approved by Fannie Mae, Freddie Mac, and Ginnie Mae as an approved seller or issuer and servicer, as applicable, and, to the extent applicable, the Seller has all other approvals required with respect to the FHA, VA, RHS and any other Agency, in each case is in good standing (such collective approvals and conditions, “Agency Approvals”), with no event having occurred or the Seller having any reason whatsoever to believe or suspect will occur (including, without limitation, a change in insurance coverage) which would either make the Seller (or any Servicer) unable to comply with the eligibility requirements for maintaining all such applicable Agency Approvals or require notification to the relevant Agency.  The Seller (and any Servicer) has adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Mortgage Loans and in accordance with Accepted Servicing Practices.

6.08      Margin Regulations.  Neither the making of any Transaction hereunder, nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulation T, U or X.

6.09      Taxes.  The Seller, the Guarantor and their Subsidiaries have filed all Federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by any of them, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided.  The charges, accruals and reserves on the books of the Seller and the Guarantor and their Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Seller or the Guarantor, as applicable, adequate.

6.10      Investment Company Act.  Neither the Seller nor any of its Subsidiaries is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

6.11      Purchased Items; Security.

(a)      The Seller has not assigned, pledged, or otherwise conveyed or encumbered any Mortgage Loan to any other Person, and immediately prior to the sale of such Mortgage Loan to the Buyer, the Seller was the sole owner of such Mortgage Loan and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released before or simultaneously with the sale to the Buyer hereunder and Liens granted in favor of the Buyer hereunder.  No Mortgage Loan sold to the Buyer hereunder was acquired (by purchase or otherwise) by the Seller from an Affiliate of the Seller.

(b)      The provisions of this Repurchase Agreement are effective to create in favor of the Buyer a valid security interest in all right, title and interest of the Seller in, to and under the Purchased Items.

(c)      Upon (i) receipt by the Custodian of each Mortgage Note endorsed in blank, and each assignment of the related Mortgage, assigned in blank, by a duly authorized officer of the Seller unless the related Mortgage Loan is registered in the MERS System in which case the Seller shall provide evidence of such registration, and (ii) the issuance by the Custodian to the Buyer of a Master Trust Receipt therefor, the Buyer shall have a fully perfected first priority security interest therein, in the Mortgage Loan evidenced thereby and in the Seller’s interest in the related Mortgaged Property, in the event that any Transaction was construed to constitute a financing rather than a sale.

(d)      Upon the filing of financing statements on Form UCC-1 naming the Buyer as “Secured Party” and the Seller as “Debtor,” and describing the Purchased Items as the “Collateral,” in the jurisdictions and recording offices listed on Schedule 2 attached hereto, the security interests granted hereunder in the Purchased Items will constitute fully perfected first priority security interests under the Uniform Commercial Code in all right, title and interest of the Seller in, to and under such Purchased Items which can be perfected by filing under the Uniform Commercial Code, in the event that any Transaction is construed to constitute a financing rather than a sale.

6.12      Chief Executive Office/Jurisdiction of Organization.  On the Effective Date, the Seller’s chief executive office and operational facilities are located at 3043 Townsgate Road, Westlake Village, California 91361.  On the Effective Date, the Seller’s jurisdiction of organization is the state of Delaware.

6.13      Location of Books and Records.  The location where the Seller keeps its books and records, including all computer tapes and records relating to the Purchased Items is its chief executive office.

6.14      Reserved.

6.15      True and Complete Disclosure.  The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Seller, the Servicer or the Guarantor to the Buyer in connection with the negotiation, preparation or delivery of this Repurchase Agreement and the other Repurchase Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.  All written information furnished after the date hereof by or on behalf of the Seller, the Servicer or the Guarantor to the Buyer in connection with this Repurchase Agreement and the other Repurchase Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified.  There is no fact known to a Responsible Officer of the Seller, after due inquiry, that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Repurchase Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Buyer for use in connection with the transactions contemplated hereby or thereby.

6.16      Tangible Net Worth.  The Tangible Net Worth of the Seller is not less than $500,000,000.

6.17      ERISA.  Each Plan to which the Seller or the Guarantor, or their Subsidiaries make direct contributions, and, to the knowledge of the Seller, each other Plan and each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law.  No event or condition has occurred and is continuing as to which the Seller or the Guarantor would be under an obligation to furnish a report to the Buyer under Section 7.01(d) hereof.  The present value of all accumulated benefit obligations under each Plan subject to Title IV of ERISA (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such Plans.  The Seller and the Guarantor, and their Subsidiaries do not provide any material medical or health benefits to former employees other than as required by the Consolidated Omnibus Budget Reconciliation Act, as amended, or similar state or local law at no cost to the employer.

6.18      Delivery of Mortgage Loans.  The Seller has no reason to believe, after reasonable and diligent inquiry respecting (among other things) the relevant Mortgage Loan Documents, the characteristics and quality of the Mortgage Loans, that the transfer will not occur as required pursuant to this Repurchase Agreement.

6.19      Subsidiaries.  The Seller, the Servicer and the Guarantor have no subsidiaries other than those identified on Schedule 3.

6.20      Regulatory Status.  The Seller is not a “bank holding company” or a direct subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

6.21      Takeout Commitments; Takeout Assignments.  Each Takeout Commitment (if any) has been delivered by the Seller and constitutes a valid, binding and existing obligation of a Takeout Investor, enforceable against the Seller and the Takeout Investor, respectively, in accordance with its terms (subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those relating to specific performance).  If requested by the Buyer, each Takeout Commitment (if any) has been duly and validly assigned by the Seller to the Buyer pursuant to a Takeout Assignment.

6.22      Identification of Servicer(s). Each Servicer of any Mortgage Loans shall be identified in writing to the Buyer and must be acceptable to the Buyer in its sole reasonable discretion.  The Seller shall provide written notification to the Buyer within two (2) Business Days of any rating agency reducing the credit or servicer rating applicable to any Servicer below (i) “SQ3”, as rated by Moody’s or (ii) “Average”, as rated by S&P.”

6.23      Solvency.  After giving effect to each Transaction (i) the amount of the “present fair saleable value” of the assets of the Seller and of the Seller and its Subsidiaries, taken as a whole, will, as of such date, exceed the amount of all “liabilities of the Seller and of the Seller and its Subsidiaries, taken as a whole, contingent or otherwise,” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of the Seller and of the Seller and its Subsidiaries, taken as a whole, will, as of such date, be greater than the amount that will be required to pay the liabilities of the Seller and of the Seller and its Subsidiaries, taken as a whole, on their respective debts as such debts become absolute and matured, (iii) neither the Seller, nor the Seller and its Subsidiaries, taken as a whole, will have, as of such date, an unreasonably small amount of capital with which to conduct their respective businesses, and (iv) the Seller and the Seller and its Subsidiaries, taken as a whole, will be able to pay their respective debts as they mature.  The Seller does not intend to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature.  The Seller is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of the Seller or any of its assets.  The Seller is not transferring any Mortgage Loans with any intent to hinder, delay or defraud any of its creditors.  For purposes of this Section, “debt” means “liability on a claim,” “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

6.24      Loans Subject to Consent or Other Orders.  No Mortgage Loan violates any consent order or decree or any judicial, regulatory, administrative or other similar judgments, orders, stipulations, awards, writs or injunctions applicable to the Buyer.

6.25      Licenses.  The Buyer will not be required as a result of purchasing the Mortgage Loans to be licensed, registered or approved or to obtain permits or otherwise qualify (i) to do business in any state in which it is not currently so required or (ii) under any state or other jurisdiction’s consumer lending, fair debt collection or other applicable state or other jurisdiction’s statute or regulation.

6.26      True Sales.  Any and all interest of a Qualified Originator in, to and under any Mortgage funded in the name of or acquired by such Qualified Originator or seller which is an Affiliate of the Seller has been sold, transferred, conveyed and assigned to the Seller pursuant to a legal sale and such Qualified Originator retains no interest in such Loan, and if so requested by the Buyer, such sale is covered by an opinion of counsel to that effect in form and substance acceptable to the Buyer.

6.27      No Burdensome Restrictions.  No Requirement of Law or Contractual Obligation of the Seller, the Servicer or the Guarantor has a Material Adverse Effect.

6.28      Origination and Acquisition of Mortgage Loans.  The Mortgage Loans were originated by the Seller or a Qualified Originator, and the origination and collection practices used by the Seller or Qualified Originator, as applicable, with respect to the Mortgage Loans have been, in all material respects legal and in compliance with all laws with respect to unfair and deceptive lending practices and Predatory Lending Practices, proper, prudent and customary in the residential mortgage loan origination and servicing business, and in accordance with FHA, VA, RHS, Ginnie Mae, Fannie Mae and Freddie Mac standards as applicable, and in accordance with the Guidelines. All Mortgage Loans are in conformity with the Guidelines and are eligible for sale to Ginnie Mae, Fannie Mae or Freddie Mac or for guaranty by the VA or the RHS or for insurance by the FHA, and satisfy all applicable requirements for delivery to the appropriate Agency.  Each of the Mortgage Loans complies with the representations and warranties listed in Schedule 1 hereto.  The Seller shall provide written notice to the Buyer of any material change in the process and standards pursuant to which Qualified Originators are approved and shall notify the Buyer of any Qualified Originators that are approved following the Effective Date.

6.29      No Broker.  The Seller has not dealt with any broker, investment banker, agent, or other person, except for the Buyer, who may be entitled to any commission or compensation in connection with the sale of Mortgage Loans pursuant to this Repurchase Agreement; provided, that if the Seller has dealt with any broker, investment banker, agent, or other person, except for the Buyer, who may be entitled to any commission or compensation in connection with the sale of Mortgage Loans pursuant to this Agreement, such commission or compensation shall have been paid in full by the Seller.

6.30      FHA/VA/RHS.  Each of the Seller and/or any Qualified Originator, if required and applicable, is an FHA Approved Mortgagee, a VA Approved Lender and a Rural Housing Service Approved Lender, in good standing to originate and service mortgages and has not been suspended as a mortgagee or servicer by the FHA, VA or RHS, as applicable.  The Seller and Servicer are not under review or investigation or have knowledge of imminent or future investigation, by the FHA, VA or RHS.

6.31      Seller’s Internal Mortgage Tracking System.  Each printout and paper copy produced by the Seller’s internal mortgage tracking system and delivered to the Buyer is true, complete and accurate.

6.32      Servicer Approvals; Compliance with Guidelines.  The Seller (in the event it is acting as Servicer), the Servicer and any third-party servicer servicing any Mortgage Loans hereunder has all consents, licenses and approvals necessary to service loans on behalf of each Agency and has remained at all times in compliance with the Guidelines.

6.33      Fannie Mae/Freddie Mac/Ginnie Mae.  Each of the Seller, Servicer and/or any Qualified Originator, if required and applicable, and Servicer, if applicable is, as applicable, a seller approved by Fannie Mae, Freddie Mac and Ginnie Mae, in good standing to originate and service mortgages and has not been suspended as a mortgagee or servicer by Fannie Mae, Freddie Mac or Ginnie Mae.  The Seller and Servicer are not under review or investigation or have knowledge of imminent or future investigation, by Fannie Mae, Freddie Mac or Ginnie Mae.

6.34      Servicing. The Seller, the Servicer or any third party Servicer has adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans, of the same types as may from time to time constitute Mortgage Loans and in accordance with Accepted Servicing Practices.

6.35      Financial Covenants .  Each of the Seller and the Guarantor is in compliance with their respective Financial Covenants as follows.

(a)  Minimum Tangible Net Worth  (Section 7.14 of the Repurchase Agreement).  $500,000,000 in the case of the Seller.

(b)  Maximum Total Indebtedness to Tangible Net Worth Ratio (Section 7.15).  10:1 in the case of the Seller.

(c)  Minimum Profitability (Section 7.16).  $1.00 in at least one of the two most recent calendar quarters in the case of the Seller.

(d)  Minimum Liquidity (Section 7.18).  $40,000,000 in the case of the Seller.

In each case, the foregoing is subject to Section 7.35 of the Repurchase Agreement.  In the event that Guarantor becomes an operating company or ceases to be a holding company, Seller agrees, at the sole option of Buyer, to enter into an amendment to this Agreement to require Guarantor to make financial representations, warranties and covenants to Buyer, the substance of which shall contain financial tests substantially similar to the financial tests contained in Sections 6.35 and 7.14,  7.15,  7.16 and 7.18 herein.

6.36      FIRREA Settlements.  Neither the Seller nor the Servicer are subject to any ongoing FIRREA settlement involving a consumer relief schedule with the U.S. Department of Justice, nor are they or either of them providing, and shall not provide, the required reporting to any party under a mortgage-related FIRREA settlement, nor has Seller pledged, sold or transferred, nor shall it, without the consent of Buyer, pledge, sell or transfer, any Consumer Relief Credit Eligible Asset to any other person that is subject to an ongoing FIRREA settlement involving a consumer relief schedule with the U.S. Department of Justice.  If any of the Seller, the Guarantor and/or the Servicer become(s) subject to a FIRREA settlement involving a consumer relief schedule with the U.S. Department of Justice, the Seller will provide prompt written notice to the Buyer.

Section 7.             Covenants of the Seller.  The Seller covenants and agrees with the Buyer that, so long as any Transaction is outstanding and until payment in full of all Repurchase Obligations:

7.01      Financial Statements.  The Seller shall deliver to the Buyer:

(a)      as soon as available, and in any event not later than forty-five (45) days after the end of each calendar month, (i) the unaudited consolidated balance sheet of the Seller as at the end of such month and the related unaudited consolidated statement of income and retained earnings and consolidated statement of equity of the Seller for such month and the portion of the fiscal year through the end of such month, accompanied by a certificate of a Responsible Officer of the Seller, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Seller in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments), (ii) a certificate of a Responsible Officer of the Seller, which certificate shall state that there is no Event of Default under Sections 8.01(ff),  (gg),  (hh) or (ii) of this Repurchase Agreement, and (iii) a certificate of a Responsible Officer of the Guarantor, which certificate shall state that the Guarantor is in compliance with the liquidity requirements of Section 7.18 of this Repurchase Agreement;

(b)      as soon as available and in any event within forty-five (45) days after the end of each of the first three quarterly fiscal periods of each fiscal year of the Seller and the Guarantor, the unaudited consolidated balance sheet of the Seller and the Guarantor as at the end of such period and the related unaudited consolidated statement of income and retained earnings, consolidated statement of cash flows and consolidated statement of equity for the Seller and the Guarantor for such period and the portion of the fiscal year through the end of such period, accompanied by a certificate of a Responsible Officer of the Seller or the Guarantor, as applicable, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Seller or the Guarantor, as applicable, in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

(c)      as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Seller and the Guarantor, the consolidated balance sheet of the Seller and the Guarantor as at the end of such fiscal year and the related consolidated statement of income and retained earnings, consolidated statement of cash flows and consolidated statement of equity for the Seller and the Guarantor for such year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Seller and the Guarantor as at the end of, and for, such fiscal year in accordance with GAAP, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default or Event of Default;

(d)      from time to time such other information regarding the financial condition, operations, or business of the Seller, the Servicer or the Guarantor as the Buyer may reasonably request; and

(e)      as soon as reasonably possible, and in any event within thirty (30) days after a Responsible Officer of the Seller knows, or with respect to any Plan or Multiemployer Plan to which the Seller or the Guarantor or any of their Subsidiaries makes direct contributions, has reason to believe, that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of the Seller or the Guarantor, as applicable, setting forth details respecting such event or condition and the action, if any, that the Seller or the Guarantor, as applicable, or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by the Seller or the Guarantor or an ERISA Affiliate with respect to such event or condition):

(i)      any reportable event, as defined in Section 4043(c) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including without limitation the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;

(ii)      the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by the Seller or the Guarantor or an ERISA Affiliate to terminate any Plan;

(iii)      the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Seller or the Guarantor or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(iv)      the complete or partial withdrawal from a Multiemployer Plan by the Seller or the Guarantor or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by the Seller or the Guarantor or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(v)      the institution of a proceeding by a fiduciary of any Multiemployer Plan against the Seller or the Guarantor or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within thirty (30) days; and

(vi)      the adoption of an amendment to any Plan that would result in the loss of tax-exempt status of the Plan and trust of which such Plan is a part if the Seller or the Guarantor or an ERISA Affiliate fails to provide timely security to such Plan if and as required by the provisions of Section 401(a)(29) of the Code or Section 307 of ERISA.

The Seller will furnish to the Buyer, at the time it furnishes each set of financial statements pursuant to paragraphs (a) above, and cause the Guarantor to furnish to the Buyer, at the time it furnishes each set of financial statements pursuant to paragraphs (b) and (c) above, an officer’s certificate in the form of Exhibit N hereto (each a “Compliance Certificate”) signed by a Responsible Officer of the Seller or the Guarantor, as applicable (i) in the case of the Seller, certifying that, both immediately prior to the entering into each Transaction that has been entered into during the period since the delivery to Buyer of the immediately preceding Compliance Certificate (or, with respect to the first such certificate, since the Effective Date) and also after giving effect to each such Transaction and to the intended use of the Purchase Price paid to the Seller in respect thereof, the representations and warranties made by the Seller in Section 6 and Schedule 1 hereof, and elsewhere in each of the Repurchase Documents, were true, correct and complete in all material respects (or otherwise waived in writing) on and as of the date of the making of each such Transaction (in the case of the representations and warranties in Section 6.11,  Section 6.24 and the last two sentences of Section 6.28 and Schedule 1, solely with respect to Mortgage Loans subject to such outstanding Transactions) with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), (ii) in the case of the Seller, certifying that Seller is, and as of the date of each Transaction that was entered during the period since the delivery to Buyer of the immediately preceding Compliance Certificate (or, with respect to the first such certificate, since the Effective Date) was, in compliance, in all material respects, with all governmental licenses and authorizations, statutory and regulatory requirements, and qualified to do business and in good standing in all required jurisdictions, (iii) in the case of the Seller and the Guarantor, stating that, to the best of such Responsible Officer’s knowledge, the Seller during such fiscal period or year has observed or performed in all material respects all of its covenants and other agreements, and satisfied every condition, contained in this Repurchase Agreement and the other Repurchase Documents to be observed, performed or satisfied by it, and that such

Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate (and, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action the Seller has taken or proposes to take with respect thereto), (iv) in the case of the Seller and the Guarantor, showing in detail the calculations supporting such Responsible Officer’s certification of the Seller’s compliance with the requirements of Sections 7.14,  7.15,  7.16 and 7.18 and (v) in the case of the Seller, stating that neither Seller nor any of its Affiliates has entered into a new, or amended any existing, repurchase agreement or other credit facility with any Person that is a More Favorable Agreement, as defined in Section 7.35 of this Repurchase Agreement, or the new terms have been provided to Buyer and are set forth on a schedule attached to such certificate.  At the time the Compliance Certificate is provided by the Seller, the Seller shall provide to the Buyer a narrative description detailing the repurchase and indemnity requests or demands made upon the Seller, the Servicer or the Guarantor by any third party investors (including any Agency).

7.02      Litigation.  The Seller will promptly, and in any event within 10 days after service of process on any of the following, give to the Buyer notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings affecting the Seller, the Servicer, the Guarantor or any of their Subsidiaries or affecting any of the Property of any of them before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Repurchase Documents or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim or claims in an aggregate amount greater than $10,000,000, (iii) which, individually or in the aggregate, if adversely determined, could be reasonably likely to have a Material Adverse Effect, or (iii) requires filing with the Securities and Exchange Commission in accordance with the 1934 Act and any rules thereunder.

7.03      Existence, etc.  The Seller will, and the Seller will cause the Servicer and the Guarantor to:

(a)      preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises (including, but not limited to, any FHA, VA or RHS licenses) or approvals (provided that nothing in this Section 7.03(a) shall prohibit any transaction expressly permitted under Section 7.04 hereof);

(b)      comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, Prescribed Laws, all environmental laws, all laws with respect to unfair and deceptive lending practices and Predatory Lending Practices) if failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect;

(c)      keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied;

(d)      not change its jurisdiction of organization from the jurisdiction referred to in Section 6.11 unless it shall have provided the Buyer thirty (30) days’ prior written notice of such change;

(e)      pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained in conformance with GAAP; and

(f)      permit representatives of the Buyer, during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Buyer; provided that, prior to a Default or Event of Default, Buyer shall provide not less than three (3) Business Days’ prior notice of any such examination.

7.04      Prohibition of Fundamental Changes.  Neither the Seller, the Servicer nor the Guarantor shall (a) enter into any transaction of merger or consolidation or amalgamation in which it is not the surviving entity or which may result in a Material Adverse Effect, or (b) liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution). The Seller shall not, without the prior written consent of the Buyer, directly or indirectly materially alter, modify or otherwise change: (i) its current business operations; and (ii) its current mortgage loan origination platform (including but not limited to its process of mortgage loan acquisitions). Neither the Seller, the Servicer nor the Guarantor shall convey, sell, lease, assign, transfer or otherwise dispose of (collectively, “Transfer”), all or substantially all of its Property, business or assets (including, without limitation, receivables and leasehold interests) whether now owned or hereafter acquired or allow any Subsidiary to Transfer substantially all of its assets to any Person; provided, that the Seller, the Servicer or the Guarantor may after prior written notice to the Buyer allow such action with respect to any Subsidiary which is not a material part of the Seller’s, the Servicer’s or the Guarantor’s overall business operations.  Neither the Seller nor the Guarantor shall create or acquire any material Subsidiary that is not consistent with its current business operations and platform without the prior written consent of the Buyer, which consent shall not be unreasonably withheld or delayed.

7.05      Margin Deficiency. If at any time there exists a Margin Deficiency, the Seller shall cure such Margin Deficiency in accordance with Section 2.06 hereof.

7.06      Notices.  The Seller shall give notice to the Buyer:

(a)      promptly upon receipt of notice or knowledge of the occurrence of any Default or Event of Default;

(b)      [Reserved];

(c)      with respect to any Mortgage Loan sold to the Buyer hereunder, immediately upon receipt of notice or knowledge that the underlying Mortgaged Property has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to affect materially and adversely the Market Value of such Mortgage Loan or that such Mortgage Loan breaches any representation or warranty listed on Schedule 1 hereto;

(d)      promptly upon receipt of notice or knowledge of (i) any default related to any Purchased Items, (ii) any Lien or security interest (other than security interests created hereby or by the other Repurchase Documents) on, or claim asserted against, any of the Purchased Items or (iii) any event or change in circumstances which could reasonably be expected to have a Material Adverse Effect;

(e)      promptly upon any material and adverse change in the market value of any or all of the Seller’s, the Servicer’s or the Guarantor’s assets;

(f)      promptly upon notice or knowledge of the occurrence of any event (other than a Reportable Event) described in Section 8(n) hereof without regard to its materiality;

(g)      promptly upon notice or knowledge of the occurrence of any material Reportable Event;

(h)      promptly upon any change in the name or ownership of the Seller, the Servicer or the Guarantor; and

(i)      promptly upon any occurrence described in the last sentence of Section 6.36.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Seller setting forth details of the occurrence referred to therein and stating what action the Seller has taken or proposes to take with respect thereto.

7.07      Interest Rate Protection Agreements.  The Seller shall deliver to the Buyer monthly a written summary of the notional amount of all outstanding Interest Rate Protection Agreements.

7.08      Reports.  (i) The Seller shall upon request of the Buyer provide the Buyer with a report, which report shall include, among other items, a summary of the Seller’s delinquency and loss experience with respect to mortgage loans serviced by the Seller, any Servicer or any designee of either, plus any such additional reports as the Buyer may reasonably request with respect to the Seller’s or any Servicer’s servicing portfolio or pending originations of mortgage loans, including reporting necessary to comply with the obligations of the Buyer under the Settlement Agreement.  The Seller shall provide notice upon becoming aware of any material penalties, sanctions or charges levied, or threatened to be levied, against it or any change or threatened change in approval status, or the commencement of any Agency audit (other than an audit conducted for due diligence purposes in the normal course of business by an Agency in accordance with the Agency’s policies) or investigation, or the institution of any action or the threat of institution of any action against Seller by any Agency, HUD or any other agency, or any supervisory or regulatory Governmental Authority supervising or regulating the origination or servicing of mortgage loans by, or the issuer or seller status of, the Seller.

(ii)      Seller will report to Buyer on a quarterly basis any repurchases by Seller from Ginnie Mae, Fannie Mae or Freddie Mac of Mortgage Loans that were the subject of a Transaction under this Repurchase Agreement.

7.09      Guidelines.

(a)      Without the prior written consent of the Buyer, the Seller shall not originate Mortgage Loans in a manner inconsistent with the Guidelines.  If a Mortgage Loan becomes a Credit Denied Asset and the Monitor has specified one or more loan characteristics constituting reasons for rejecting the related Credit Toward Settlement, then Seller, in consultation with Buyer, shall promptly take reasonable steps to prevent the future sale to Buyer of Mortgage Loans having such or reasonably similar characteristics (the “Rejected Characteristics”).  After an Eligible Mortgage Loan becomes a Credit Denied Asset, (i) Seller shall not be required to repurchase the Credit Denied Asset or other Purchased Items with Rejected Characteristics until the Repurchase Date that would otherwise occur in the normal course of this Agreement for the related Transaction, and (ii) Buyer shall not lower the Market Value or change the dwell time of the Credit Denied Asset or other Purchased Items with Rejected Characteristics due to the Rejected Characteristics of such Eligible Mortgage Loans.  The Seller agrees to provide notice to the Buyer within three (3) Business Days of any material modifications to be made to the Guidelines that will impact either the Buyer or any mortgage loans that will become Mortgage Loans.  The Seller agrees to notify the Buyer in the event that any material changes are made to the Underwriting Guidelines following the Effective Date.  If the Buyer reasonably determines that a change is not acceptable to the Buyer, the Buyer will have no obligation to finance any Mortgage Loans that are originated pursuant to the new Underwriting Guidelines.

(b)      The Seller shall originate Mortgage Loans in a manner which is consistent with sound underwriting and appraisal practices, and in compliance with applicable federal and state consumer protection laws including, without limitation, all laws with respect to unfair or deceptive practices and all laws relating to Predatory Lending Practices.

7.10      Transactions with Affiliates.  Neither the Seller nor the Guarantor will enter into any transaction, including without limitation any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) not otherwise prohibited under this Repurchase Agreement, (b) in the ordinary course of the Seller’s or the Guarantor’s business and (c) upon fair and reasonable terms no less favorable to the Seller or the Guarantor than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate, or make a payment that is prohibited by this Section 7.10 to any Affiliate.

7.11      Limitation on Liens.  The Seller will defend the Purchased Items against, and will take such other action as is necessary to remove, any Lien, security interest or claim on or to the Purchased Items, other than the security interests created under this Repurchase Agreement, and the Seller will defend the right, title and interest of the Buyer in and to any of the Purchased Items against the claims and demands of all persons whomsoever.

7.12      Limitation on Guarantees.  Neither the Seller nor the Guarantor shall create, incur, assume or suffer to exist any Guarantees except (i) to the extent reflected in the Seller’s or the Guarantor’s financial statements or notes thereto and (ii) to the extent the aggregate Guarantees do not exceed $250,000 in the case of the Seller.

7.13      Limitation on Distributions.  Upon and during the continuance of a Default or Event of Default, the Seller shall not and, upon and during the continuance of an Event of Default the Guarantor shall not, declare or pay any dividends upon any shares of the Seller’s or the Guarantor’s, as applicable, stock now or hereafter outstanding, nor shall the Seller or the

Guarantor set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or partnership interest of the Seller or the Guarantor, whether now or hereafter outstanding, or make any other distribution in respect of any of the foregoing or to any shareholder or equity owner of the Seller or the Guarantor either directly or indirectly, whether in cash or property or in obligations of the Seller or the Guarantor or any of the Seller’s or the Guarantor’s consolidated Subsidiaries.

7.14      Maintenance of Tangible Net Worth.  The Seller shall not permit its Tangible Net Worth at any time to be less than $500,000,000.

7.15      Maintenance of Ratio of Total Indebtedness to Tangible Net Worth.  The Seller shall not permit its ratio of Total Indebtedness to Tangible Net Worth at any time to be greater than 10:1.

7.16      Maintenance of Profitability.  The Seller shall maintain Net Income, generated in at least one of the two consecutive fiscal quarters, measured on the last day of each fiscal quarter, in an amount equal to or more than $1.00.

7.17      Servicer; Servicing File.  The Seller or the Servicer shall provide to the Buyer on the fifth Business Day of each month a Servicer Report.  The Seller shall not cause the Mortgage Loans to be serviced by any servicer other than a servicer expressly approved in writing by the Buyer.

7.18      Maintenance of Liquidity.  The Seller shall ensure that, as of the end of each calendar month, it has unencumbered Cash Equivalents of $40,000,000.

7.19      Required Filings.  The Seller shall promptly provide the Buyer with copies of all documents which the Seller, the Servicer, the Guarantor or any Affiliate of the Seller, the Servicer or the Guarantor is required to file with the Securities and Exchange Commission in accordance with the 1934 Act or any rules thereunder, unless such documents are filed with EDGAR.

7.20      No Adverse Selection.  The Seller has not selected any Purchased Item in a manner so as to adversely affect the Buyer’s interests.

7.21      Loans subject to Consent or Other Orders.  If Buyer determines, in its sole good faith discretion, that any Mortgage Loan breaches the representation and warranty in Section 6.24 of this Repurchase Agreement (whether or not such breach is material), then the Seller shall immediately, and in no case later than one (1) Business Day following discovery by, or notice to, Seller of such breach, repurchase such Mortgage Loan at the related Repurchase Price.  The date on which the Seller repurchases such Mortgage Loan will be considered the “Repurchase Date” for such Mortgage Loan.  The Buyer shall provide written notice to the Seller of any consent order or decree or any judicial, regulatory, administrative or other similar judgment, order stipulation, award, writ or injunction applicable to the Buyer.

7.22      Additional Warehouse Lines.  Seller shall maintain mortgage funding facilities (including warehouse lines of credit, purchase facilities and off-balance sheet funding facilities) for similar assets to the Eligible Assets with other parties so that the Maximum Amount represents no more than 50% of Sellers Parties’ available warehouse credit at any time.

7.23      Agency Approvals.  Should the Seller or the Servicer, for any reason, cease to possess all required and applicable Agency Approvals, or should material notification to the relevant Agency be required, the Seller shall so notify the Buyer immediately in writing.  Notwithstanding the preceding sentence, the Seller shall take all necessary action to maintain all of its (and each Servicer’s) applicable Agency Approvals at all times during the term of this Repurchase Agreement and so long as any Transaction remains outstanding.

7.24      Takeout Commitments; Takeout Assignments.  If requested by the Buyer, each Takeout Commitment (if any) will be duly and validly assigned by the Seller to the Buyer pursuant to a Takeout Assignment.

7.25      Maintenance of Property; Insurance.  The Seller and the Guarantor shall keep all property useful and necessary in its business in good working order and condition.  The Seller and the Servicer shall maintain errors and omissions insurance and/or mortgage impairment insurance and blanket bond coverage in such amounts as are in effect on the Effective Date and are customarily required by Fannie Mae, Freddie Mac and Ginnie Mae (as disclosed to the Buyer in writing) and shall not reduce such coverage without the written consent of the Buyer, and shall also maintain such other insurance with financially sound and reputable insurance companies, and with respect to property and risks of a character usually maintained by entities engaged in the same or similar business similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such entities. The Seller and the Servicer shall maintain endorsements for theft of warehouse lender money and collateral naming the Buyer as a loss payee under its bond coverage or other fidelity insurance and as a direct loss payee/right of action under its bond or other fidelity insurance policy.

7.26      MERS Designated Mortgage Loans.  With respect to each MERS Designated Mortgage Loan, neither the Seller nor the Servicer shall identify, or permit to be identified, any party other than Buyer in the field “warehouse/gestation” on the MERS® system without the express written consent of the Buyer.  The Buyer shall have the right to require the Seller or the Servicer, at the sole cost and expense of the Seller, to deregister each MERS Designated Mortgage Loan from the MERS® system and require MERS to prepare assignments of mortgage as specified by the Buyer.

7.27      Loan Purchase Agreements.  The Seller shall maintain at least one whole loan purchase agreement with at least one third party purchaser or Agency, pursuant to which such third party purchaser or Agency has agreed to purchase Eligible Mortgage Loans from the Seller.  The Seller shall not be in material default under any purchase agreement with any third party purchaser or Agency.  The Seller shall ensure that each Mortgage Loan sold to the Buyer in a Transaction hereunder which is subject to a Takeout Commitment with a third party purchaser is eligible for sale to such third party purchaser or Agency pursuant to the related purchase agreement.

7.28      [Reserved].

7.29      Power of Attorney.  The Seller shall, from time to time at the request of the Buyer, deliver to the Buyer any powers of attorney or other documentation required by the Buyer to ensure the enforceability under applicable law of any rights and/or powers granted to the Buyer in Section 4.04 of this Repurchase Agreement.

7.30      Quality Control.  The Seller and the Servicer shall maintain an internal quality control program that evaluates and monitors, on a regular basis, the overall quality of (i) its origination activities (including its compliance with all requirements of the Freddie Mac Loan Prospector (LP), the Fannie Mae DeskTop Underwriting (DU) program, and all applicable laws with respect to unfair and deceptive lending practices and Predatory Lending Practices and (ii) its servicing activities and that ensures that the Mortgage Loans are serviced in accordance with Accepted Servicing Practices and are serviced in accordance with all applicable Agency Guides; guards against dishonest, fraudulent or negligent acts; and guards against errors and omissions by officers, employees or other authorized persons.  The Seller shall notify the Buyer of the results of any such audit or third party audit of the Seller or the Servicer and of any issues or violations of policy which are discovered in connection with such internal quality control program.

7.31      Maintenance of Papers, Records and Files.

(a)      The Seller shall acquire, and the Seller shall build, maintain and have available, a complete file in accordance with lending industry custom and practice for each Mortgage Loan.  The Seller will maintain all such Records not in the possession of Custodian or the Buyer in good and complete condition in accordance with industry practices and preserve them against loss or destruction.

(b)      The Seller shall collect and maintain or cause to be collected and maintained all Records relating to the Mortgage Loans in accordance with industry custom and practice, including those maintained pursuant to subsection (a).  The Seller shall deliver, and shall cause the Servicer to deliver, to the Buyer or its designee updates of such Servicing Records at least monthly.  The Seller will not cause or authorize any Mortgage Loan Documents that are an original or an only copy to leave Custodian’s possession, except for individual items removed in connection with servicing a specific Loan, in which event the Seller will obtain or cause to be obtained a receipt from Custodian for any such paper, record or file.

(c)      For so long as the Buyer has an interest in or lien on any Mortgage Loan, the Seller will hold or cause to be held all related Records in trust for the Buyer.  The Seller shall notify, or cause to be notified, every other party holding any such Records of the interests and liens granted hereby.

(d)      Upon reasonable advance notice from Custodian or the Buyer, the Seller shall (x) make any and all such Records available to Custodian or the Buyer to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, (y) permit the Buyer or its authorized agents to discuss the affairs, finances and accounts of each of the Seller, the Servicer and the Guarantor with its respective chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of the Seller, the Servicer and the Guarantor with its independent certified public accountants.

7.32      Taxes, Etc.  The Seller shall pay and discharge or cause to be paid and discharged, when due, all taxes, assessments and governmental charges or levies imposed upon the Seller or the Guarantor or upon their income and profits or upon any of their property, real, personal or mixed (including without limitation, the Mortgage Loans) or upon any part thereof, as well as any other lawful claims which, if unpaid, might become a Lien upon such properties or any part thereof, except for any such taxes, assessments and governmental charges, levies or claims as are appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are provided.  The Seller shall file, and shall cause the Guarantor to file, on a timely basis all federal, state and local tax and information returns, reports and any other information statements or schedules required to be filed by or in respect of it.

7.33      Delivery of Servicing Rights and Servicing Records.  With respect to the Servicing Rights appurtenant to each Mortgage Loan, the Buyer shall own, and the Seller shall deliver, such Servicing Rights to the Buyer on the related Purchase Date.  The Seller shall deliver (or cause the related Servicer to deliver) the Servicing Records (including any Agency required records) and the physical and contractual servicing of each Mortgage Loan, to the Buyer or its designee upon the termination of the Seller, or Servicer as the servicer pursuant to Section 13.22.  In addition, with respect to the Servicing Records for each Mortgage Loan and the physical and contractual servicing of each Mortgage Loan, the Seller shall deliver (or cause the related Servicer to deliver) such Servicing Records and, to the extent applicable, the servicing to the Buyer or its designee within thirty (30) days of the earlier of (i) the termination of the Seller, or Servicer as the servicer, respectively, of the Mortgage Loans and (ii) the related Purchase Date for each such Mortgage Loan (the “Servicing Delivery Requirement”).  Notwithstanding the foregoing, such Servicing Delivery Requirement will be deemed restated for each such Mortgage Loan on each Repurchase Date on which such Mortgage Loan is repurchased by the Seller and becomes subject to a new Transaction (and the immediately preceding delivery requirement will be deemed to be rescinded), and a new 30 day Servicing Delivery Requirement will be deemed to commence for such Mortgage Loans as of such Repurchase Date in the absence of directions to the contrary from the Buyer.  Further, the Servicing Delivery Requirement will no longer apply to any Mortgage Loan that is repurchased in full by the Seller in accordance with the provisions of this Agreement and is no longer subject to a Transaction.  The Seller’s, or Servicer’s transfer of the Servicing Rights, Servicing Records and the physical and contractual servicing under this Section shall be in accordance with customary standards in the industry and such transfer shall include the transfer of the gross amount of all escrows held for the related mortgagors (without reduction for unreimbursed advances or “negative escrows”).

7.34      MERS.  The Seller and the Servicer are members of MERS in good standing and current in the payment of all fees and assessments imposed by MERS, and shall comply with all rules and procedures of MERS in connection with the servicing of MERS Loans for as long as such Mortgage Loans are registered with MERS.

7.35      Maintenance of Financial Covenants.  The Seller and the Buyer each agree that, to the extent that the Seller is obligated under any other repurchase agreement, loan agreement, warehouse facility, guaranty or similar credit facility (whether now in effect or in effect at any time during the term of this Repurchase Agreement) to comply with a financial covenant that is comparable to any of the financial covenants set forth in this Repurchase Agreement and such comparable provision is more restrictive to the Seller or the Guarantor or otherwise more favorable to the related lender or buyer thereunder than the parallel provision hereunder, or is in addition to any financial covenant set forth in this Repurchase Agreement, then such provision shall, with no further action required on the part of either the Seller or the Buyer, automatically become a part hereof and be incorporated herein, and the Seller hereby covenants to maintain, or cause to be maintained, compliance with such comparable or additional provision at all times throughout the term of this Repurchase Agreement; provided, however, that Seller’s obligation to comply with such provision shall terminate to the extent such provision is no longer in effect under the other repurchase agreement, loan agreement, warehouse facility, guaranty or similar credit facility.  The Seller agrees to promptly notify the Buyer of the execution of any agreement or other document that would cause the provisions of this Section 7.35 to become effective.  The Seller and the Buyer further agree to execute and deliver any new guaranties, agreements or amendments to this Repurchase Agreement evidencing such provisions, provided that the execution of such amendment shall not be a precondition to the effectiveness of such amendment, but shall merely be for the convenience of the parties hereto.

7.36      FHA/VA/RHS Loans.  The Seller will maintain the FHA insurance on any FHA Loan, the Rural Housing Service Guaranty on any RHS Loan and the VA guaranty on any VA Loan, including without limitation, the payment of any premium owed thereunder.  The Seller shall make, or cause to be made, all advances and other payments and provide all such reports and notices as are required under the FHA Regulations, Rural Housing Service Regulations or VA Regulations, as applicable, and otherwise take all actions necessary to maintain and keep in full force and effect, during the term of this Agreement, the FHA Insurance Contract, Rural Housing Service Guaranty or VA Guaranty Agreement, as applicable, including providing any notices required to be delivered to the FHA, RHS or the VA, as the case may be, in connection with the servicing of the Mortgage Loans pursuant hereto.

7.37      Publicly Traded Company.  Seller shall cause PFSI to maintain its status as a publicly traded company.

7.38      Acknowledgement of Anti‑Predatory Lending Policies.  Buyer has in place internal policies and procedures that expressly prohibit its purchase of any High Cost Mortgage Loan.

7.39      Wet-Ink Mortgage Loans.  In connection with the funding of any Wet-Ink Mortgage Loan, Seller shall provide to the applicable Closing Agent (with a copy to Buyer), (i) the Irrevocable Closing Instructions and (ii) final closing instructions which shall, without limitation, make reference to the Irrevocable Closing Instructions and stipulate the title insurance company that will be issuing the applicable title insurance policy and Closing Protection Letter, which title insurance company shall be an Acceptable Title Insurance Company.  In no event shall Seller use such final closing instructions to modify or attempt to modify the terms of the Irrevocable Closing Instructions unless such modifications are agreed to in advance and in writing by Buyer.  Seller shall not otherwise modify or attempt to modify the terms of the Irrevocable Closing Instructions without Buyer's prior written approval.  If the Closing Agent is not an Acceptable Title Insurance Company, except as otherwise permitted pursuant to Section 2.07(a)(i), Seller shall also (a) confirm that the closing is covered by a blanket Closing Protection Letter issued to Buyer by the title insurance company stipulated in the final closing instructions, and shall provide a copy of such Closing Protection Letter to Buyer; or (b) provide to Buyer (1) a Closing Protection Letter covering the closing issued to Seller by the title insurance company stipulated in the final closing instructions and (2) a duly executed Assignment of Closing Protection Letter relating to the above referenced Closing Protection Letter naming Buyer as the assignee.

7.40      Consumer Relief.

(a)      Seller shall deliver to the System of Record Provider any and all information requested by Buyer to be provided to the System of Record Provider, including, without limitation the information described in Exhibit P, as modified from time to time with Seller’s consent (not to be unreasonably withheld), and any other information that Buyer is entitled to receive pursuant any term or provision of this Agreement upon the same time frame that such Seller is obligated to provide such information to Buyer pursuant to the applicable term or provision of this Agreement.

(b)      Seller agrees to (a) cooperate with Buyer to (i) enable Buyer to satisfy any information, data and due diligence requests of the Monitor, including, but not limited to, providing Buyer and the Monitor with access to any and all documents, records, agreements, instruments or information relating to Seller and the Mortgage Loans in the possession, or under the control, of Seller (including, but not limited to, any and all documents, records, agreements, instruments or information relating to any report delivered pursuant to Section 7.08), (ii) enable Buyer to comply with any of the obligations, terms and conditions contained in the Settlement Agreement or contemplated therein and (iii) enable Buyer to comply with any request of the Monitor not set forth in clause (i) above, including agreeing to amendments reasonably necessary to the terms of the Repurchase Documents to accommodate any of the foregoing and (b) meet with the Monitor, at such time and location as Buyer may reasonably request, and make available to the Monitor, at such time and location as Buyer may reasonably request, a knowledgeable financial or accounting officer, and instruct such officer to answer candidly and fully any and all reasonable questions that the Monitor may address to them in reference to the Mortgage Loan Files, Mortgage Loans and the financial condition or affairs of Seller and its Affiliates and Subsidiaries.  Seller and Buyer further agree that all reasonable and documented out-of-pocket costs and expenses incurred by Buyer and the Monitor in connection with their respective activities pursuant to this Section 7.40 shall be paid by Buyer.

(c)      Seller (a) shall not, and shall cause Servicer to not, be subject to an ongoing FIRREA settlement involving a consumer relief schedule with the United States Department of Justice, (b) shall not provide the required reporting to any party under a mortgage-related FIRREA settlement, and (c) shall not, without the consent of Buyer, pledge, sell or transfer, any Consumer Relief Credit Eligible Asset to any other Person that is subject to an ongoing FIRREA settlement involving a consumer relief schedules with the United States Department of Justice.

7.41      Additional Disclosures.  In connection with any Purchased Item, Seller shall direct Servicer to disclose such disclosures as directed by the Buyer.

Section 8.             Events of Default.  Each of the following events shall constitute an event of default (an “Event of Default”) hereunder:

(a)      the Seller shall default in the payment of any Repurchase Price or Price Differential on any Transaction when due (whether at stated maturity, upon acceleration or at mandatory or optional prepayment or repurchase) and such default in shall continue unremedied for a period of one (1) Business Day; or

(b)      the Seller, the Servicer or the Guarantor shall default in the payment of any other amount payable by it hereunder or under any other Repurchase Document after notification by the Buyer of such default, and such default shall have continued unremedied for three (3) Business Days; or

(c)      any representation, warranty or certification made or deemed made herein or in any other Repurchase Document by the Seller or the Guarantor or any certificate furnished to the Buyer pursuant to the provisions hereof or thereof shall prove to have been false or misleading in any material respect as of the time made or furnished (other than the representations and warranties set forth in Section 6.24 (unless such Mortgage Loan is not repurchased within two (2) Business Days of discovery of such breach of Section 6.24), the last two sentences of Section 6.28 or Schedule 1, which shall be considered solely for the purpose of determining the Recognized Value of the Mortgage Loans; unless (i) the Seller shall have made any such representations and warranties with knowledge that they were materially false or misleading at the time made or (ii) any such representations and warranties have been determined by the Buyer in its sole good faith discretion to be materially false or misleading on a regular basis); or

(d)      the Seller or the Guarantor, as applicable, shall fail to comply with the requirements of Section 7.03(a),  Section 7.04,  Section 7.05,  Section 7.06, any of Sections 7.10 through 7.16,  Section 7.18, any of Sections 7.20 through 7.23,  Section 7.25 (other than the first sentence of such Section 7.25), Section 7.30,  Section 7.32,  Section 7.33,  Section 7.35 or Section 7.37 hereof; or the Seller shall otherwise fail to comply with the requirements of Section 7.29 or Section 7.36 hereof and such default shall continue unremedied for a period of one (1) Business Day; or the Seller shall otherwise fail to comply with the requirements of Section 7.09,  Section 7.26 or Section 7.31 hereof and such default shall continue unremedied for a period of three (3) Business Days; or the Seller shall otherwise fail to comply with the requirements of Section 7.17,  Section 7.19,  Section 7.24, the first sentence of Section 7.25,  Section 7.27, or Section 7.34 hereof and such default shall continue unremedied for a period of five (5) Business Days; or the Seller or the Guarantor, as applicable, shall fail to comply with the requirements of Section 7.01,  Section 7.02,  Section 7.03(b),  (c),  (d),  (e), and (f), or Section 7.07 and such default or failure shall continue unremedied for a period of seven (7) Business Days; or the Seller or the Guarantor, as applicable, shall fail to observe or perform any other covenant or agreement contained in this Repurchase Agreement or any other Repurchase Document and such default or failure to observe or perform shall continue unremedied for a period of seven (7) Business Days; or

(e)      a final judgment or judgments for the payment of money in excess of $10,000,000 in the aggregate shall be rendered against the Seller or the Guarantor by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof, and the Seller or the Guarantor shall not, within said period of 30 days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(f)      the Seller or the Guarantor shall admit in writing its inability to pay its debts as such debts become due; or

(g)      the Seller or the Guarantor or any of their Affiliates shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator or the like of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or (vi) take any corporate or other action for the purpose of effecting any of the foregoing; or

(h)      a proceeding or case shall be commenced, without the application or consent of the Seller or the Guarantor or any of their Affiliates, in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts, (ii) the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner, liquidator or the like of the Seller or the Guarantor or any such Affiliate or of all or any substantial part of its property, or (iii) similar relief in respect of the Seller, the Servicer or the Guarantor or any such Affiliate under any law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 30 or more days; or an order for relief against the Seller or the Guarantor or any such Affiliate shall be entered in an involuntary case under the Bankruptcy Code; or

(i)      the Custodial Agreement or any other Repurchase Document shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by the Seller; or

(j)      the Seller shall grant, or suffer to exist, any Lien on any Purchased Items except the Liens contemplated hereby; or the Liens contemplated hereby shall cease to be first priority perfected Liens on the Purchased Items in favor of the Buyer, or shall be Liens in favor of any Person other than the Buyer; or

(k)      the Seller or the Guarantor shall be in material default under, or fail to materially perform as required under, any note, indenture, repurchase agreement, loan and security agreement, credit facility, guaranty, swap agreement or any other contract to which it is a party, including, without limitation, any DB Indebtedness, which default (i) involves the material failure to pay a matured obligation, or (ii) permits the acceleration of the maturity of obligations or permits the prepayment of any indebtedness thereunder, in either case, in excess of $10,000,000 by any other party to or beneficiary of such note, indenture, repurchase agreement, guaranty, swap agreement or other contract; or

(l)      any materially adverse change in the business, financial condition or prospects of the Seller or the Guarantor or any of their Affiliates shall occur, in each case as determined by the Buyer in its sole good faith discretion, or any other condition shall exist which, in the Buyer’s sole good faith discretion, constitutes a material impairment of the Seller’s or the Guarantor’s ability to perform its obligations under this Repurchase Agreement or any other Repurchase Document;

(m)      [Reserved]; or

(n)      the discovery by the Buyer of a condition or event which existed at or prior to the execution hereof and which the Buyer, in its sole good faith discretion, determines materially and adversely affects: (i) the condition (financial or otherwise) of the Seller or the Guarantor, or any of their Subsidiaries or Affiliates; or (ii) the ability of either the Seller or the Guarantor, or the Buyer to fulfill its respective obligations under this Repurchase Agreement or any other Repurchase Document; or

(o)      (1) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code) involving any Plan, (2) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (3) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or institution of proceedings is, in the reasonable opinion of the Buyer, likely to result in the termination of such Plan for purposes of Title IV of ERISA, and, in the case of a Reportable Event, the continuance of such Reportable Event unremedied for ten (10) days after notice of such Reportable Event pursuant to Section 4043(a), (c) or (d) of ERISA is given or the continuance of such proceedings for ten (10) days after commencement thereof, as the case may be, (4) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (5) any withdrawal liability to a Multiemployer Plan shall be incurred by the Seller or the Guarantor or any of their Subsidiaries or (6) any other event or condition shall occur or exist; and in each case in clauses (1) through (6) above, such event of condition, together with all other such events or conditions, if any, is likely to subject the Seller or the Guarantor or any of their Subsidiaries to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of the Seller or the Guarantor or any of their Subsidiaries; or

(p)      the Electronic Tracking Agreement shall for whatever reason be terminated or cease to be in full force and effect and the Buyer shall not have received an Assignment of Mortgage with respect to each MERS Designated Mortgage Loan identified by the Buyer, in blank, in recordable form, but unrecorded; or

(q)      a Change of Control shall have occurred without the prior consent of the Buyer; or

(r)      the Buyer shall reasonably request, specifying the reasons for such request, reasonable information, and/or written responses to such requests, regarding the financial well-being of the Seller or the Guarantor (including but not limited to any information regarding any repurchase and indemnity requests or demands made upon the Seller or the Guarantor by any third party investors (including any Agency)) and such reasonable information and/or responses shall not have been provided within three (3) Business Days of such request; or

(s)      the Seller or the Guarantor or any their Affiliates shall default under, or fail to materially perform as required under, or shall otherwise materially breach the terms of any instrument, agreement or contract between the Seller or such other entity, on the one hand, and the Buyer or any of the Buyer’s Affiliates on the other and such default, failure to perform, or material breach shall continue unremedied for a period of seven (7) Business Days; or

(t)      the Seller’s membership in MERS is terminated for any reason; or

(u)      the Seller receives a notice of denial from any Agency or any Agency terminates, revokes or suspends the Seller’s approval to sell residential mortgage loans to such Agency (including but not limited to its approval to use DU or LP to underwrite residential mortgage loans); or

(v)      the Seller shall cease to be approved by or its approval shall be revoked, suspended, rescinded, halted, eliminated, withdrawn, annulled, repealed, voided or terminated by (i) Ginnie Mae as an approved issuer, (ii) HUD, pursuant to Sections 203 and 211 of the National Housing Act, (iii) the FHA, as an FHA Approved Mortgagee, (iv) the VA as a VA Approved Lender, or (v) Fannie Mae, Freddie Mac, Ginnie Mae or RHS as an approved seller or lender; or

(w)      any Agency shall at any time cease to accept delivery of any residential mortgage loan or loans from the Seller under any residential mortgage loan program or notifies the Seller that any such Agency shall cease accepting residential mortgage loan deliveries from the Seller; or

(x)      all or a portion of the Seller’s servicing portfolio consisting of Fannie Mae, Ginnie Mae or Freddie Mac loans is seized or the servicing of all or a portion of such loans is otherwise transferred away from the Seller; or

(y)      to the extent the Seller has “delegated lender insurance authority” from HUD as of the date hereof, such authority shall be revoked or suspended at any time by HUD; or

(z)      PFSI shall fail at any time to be a publicly traded company; or

(aa)      Failure of Seller to cause Servicer to comply with the deposit requirements set forth in this Agreement, as applicable; or

(bb)      Seller is suspended or terminated as a Fannie Mae, Freddie Mac or Ginnie Mae approved servicer; or

(cc)      Failure of Seller in any material respect to remit, when due, payments required to the Collection Account if and when required by Buyer or this Agreement; or

(dd)      Any Change of Control which has not been approved by Buyer with respect to the Servicer; or

(ee)      Failure of any Seller in any material respect to make Servicing Advances.

Section 9.            Remedies Upon Default.

(a)      An Event of Default shall be deemed to be continuing unless expressly waived in writing by the Buyer.  Upon the occurrence and during the continuance of one or more Events of Default hereunder, the Buyer’s obligation to enter into any additional Transactions hereunder shall automatically terminate without further action by any Person.  Upon the occurrence and during the continuance of one or more Events of Default other than those referred to in Section 8(g) or (h), the Buyer may immediately declare the Repurchase Price of the Transactions then outstanding to be immediately due and payable, together with all Price Differential thereon and fees and expenses accruing under this Repurchase Agreement.  Upon the occurrence and during the continuance of an Event of Default referred to in Sections 8(g) or (h), such amounts shall immediately and automatically become due and payable without any further action by any Person.  Upon such declaration or such automatic acceleration, the balance then outstanding shall become immediately due and payable, without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Seller.

(b)      Upon the occurrence and during the continuance of one or more Events of Default and if the Buyer shall have exercised its rights to accelerate or an automatic acceleration shall have occurred pursuant to Section 9(a) hereof, the Buyer shall have the right to obtain physical possession of, for the benefit of the Buyer, the Servicing Records and all other files of the Seller or the Servicer relating to the Purchased Items and all documents relating to the Purchased Items which are then or may thereafter come in to the possession of the Seller, the Servicer or any third party acting for the Seller and the Seller shall deliver to the Buyer such assignments as the Buyer shall request.  The Buyer shall be entitled to specific performance of all agreements of the Seller contained in this Repurchase Agreement.

Section 10.            No Duty of Buyer.  The powers conferred on the Buyer hereunder are solely to protect the Buyer’s interests in the Purchased Items and shall not impose any duty upon it to exercise any such powers.  The Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Seller for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

Section 11.             Reserved.

Section 12.             Reserved.

Section 13.             Miscellaneous.

13.01      Delay Not Waiver; Remedies Are Cumulative.  No failure on the part of the Buyer to exercise, and no delay in exercising, and no course of dealing with respect to, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Buyer of any right, power or remedy under any Repurchase Document preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All rights and remedies of the Buyer provided for herein are cumulative and in addition to any and all other rights and remedies provided by law, the Repurchase Documents and the other instruments and agreements contemplated hereby and thereby, and are not conditional or contingent on any attempt by the Buyer to exercise any of its rights under any other related document.  The Buyer may exercise at any time after the occurrence of an Event of Default one or more remedies, as they so desire, and may thereafter at any time and from time to time exercise any other remedy or remedies.

13.02      Notices.  Except as otherwise expressly permitted by this Repurchase Agreement, all notices, requests and other communications provided for herein and under the Custodial Agreement (including without limitation any modifications of, or waivers, requests or consents under, this Repurchase Agreement) shall be given or made in writing (including without limitation by telex or facsimile) delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof or thereof); or, as to any party, at such other address as shall be designated by such party in a written notice to each other party.  Except as otherwise provided in this Repurchase Agreement and except for notices given under Section 2 (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by telex or facsimile or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

13.03      Use of Employee Plan Assets.  No assets of an employee benefit plan subject to any provision of ERISA shall be used by either party hereto in a Transaction.

13.04      Indemnification and Expenses.

(a)      The Seller agrees to hold the Buyer and each of its Affiliates and their officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such Indemnified Party (collectively, the “Costs”) relating to or arising out of this Repurchase Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Repurchase Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby (including, without limitation, any Takeout Proceeds Identification Letter), that, in each case, results from anything other than any Indemnified Party’s gross negligence or willful misconduct.  Without limiting the generality of the foregoing, the Seller agrees to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to all Mortgage Loans relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation laws with respect to unfair or deceptive lending practices and Predatory Lending Practices, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act, that, in each case, results from anything other than such Indemnified Party’s gross negligence or willful misconduct.

(b)      In any suit, proceeding or action brought by an Indemnified Party in connection with any Mortgage Loan for any sum owing thereunder, or to enforce any provisions of any Mortgage Loan, the Seller will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction of liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by the Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from the Seller.  The Seller also agrees to reimburse an Indemnified Party for all such

Indemnified Party’s costs and expenses incurred in connection with the enforcement or the preservation of such Indemnified Party’s rights under this Repurchase Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel as and when billed by such Indemnified Party.

(c)      The Seller agrees to pay as and when billed by the Buyer all of the out-of-pocket costs and expenses incurred by the Buyer in connection with the development, preparation, negotiation and execution of, and any amendment, supplement or modification to, this Repurchase Agreement, any other Repurchase Document or any other documents prepared in connection herewith or therewith subject, in the case of costs and expenses incurred prior to the Effective Date, to the maximum stated in the Termsheet.  The Seller agrees to pay as and when billed by the Buyer all of the out-of-pocket costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including without limitation (i) all the reasonable fees, disbursements and expenses of counsel to the Buyer and (ii) all the due diligence, inspection, testing and review costs and expenses incurred by the Buyer with respect to Purchased Items under this Repurchase Agreement, including, but not limited to, those costs and expenses incurred by the Buyer pursuant to Sections 13.04(a),  13.06 and 13.23 hereof.  The Seller also agrees not to assert any claim against the Buyer or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Repurchase Documents, the actual or proposed use of the proceeds of the Transactions, this Repurchase Agreement or any of the transactions contemplated hereby or thereby.  THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

(d)      If the Seller fails to pay when due any costs, expenses or other amounts payable by it under this Repurchase Agreement, including, without limitation, reasonable fees and expenses of counsel and indemnities, such amount may be paid on behalf of the Seller by the Buyer (including without limitation by the Buyer netting such amount from the proceeds of any Purchase Price paid by the Buyer to the Seller hereunder), in its sole discretion and the Seller shall remain liable for any such payments by the Buyer.  No such payment by the Buyer shall be deemed a waiver of any of the Buyer’s rights under the Repurchase Documents.

(e)      Without prejudice to the survival of any other agreement of the Seller hereunder, the covenants and obligations of the Seller contained in this Section 13.04 shall survive the termination of this Repurchase Agreement, the payment in full of the Repurchase Price and all other amounts payable hereunder and delivery of the Mortgage Loans by the Buyer against full payment therefor.

13.05      Waiver of Redemption and Deficiency Rights. The Seller hereby expressly waives, to the fullest extent permitted by law, every statute of limitation on a deficiency judgment, any reduction in the proceeds of any Purchased Items as a result of restrictions upon the Buyer or Custodian contained in the Repurchase Documents or any other instrument delivered in connection therewith, and any right that it may have to direct the order in which any of the Purchased Items shall be disposed of in the event of any disposition pursuant hereto.

13.06      Reimbursement.  All sums reasonably expended by the Buyer in connection with the exercise of any right or remedy provided for herein shall be and remain the Seller’s obligation (unless and to the extent that the Seller is the prevailing party in any dispute, claim or action relating thereto).  The Seller agrees to pay, with interest at the Post-Default Rate to the extent that an Event of Default has occurred, the reasonable out‑of‑pocket expenses and reasonable attorneys’ fees incurred by the Buyer and/or Custodian in connection with the preparation, negotiation, enforcement (including any waivers), administration and amendment of the Repurchase Documents (regardless of whether a Transaction is entered into hereunder), the taking of any action, including legal action, required or permitted to be taken by the Buyer and/or Custodian pursuant thereto, any “due diligence” or loan agent reviews conducted by the Buyer or on its behalf or by refinancing or restructuring in the nature of a “workout.”

13.07      Termination.  This Repurchase Agreement shall remain in effect until the Termination Date.  However, no such termination shall affect the Seller’s outstanding obligations to the Buyer at the time of such termination.  The Seller’s obligations under Section 3.03,  Section 4.12,  Section 6,  Section 13.04 and Section 13.06 and any other reimbursement or indemnity obligation of the Seller to the Buyer pursuant to this Repurchase Agreement or any other Repurchase Documents shall survive the termination hereof.

13.08      Severability.  If any provision of any Repurchase Document is declared invalid by any court of competent jurisdiction, such invalidity shall not affect any other provision of the Repurchase Documents, and each Repurchase Document shall be enforced to the fullest extent permitted by law.

13.09      Amendments and Waivers.

Except as otherwise expressly provided in this Repurchase Agreement, any provision of this Repurchase Agreement may be amended, modified or supplemented only by an instrument in writing signed by the Seller, the Buyer and any provision of this Repurchase Agreement may be waived by the Buyer; provided, that any waiver, amendment, supplement or modification shall apply to the Buyer and shall be binding upon the Seller, the Buyer, and their respective permitted successors and assigns and, in the case of any waiver, the Seller, the Buyer shall be restored to their former positions and rights hereunder and under the other Repurchase Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

13.10      Assignments and Participations.  (a) The Buyer may assign to one or more Persons all or a portion of its rights and obligations under this Repurchase Agreement; provided,  however, that the parties to each such assignment shall execute and deliver an Assignment and Acceptance substantially in the form of Exhibit J, with appropriate completions (an “Assignment and Acceptance”).

(b)      Upon such execution and delivery, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of the Buyer hereunder, and (ii) the Buyer assignor thereunder shall, to the extent that any rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Repurchase Agreement.

(c)      The Buyer may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Repurchase Agreement; provided,  however, that (i) the Buyer’s obligations under this Repurchase Agreement shall remain unchanged, (ii) the Buyer shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Seller shall continue to deal solely and directly with the Buyer in connection with the Buyer’s rights and obligations under and in respect of this Repurchase Agreement and the other Repurchase Documents.  Notwithstanding the terms of Section 3.03, each participant of the Buyer shall be entitled to the additional compensation and other rights and protections afforded the Buyer under Section 3.03 to the same extent as the Buyer would have been entitled to receive them with respect to the participation sold to such participant.

(d)      The Buyer may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 13.10, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to the Seller or any of its Subsidiaries or to any aspect of the Transactions that has been furnished to the Buyer by or on behalf of the Seller or any of its Subsidiaries; provided that, any actual assignment or participation shall be subject to an executed confidentiality agreement.

(e)      The Buyer may at any time create a security interest in all or any portion of its rights under this Repurchase Agreement (including, without limitation, the Repurchase Obligations owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank.  No such assignment shall release the assigning the Buyer from its obligations hereunder.

(f)      Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, the Buyer may assign all or any portion of its rights and obligations hereunder to any Person, provided that upon the effective date of such assignment such Person shall become a party hereto and the Buyer hereunder and shall be (A) entitled to all the rights, benefits and privileges accorded the Buyer under the Repurchase Documents, and (B) subject to all the duties and obligations of the Buyer under the Repurchase Documents.

13.11      Successors and Assigns.  This Repurchase Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  The Seller may not assign any of its rights or obligations hereunder without the prior written consent of the Buyer.

13.12      Survival.  The obligations of the Seller under Section 3.03 hereof shall survive the payment of the Repurchase Obligations relating to all Transactions and the termination of this Repurchase Agreement.  In addition, each representation and warranty made or deemed to be made by a request for a Transaction, herein or pursuant hereto shall survive the making of such representation and warranty, and the Buyer shall not be deemed to have waived, by reason of making any Transaction, any Default that may arise because any such representation or warranty shall have proved to be false or misleading, notwithstanding that the Buyer may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such Transaction was made.

13.13      Captions.  The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Repurchase Agreement.

13.14      Counterparts.  This Repurchase Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Repurchase Agreement by signing any such counterpart.

13.15      Governing Law; Repurchase Agreement Constitutes Security Agreement.  This Repurchase Agreement and any claim, controversy or dispute arising under or related to or in connection with this Repurchase Agreement, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York and shall constitute a security agreement within the meaning of the Uniform Commercial Code.

13.16      Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Repurchase Agreement.

13.17      Electronic Signatures.  The parties agree that this Repurchase Agreement, any documents to be delivered pursuant to this Repurchase Agreement and any notices hereunder may be transmitted between them by e-mail and/or by facsimile.  The parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties.  Each party shall send to the other original signatures for any document that is transmitted by e-mail and/or by facsimile

13.18      Submission To Jurisdiction; Waivers.  The Seller hereby irrevocably and unconditionally:

(A)      SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS REPURCHASE AGREEMENT AND THE OTHER REPURCHASE DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(B)      CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT

SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(C)      AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH THE BUYER SHALL HAVE BEEN NOTIFIED; AND

(D)      AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

13.19      WAIVER OF JURY TRIAL.  TO THE EXTENT PERMITTED BY LAW, EACH OF THE SELLER, THE AGENT AND THE BUYER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS REPURCHASE AGREEMENT, ANY OTHER REPURCHASE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.20      Acknowledgments.  The Seller hereby acknowledges that:

(a)      it has been advised by counsel in the negotiation, execution and delivery of this Repurchase Agreement and the other Repurchase Documents;

(b)      the Buyer has no fiduciary relationship to the Seller, and the relationship between the Seller, on the one hand, and the Buyer, on the other hand, is solely that of the Seller and the Buyer; and

(c)      no joint venture exists between the Buyer and the Seller.

13.21      Hypothecation or Pledge of Purchased Items.  The Buyer shall have free and unrestricted use of all of the Purchased Items and nothing in this Repurchase Agreement shall preclude the Buyer from engaging in repurchase transactions with the Purchased Items or otherwise selling, pledging, repledging, transferring, assigning, hypothecating, rehypothecating or otherwise conveying the Purchased Items.  Nothing contained in this Repurchase Agreement shall obligate the Buyer to segregate any Purchased Items delivered to the Buyer by the Seller.

13.22      Servicing.

(a)      The Seller covenants to maintain or cause the servicing of the Mortgage Loans to be maintained in conformity with Accepted Servicing Practices.  In the event that the preceding language is interpreted as constituting one or more servicing contracts, each such servicing contract shall terminate automatically upon the earliest of (i) an Event of Default, (ii) thirty (30) days after the most recent Purchase Date, (iii) the date on which all the Repurchase Obligations have been paid in full or (iv) the transfer of servicing approved by the Seller.  Upon any such termination, Seller shall comply with the requirements set forth in Section 7.31 as to the delivery of the Servicing Records and the physical servicing of each Mortgage Loan.

(b)      During the period the Seller or Servicer is servicing the Mortgage Loans, (i) the Seller agrees that the Buyer is the owner of the Servicing Rights and all servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of such Mortgage Loans (the “Servicing Records”), and (ii) the Seller grants the Buyer a security interest in all servicing fees and rights relating to the Mortgage Loans and all Servicing Records to secure the obligation of the Seller or its designee to service in conformity with this Section 13.22 and any other obligation of the Seller to the Buyer.  At all times during the term of this Repurchase Agreement, the Seller covenants to hold such Servicing Records in trust for the Buyer and to safeguard, or cause each Servicer to safeguard, such Servicing Records and to deliver them, or cause any such Servicer to deliver them to the extent permitted under the related Servicing Agreement promptly to the Buyer or its designee (including Custodian) at the Buyer’s request or otherwise as required by operation of Section 7.31 hereof.  It is understood and agreed by the parties that prior to an Event of Default, the Seller, as servicer shall retain the servicing fees with respect to the Mortgage Loans.

(c)      In addition to the rights provided in Section 13.22(a), the Buyer shall have the right, exercisable at any time in its sole good faith discretion, upon written notice, to terminate the Seller or any Servicers as servicer, respectively, of any Mortgage Loans and any related Servicing Agreement.  Upon any such termination, the Seller shall transfer or shall cause Servicer to transfer such servicing with respect to such Mortgage Loans to the Buyer or its designee, at no cost or expense to the Buyer.  The Seller agrees to cooperate with the Buyer in connection with the transfer of servicing.

(d)      After the Purchase Date for any Mortgage Loan, until such Mortgage Loan is repurchased by the Seller and possession thereof is relinquished by the Custodian, the Seller will have no right to modify or alter the terms of such Mortgage Loan and the Seller will have no obligation or right to repossess such Mortgage Loan or substitute another Mortgage Loan, except as provided in the Custodial Agreement.

(e)      In the event the Seller or its Affiliate is servicing the Mortgage Loans, the Seller shall permit the Buyer from time to time to inspect the Seller’s or its Affiliate’s servicing facilities, as the case may be, for the purpose of satisfying the Buyer that the Seller or its Affiliate, as the case may be, has the ability to service the Mortgage Loans as provided in this Repurchase Agreement; provided that, prior to a Default or Event of Default, such inspection shall be subject to prior reasonable notice and shall be conducted during normal business hours.

(f)      The Buyer shall have the right in its sole discretion to appoint a third party to perform due diligence with respect to the Seller’s or the Servicer’s servicing facilities at any time.  The Seller shall cooperate with the Buyer and/or its designees to provide access to the Seller’s or the Servicer’s servicing facilities including without limitation its books and records with respect to the Seller’s or the Servicer’s servicing portfolio and the Mortgage Loans.  In addition to the foregoing, the Seller shall permit the Buyer, or cause the Servicer to permit the Buyer, to inspect upon reasonable prior written notice at a mutually convenient time, the Seller’s, the Servicer’s or their Affiliate’s servicing facilities, as the case may be, for the purpose of satisfying the Buyer that the Seller, the Servicer or its Affiliate, as the case may be, has the ability to service the Mortgage Loans as provided in this Agreement.  In addition, with respect to any Servicer which is not an Affiliate of the Seller, the Seller shall use its best efforts to enable the Buyer to inspect the servicing facilities of such Servicer and to cause such Servicer to cooperate with the Buyer and/or its designees in connection with any due diligence performed by the Buyer and/or such designees in accordance with this Section 13.22(f).  The Seller and the Buyer further agree that all reasonable out-of-pocket costs and expenses incurred by the Buyer in connection with any due diligence or inspection performed pursuant to this Section 13.22(f) shall be paid by the Buyer.

13.23      Periodic Due Diligence Review.

(a)      Mortgage Loans.  The Seller acknowledges that the Buyer has the right to perform continuing due diligence reviews with respect to the Mortgage Loans and the manner in which they were originated, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and the Seller agrees that, unless a Default has occurred (in which case no notice is required), upon reasonable (but, prior to a Default or Event of Default, no less than three (3) Business Days’) prior notice to the Seller, the Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Mortgage Files and any and all documents, records, agreements, instruments or information relating to such Mortgage Files in the possession or under the control of the Seller and/or the Custodian.  The Seller also shall make available to the Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Files and the Mortgage Loans.  Without limiting the generality of the foregoing, the Seller acknowledges that the Buyer may make Transactions to the Seller based solely upon the information provided by the Seller to the Buyer in the Mortgage Loan Data File and the representations, warranties and covenants contained herein, and that the Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Mortgage Loans relating to such Transaction, including without limitation ordering new credit reports and new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Mortgage Loan.  The Buyer may underwrite such Mortgage Loans itself or engage a mutually agreed upon third party underwriter to perform such underwriting.  The Seller agrees to cooperate with the Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing the Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession, or under the control, of the Seller.

(b)      The Seller, the Servicer and the Guarantor.  The Seller acknowledges that the Buyer has the right to perform periodic due diligence reviews of the Seller’s, the Servicer’s and the Guarantor’s operations, including, but not limited to, a review of (1) the financial condition of the Seller, the Servicer or the Guarantor, (2) loan origination and servicing guidelines, and (3) other corporate due diligence matters at the discretion of the Buyer. In connection therewith, the Seller agrees that upon reasonable (but no less than two (2) Business Days) prior notice to the Seller (provided, that if a Default has occurred and is continuing, no such notice shall be required), the Buyer or its authorized representatives will be permitted, and the Seller shall cause the Servicer and the Guarantor to permit Buyer or its authorized representatives, during normal business hours to examine, inspect, and make copies and extracts of all documents, records, agreements, instruments or information relating to the Seller, the Servicer or the Guarantor which are in possession or under the control of the Seller, as the Buyer may reasonably request.  The Seller shall also make available to the Buyer, and cause the Servicer and the Guarantor to make available to the Buyer, a knowledgeable financial or accounting officer for the purpose of answering questions respecting the financial condition of the Seller, the Servicer and the Guarantor and make available to the Buyer an officer of the Seller, the Servicer or the Guarantor for the purpose of answering questions respecting other corporate due diligence matters.

(c)      Fees and Expenses.  The Seller further agrees that the Seller shall reimburse the Buyer for any and all out-of-pocket costs and expenses incurred by the Buyer in connection with their activities pursuant to this Section 13.23 as and when billed by the Buyer.

13.24      [Reserved].

13.25      Set-Off. The Seller hereby acknowledges, admits and agrees that the Seller’s obligations under this Repurchase Agreement are recourse obligations of the Seller to which the Seller pledges its full faith and credit.  In addition to any rights and remedies of the Buyer provided by this Repurchase Agreement and by law, the Buyer shall have the right, without prior notice to the Seller, any such notice being expressly waived by the Seller to the extent permitted by applicable law, upon any amount becoming due and payable by the Seller hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Buyer or any Affiliate thereof to or for the credit or the account of the Seller under the Repurchase Agreement or any other agreement between the Seller and its Affiliates and the Buyer and its Affiliates.  The Buyer agree promptly to notify the Seller after any such set-off and application made by the Buyer; provided that the failure to give such notice shall not affect the validity of such set-off and application.

13.26      Single Agreement. The Seller and the Buyer acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other.  Accordingly, the Seller and the Buyer each agree (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, and (ii) that payments, deliveries and other transfers made by any of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transaction hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

13.27      Intent.

(a)      The parties intend and recognize that (i) this Repurchase Agreement and each Transaction governed by this Agreement is a “repurchase agreement” as that term is defined in

Section 101(47) of the Bankruptcy Code and a “securities contract” as that term is defined in Section 741(7) of the Bankruptcy Code; (ii) this Repurchase Agreement is a “master netting agreement” as that term is defined in Section 101(38A) of the Bankruptcy Code.

(b)      The parties intend:

(i)      for each Transaction to qualify for the safe harbor treatment provided by the Bankruptcy Code;

(ii)     for each party (for so long as it is either a “financial institution,” “financial participant,” “repo participant,” “master netting agreement participant” or other entity listed in Sections 546, 555, 559, 561, 362(b)(6), 362(b)(7), or 362(b)(27) of the Bankruptcy Code) to be entitled to all of the rights, benefits and protections afforded to Persons under the Bankruptcy Code with respect to a “repurchase agreement” as defined in Section 101(47) of the Bankruptcy Code; a “securities contract” as defined in Section 741(7) of the Bankruptcy Code; and a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code;

(iii)    that all payments and transfers under this Repurchase Agreement (x) constitute transfers made by, to or for the benefit of a financial institution, financial participant, repo participant, or master netting agreement participant within the meaning of Sections 546(e), 546(f), and 546(j) of the Bankruptcy Code, and (y) are deemed “margin payments” or “settlement payments,” as defined in Section 741 of the Bankruptcy Code; and

(iv)      for the Guaranty to constitute a security agreement or arrangement or other credit enhancement related to this Repurchase Agreement and the Transactions hereunder and within the meaning of “repurchase agreement” as set forth in Section 101(47)(A)(v) of the Bankruptcy Code, “securities contract” as set forth in Section 741(7)(A)(xi) of the Bankruptcy Code, and “master netting agreement” as set forth in Section 101(38A)(A) of the Bankruptcy Code, and as such, is also a “repurchase agreement,” a “securities contract,” and a “master netting agreement.”

(c)      It is understood that either party’s right to accelerate or terminate this Repurchase Agreement or to liquidate Mortgage Loans delivered to it in connection with the Transactions hereunder or to exercise any other remedies under this Repurchase Agreement is, in each case, a contractual right to accelerate, terminate or liquidate this Agreement or the Transactions as described in Sections 555 and 559 of the Bankruptcy Code.

(d)      It is further understood and agreed that either party’s right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Repurchase Agreement or the Transactions hereunder is a contractual right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Agreement as described in Section 561 of the Bankruptcy Code.

(e)      The parties further agree that if a party hereto is an “insured depository institution” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract” as that term is defined in the FDIA, and any rules, orders or policy statement thereunder.

(f)      It is understood that this Repurchase Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation,” respectively, as defined in and subject to FDICIA.

(g)      Each party further agrees that it shall not challenge (i) the characterization of this Repurchase Agreement or any Transaction as a “repurchase agreement,” “securities contract” and/or “master netting agreement,” or (ii) the entitlement of a party to all of the rights, benefits and protections afforded to Persons under the Bankruptcy Code with respect to a “repurchase agreement,” a “securities contract,” or a “master netting agreement.”

13.28      Confidentiality.

(a)      This Agreement and the Repurchase Documents and their terms and provisions are proprietary to the parties hereto and shall be held by the parties in strict confidence and shall not be disclosed to any third party except (a) to the Affiliates of such party or its or their respective directors, officers, employees, agents, advisors, attorneys, accountants and other representatives who are informed of the confidential nature of such information and instructed to keep it confidential, (b) to the extent requested by any regulatory authority, stock exchange, government department or agency, or required by Requirements of Law or any rating agency in connection with any securities issued by Buyer or an Affiliate of a Buyer, (c) to the extent required to be included in the financial statements of such party or an Affiliate thereof, (d) to the extent required to exercise any rights or remedies under the Repurchase Documents or with respect to any Purchased Items, Mortgage Loans or underlying Mortgaged Property, (e) in the event any party is legally compelled to make pursuant to deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process by court order of a court of competent jurisdiction, and (f) to the Monitor.  Notwithstanding the foregoing or anything to the contrary contained herein or in any other Repurchase Document, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal, state and local tax treatment of the Transactions, any fact relevant to understanding the federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided that Seller may not disclose the name of or identifying information with respect to Buyer or any pricing terms (including, without limitation, the Pricing Rate, Applicable Purchase Rate, Purchase Price and other pricing terms or fees contained in or payable pursuant to this Agreement, the Pricing Side Letter or any other Repurchase Document) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the federal, state and local tax treatment of the Transactions and is not relevant to understanding the federal, state and local tax treatment of the Transactions, without the prior written consent of Buyer. Notwithstanding anything contained in this Agreement to the contrary or any disclosure requirements contained in agreements that Seller, Guarantor or any of their respective Affiliates have entered into with third parties (1) the Pricing Side Letter and its terms may not be disclosed to any Person without the prior written consent of the Buyer except as provided under clauses (a) through (e) of the first sentence of this Section 13.28, which such consent may be withheld for any reason and (2) Buyer may disclose general information relating to this Agreement, the Pricing Side Letter and the transactions contemplated herein and therein to third parties that are customers, or potential customers, of Buyer or its Affiliates through customary methods used to market lending and underwriting services including, but not limited to, through pitch books, presentations and other similar means of marketing; provided, that each such third party agrees to maintain the confidentiality of such information to the same standard to which the Buyer is held by this Section 13.28.

(b)      Notwithstanding anything in this Agreement to the contrary, each of the parties hereto shall comply with all applicable local, state and federal laws, including, without limitation, all privacy and data protection law, rules and regulations that are applicable to the Purchased Items and Mortgage Loans and/or any applicable terms of this Agreement (the “Confidential Information”).  Each of the parties understands that the Confidential Information may contain “nonpublic personal information”, as that term is defined in Section 509(4) of the Gramm Leach Bliley Act (the “Act”), and each party agrees to maintain such nonpublic personal information that it receives hereunder in accordance with the Act and other applicable federal and state privacy laws.  Each of the parties shall implement such physical and other security measures as shall be necessary to (a) ensure the security and confidentiality of the “nonpublic personal information” of the “customers” and “consumers” (as those terms are defined in the Act) of each other party or any Affiliate of such other party which such party holds, (b) protect against any threats or hazards to the security and integrity of such nonpublic personal information, and (c) protect against any unauthorized access to or use of such nonpublic personal information. Each party represents and warrants that it has implemented appropriate measures to meet the objectives of Section 501(b) of the Act and of the applicable standards adopted pursuant thereto, as now or hereafter in effect.  Upon request, each party will provide evidence reasonably satisfactory to allow the other party to confirm that the providing party has satisfied its obligations as required under this Section.  Without limitation, this may include the other party’s review of audits, summaries of test results, and other equivalent evaluations of such party.  Each party shall notify the other parties immediately following discovery of any breach or compromise of the security, confidentiality, or integrity of nonpublic personal information of the customers and consumers of such other party or any Affiliate of such other party provided directly to such party by the other party or such Affiliate.  Each party shall provide such notice to the other parties by personal delivery, by facsimile with confirmation of receipt, or by overnight courier with confirmation of receipt to the applicable requesting individual.  It is understood and agreed that disclosure of such information to the Monitor or the System of Record Provider with appropriate safeguards and confidentiality undertakings shall not constitute such a breach or compromise.

13.29      Recording of Communications.

Buyer, Seller and Guarantor shall have the right (but not the obligation) from time to time to make or cause to be made tape recordings of communications between its employees and those of the other party with respect to Transactions.  Buyer, Seller and Guarantor consent to the admissibility of such tape recordings in any court, arbitration, or other proceedings.  The parties agree that a duly authenticated transcript of such a tape recording shall be deemed to be a writing conclusively evidencing the parties’ agreement.

13.30      Entire Agreement.  This Repurchase Agreement and the other Repurchase Documents embody the entire agreement and understanding of the parties hereto and thereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein and therein.  No alteration, waiver, amendments, or change or supplement hereto shall be binding or effective unless the same is set forth in writing by a duly authorized representative of each party hereto.  This Repurchase Agreement and the other Repurchase Documents represent the agreement of the Buyer and the Seller with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Buyer relative to the subject matter hereof or thereof not expressly set forth or referred to herein or in the other Repurchase Documents.

IN WITNESS WHEREOF, the parties hereto have caused this Repurchase Agreement to be duly executed and delivered as of the day and year first above written.

SELLER

PENNYMAC LOAN SERVICES, LLC

By:	/s/ Pamela Marsh
Name: Pamela Marsh
Title: Managing Director, Treasurer

Address for Notices:
3043 Townsgate Road
Westlake Village, California 91361
Attention: Pamela Marsh/Kevin Chamberlain
Telephone: (805) 330-6059/(818) 746-2877
E-mail: Pamela.marsh@pnmac.com
Kevin.Chamberlain@pnmac.com

BUYER

DEUTSCHE BANK AG, CAYMAN ISLANDS BRANCH

By:	/s/ Ryan M. Stark
Name Ryan M. Stark
Title: Managing Director

By:	/s/ Nir Vidra
Name Nir Vidra
Title: Managing Director

Address for Notices:
60 Wall Street, 3rd Floor
New York, New York
Mail Stop NYC60-0397
Attention: Timothy Crowley
Email: abs.conduits@db.com
tim.crowley@db.com

With a Copy to:
Deutsche Bank Securities Inc.
60 Wall Street, 3rd Floor
New York, NY 10005
Attention: Structured Credit Mortgage Team
Email: csg.repo@list.db.com

[Signature Page to PLS MRA]

Schedule 1

REPRESENTATIONS AND WARRANTIES RE: MORTGAGE LOANS

Part I.  Eligible Mortgage Loans

As to each Mortgage Loan that is a Mortgage Loan subject to any Transaction outstanding on a Purchase Date (and the related Mortgage, Mortgage Note, Assignment of Mortgage and Mortgaged Property), the Seller shall be deemed to make the following representations and warranties to the Buyer as of such date and at all times a Mortgage Loan is subject to a Transaction.  With respect to any representations and warranties made to the best of the Seller’s knowledge, in the event that it is discovered that the circumstances with respect to the related Mortgage Loan are not accurately reflected in such representation and warranty notwithstanding that such representation and warranty is made to the best of the Seller’s knowledge, such Mortgage Loan shall be assigned a Recognized Value of zero.  Certain defined terms used herein and not otherwise defined in the Repurchase Agreement appear in Part II to this Schedule 1:

(a)      Mortgage Loans as Described.  The information set forth in the Mortgage Loan Schedule with respect to the Mortgage Loan is complete, true and correct in all material respects.

(b)      Payments Current.  All payments required to be made up to the Purchase Date for the Mortgage Loan under the terms of the Mortgage Note have been made and credited.  No payment required under the Mortgage Loan is delinquent nor has any payment under the Mortgage Loan been delinquent at any time since the origination of the Mortgage Loan.  The first Monthly Payment shall be made, or shall have been made, with respect to the Mortgage Loan on its Due Date or within the grace period, all in accordance with the terms of the related Mortgage Note.

(c)      No Outstanding Charges.  There are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable.  Neither the Seller nor the Qualified Originator from which the Seller acquired the Mortgage Loan has advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the proceeds of the Mortgage Loan, whichever is earlier, to the day which precedes by one month the Due Date of the first installment of principal and interest thereunder.

(d)      Original Terms Unmodified.  The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination; except by a written instrument which has been recorded, if necessary to protect the interests of the Buyer, and which has been delivered to the Custodian and the terms of which are reflected in the Mortgage Loan Schedule.  The substance of any such waiver, alteration or modification has been approved by the insurer under the Primary Insurance Policy, if any, and the title insurer, to the

Schedule 1-1

extent required, and, with respect to the FHA, RHS and VA Loans, has been approved by the FHA, to the extent required by the FHA Insurance Contract, the RHS to the extent required of the Rural Housing Service Guaranty or the VA, to the extent of the VA Guaranty Agreement, and its terms are reflected on the Mortgage Loan Schedule.  No Mortgagor in respect of the Mortgage Loan has been released, in whole or in part, except in connection with an assumption agreement approved by the insurer under the Primary Insurance Policy, if any, and the title insurer, to the extent required by such policy and with respect to any FHA Loan, the FHA to the extent required by the FHA Insurance Contract or FHA Regulations, or with respect to any VA Loan, the VA to the extent of the VA Guaranty Agreement, or with respect to any RHS Loan, the RHS to the extent of the Rural Housing Service Guaranty, and which assumption agreement is part of the Mortgage File delivered to the Custodian and the terms of which are reflected in the Mortgage Loan Schedule.

(e)      No Defenses.  The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor in respect of the Mortgage Loan was a debtor in any state or Federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated.  The Seller has no knowledge nor has it received any notice that any Mortgagor in respect of the Mortgage Loan is a debtor in any state or federal bankruptcy or insolvency proceeding.

(f)      Hazard Insurance.  The Mortgaged Property is insured by a fire and extended perils insurance policy, issued by a Qualified Insurer, and such other hazards as are customary in the area where the Mortgaged Property is located, and to the extent required by the Seller as of the date of origination consistent with the Guidelines, against earthquake and other risks insured against by Persons operating like properties in the locality of the Mortgaged Property, in an amount not less than the lesser of (i) 100% of the replacement cost (as calculated by a Qualified Insurer) of all improvements to the Mortgaged Property, and (ii) the outstanding principal balance of the Mortgage Loan, provided that, such amount shall be not less than the amount necessary to avoid the operation of any co-insurance provisions with respect to the Mortgaged Property, and shall be consistent with the amount that would have been required as of the date of origination in accordance with the Guidelines.  If any portion of the Mortgaged Property is in an area identified by any federal Governmental Authority as having special flood hazards, and flood insurance is available, a flood insurance policy meeting the current guidelines of the Federal Emergency Management Agency is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (1) the outstanding principal balance of the Mortgage Loan, (2) the full insurable value of the Mortgaged Property, and (3) the maximum amount of insurance available under the National Flood Insurance Act of 1968, as amended by the Flood Disaster Protection Act of 1974.  All such insurance policies (collectively, the “hazard insurance policy”) contain a standard mortgagee clause naming the Seller, its successors and assigns (including without limitation, subsequent owners of the Mortgage Loan), as mortgagee, and may not be reduced, terminated or canceled without 30 days’ prior written notice to the mortgagee.  No such notice has been received by the Seller.  All premiums on such insurance policy have been paid.  The related Mortgage obligates the Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the mortgagee to maintain such

Schedule 1-2

insurance at the Mortgagor’s cost and expense and to seek reimbursement therefor from such Mortgagor.  Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a “master” or “blanket” hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development.  The hazard insurance policy is the valid and binding obligation of the insurer and is in full force and effect.  The Seller has not engaged in, and has no knowledge of the Mortgagor’s having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by the Seller.

(g)      Compliance with Applicable Laws.  Any and all requirements of any federal, state or local law including, without limitation, usury, laws with respect to unfair and deceptive lending practices and Predatory Lending Practices truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations.

(h)      No Satisfaction of Mortgage.  The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission.  The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor.

(i)      Location and Type of Mortgaged Property.  The Mortgaged Property is located in an Acceptable State as identified in the Mortgage Loan Schedule and consists of a single parcel of real property with a dwelling which is acceptable to the related Agency pursuant to the applicable Agency Guide.  No residence or dwelling is a mobile home or a manufactured dwelling.  No portion of the Mortgaged Property is used for commercial purposes.

(j)      Valid First Lien.  The Mortgage is a valid, subsisting, enforceable and perfected first lien on the real property included in the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing.  The lien of the Mortgage is subject only to:

(1)      the lien of current real property taxes and assessments not yet due and payable;

(2)      covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and to any applicable

Schedule 1-3

Agency, and specifically referred to in the lender’s title insurance policy delivered to the applicable Agency, and originator of the Mortgage Loan and (a) referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

(3)      other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property, and which will not in any way prevent realization of the full benefits of any FHA Insurance Contract, VA Guaranty Agreement or Rural Housing Service Guaranty.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting and enforceable first lien and first priority security interest on the property described therein and the Seller has full right to pledge and assign the same to the Buyer.  The Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage.

(k)      Validity of Mortgage Documents.  The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms.  All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by such related parties.  No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including, without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan.  The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein.

(l)      Full Disbursement of Proceeds.  The Mortgage Loan (unless it is an FHA §203(k) Loan) has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no further requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with.  All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage.

(m)      Ownership.  The Seller is the sole owner and holder of the Mortgage Loan.  The Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer, pledge and assign the Mortgage Loan to the Buyer free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement

Schedule 1-4

with, any other party, to assign, transfer and pledge each Mortgage Loan pursuant to this Repurchase Agreement and following the pledge of each Mortgage Loan, the Buyer will hold such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest except any such security interest created pursuant to the terms of this Repurchase Agreement.

(n)      Doing Business.  All parties which have had any interest in the Mortgage Loan, whether as Mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located and all applicable Agency Guides, and (ii) either (A) organized under the laws of such state, (B) qualified to do business in such state, (C) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (D) not doing business in such state.

(o)      LTV.  No Mortgage Loan has an LTV greater than 100%, unless otherwise eligible for sale or securitization under the applicable Agency Guide.  Each Mortgage Loan which is required to be subject to a Primary Insurance Policy pursuant to the Agency Guide of the applicable Agency is and will be subject to such a Primary Insurance Policy, issued by a Qualified Insurer, which insures that portion of the Mortgage Loan in excess of the portion of the Appraised Value of the Mortgaged Property as required by such Agency.  All provisions of such Primary Insurance Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid.  Any Mortgage subject to any such Primary Insurance Policy obligates the Mortgagor thereunder to maintain such insurance and to pay all premiums and charges in connection therewith.  The Mortgage Interest Rate for the Mortgage Loan does not include any such insurance premium.  No Mortgage Loan is subject to a lender-paid primary mortgage insurance policy.

(p)      Title Insurance.  Other than each Cooperative Mortgage Loan, the Mortgage Loan is covered by either (i) an attorney’s opinion of title and abstract of title, the form and substance of which is acceptable to prudent mortgage lending institutions making mortgage loans in the area wherein the Mortgaged Property is located or (ii) an ALTA lender’s title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae, Freddie Mac or Ginnie Mae, as applicable, and with respect to FHA Loans, RHS Loans and VA Loans, the FHA, RHS or VA, as the case may be, and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae, Freddie Mac, or Ginnie Mae, as applicable, and with respect to FHA Loans, RHS Loans and VA Loans, the FHA, RHS or the VA, as the case may be, and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan (or to the extent a Mortgage Note provides for negative amortization, the maximum amount of negative amortization in accordance with the Mortgage), subject only to the exceptions contained in clauses (1), (2) and (3) of paragraph (j) of this Part I of Schedule 1, and in the case of adjustable rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Note Interest Rate and Monthly Payment.  Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance.  Additionally, such lender’s title insurance policy affirmatively insures ingress and egress and against encroachments by or upon the Mortgaged Property or any

Schedule 1-5

interest therein.  The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading.  The Seller, its successors and assigns, are the sole insureds of such lender’s title insurance policy, and such lender’s title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Repurchase Agreement.  No claims have been made under such lender’s title insurance policy, and no prior holder or servicer of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by the Seller.

(q)      No Defaults.  Other than Mortgage Loans which are no more than thirty (30) days past due, there is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event has occurred which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and neither the Seller nor its predecessors have waived any default, breach, violation or event of acceleration.

(r)      No Mechanics’ Liens.  There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the Mortgage.

(s)      Location of Improvements; No Encroachments.  All improvements which were considered in determining the Appraised Value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property.  No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning and building law, ordinance or regulation.

(t)      Origination; Payment Terms.  The Mortgage Loan was originated by or in conjunction with a Mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar banking institution which is supervised and examined by a federal or state authority.  Monthly Payments on the Mortgage Loan commenced no more than sixty (60) days after funds were disbursed in connection with the Mortgage Loan.  The Mortgage Note Interest Rate is adjusted, with respect to adjustable rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest .125%), subject to the Mortgage Note Interest Rate Cap.  The Mortgage Note is payable on the first day of each month.  Other than with respect to a Mortgage Loan identified on the related Mortgage Loan Schedule as an interest-only Mortgage Loan, the Mortgage Loan is payable in equal monthly installments of principal and interest, which installments of interest, with respect to adjustable rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Note Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the

Schedule 1-6

stated maturity date, over an original term of not more than thirty (30) years from commencement of amortization.  With respect to each Mortgage Loan identified on the Mortgage Loan Schedule as an interest-only Mortgage Loan, the interest-only period shall not exceed ten (10) years (or such other period specified on the Mortgage Loan Schedule) and following the expiration of such interest-only period, the remaining Monthly Payments shall be sufficient to fully amortize the original principal balance over the remaining term of the Mortgage Loan and to pay interest at the related Mortgage Interest Rate.  The term of any Mortgage Loan shall not exceed thirty (30) years.

(u)      Customary Provisions.  The Mortgage Note has a stated maturity.  The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure.  Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee’s sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property.  There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage.

(v)      Conformance with Guidelines and Agency Standards.  The Mortgage Loan was underwritten in accordance with the Guidelines and all provisions of the applicable Agency Guide.  The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac, Fannie Mae or Ginnie Mae, as applicable, and the Seller has not made any representations to a Mortgagor that are inconsistent with the mortgage instruments used.

(w)      Occupancy of the Mortgaged Property or Cooperative Unit.  As of the Purchase Date the Mortgaged Property or Cooperative Unit is lawfully occupied under applicable law.  All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities.  The Seller has not received notification from any Governmental Authority that the Mortgaged Property or Cooperative Unit is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be.  The Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate.

(x)      No Additional Collateral.  The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in clause (j) above.

(y)      Deeds of Trust.  In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Custodian or the Buyer to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor.

Schedule 1-7

(z)      Delivery of Mortgage Documents.  The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under the Custodial Agreement for each Mortgage Loan (other than Wet-Ink Mortgage Loans) have been delivered to the Custodian.  The Seller or its agent is in possession of a complete, true and accurate Mortgage File in compliance with the Custodial Agreement, except for such documents the originals of which have been delivered to the Custodian.

(aa)      Transfer of Mortgage Loans.  With respect to each Mortgage Loan other than a Cooperative Mortgage Loan, the Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located with respect to each Cooperative Mortgage Loan, the UCC-3 assignment is in a form suitable for filing in the jurisdiction in which the Mortgaged Property is located.

(bb)      Due-On-Sale.  The Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property or Cooperative Unit, as applicable, is sold or transferred without the prior written consent of the Mortgagee thereunder.

(cc)      No Buydown Provisions; No Graduated Payments or Contingent Interests.  The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a “buydown” provision.  The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature.

(dd)      Consolidation of Future Advances.  Any future advances made to the Mortgagor prior to the Purchase Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term.  With respect to each Mortgage Loan other than a Cooperative Mortgage Loan, the lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien priority by a title insurance policy, an endorsement to the policy insuring the Mortgagee’s consolidated interest or by other title evidence acceptable to Fannie Mae, Freddie Mac, or Ginnie Mae, as applicable.  The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan.

(ee)      Mortgaged Property Undamaged.  The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property or Cooperative Unit as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair.  There have not been any condemnation proceedings with respect to the Mortgaged Property and the Seller has no knowledge of any such proceedings.

(ff)      Collection Practices; Escrow Deposits; Interest Rate Adjustments.  The origination and collection practices used by the originator, each servicer of the Mortgage Loan and the Seller with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper

Schedule 1-8

and each FHA Loan, RHS Loan and VA Loan has been serviced in accordance with all FHA, RHS and VA policies and regulations, as applicable.  With respect to escrow deposits and Escrow Payments, all such payments are in the possession of, or under the control of, the Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made.  All Escrow Payments have been collected in full compliance with state and federal law.  An escrow of funds is not prohibited by applicable law and, where required under the applicable Guidelines or requested by the related Mortgagor, (for Mortgage Loans other than Cooperative Mortgage Loans) has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable.  No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note.  All Mortgage Note Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage Note.  Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited.  The Mortgage Loan was originated and has been serviced in a manner such that the Mortgage Loan will be eligible for the maximum amount of insurance made available by the FHA, RHS or VA, as the case may be, without any right of offset, counterclaim or defense by the FHA, the RHS or VA, as the case may be.

(gg)      Conversion to Fixed Interest Rate.  With respect to adjustable rate Mortgage Loans, the Mortgage Loan is not convertible to a fixed interest rate Mortgage Loan.

(hh)      Other Insurance Policies.  No action, inaction or event has occurred and no state of facts exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable special hazard insurance policy, PMI Policy or bankruptcy bond, irrespective of the cause of such failure of coverage.  In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance.

(ii)      Servicemembers Civil Relief Act.  The Mortgagor has not notified the Seller, and the Seller has no knowledge, of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act of 2003 (formerly known as the Soldiers’ and Sailors’ Civil Relief Act of 1940).

(jj)      Appraisal.  With respect to each Mortgage Loan for which the related Agency has not granted a property inspection waiver, the Mortgage File contains either (i) an appraisal of the related Mortgaged Property or Cooperative Unit signed prior to the approval of the Mortgage Loan application by a qualified appraiser, duly appointed by the Seller, who had no interest, direct or indirect in the Mortgaged Property or Cooperative Unit or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae, Freddie Mac, Ginnie Mae, FHA, RHS or VA, as applicable, and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 as amended and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated, or (ii) another valuation model otherwise permitted under applicable Agency Guides and acceptable to Buyer.

Schedule 1-9

(kk)    Disclosure Materials.  The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by applicable law with respect to the making of adjustable rate mortgage loans, and the Seller maintains such statement in the Mortgage File.

(ll)      Construction or Rehabilitation of Mortgaged Property.  No Mortgage Loan (other than an FHA §203(k) Loan) was made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property.

(mm)  No Defense to Insurance Coverage.  No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Purchase Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any PMI Policy (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer’s breach of such insurance policy or such insurer’s financial inability to pay.

(nn)    Capitalization of Interest.  The Mortgage Note does not by its terms provide for the capitalization or forbearance of interest.

(oo)    No Equity Participation.  No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property.  The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor.

(pp)    Proceeds of Mortgage Loan.  The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to the Seller or any Affiliate or correspondent of the Seller other than with respect to refinancing an existing mortgage loan by such entity.

(qq)    Withdrawn Mortgage Loans.  If the Mortgage Loan has been released to the Seller pursuant to a Request for Release as permitted under Section 5 of the Custodial Agreement, then the promissory note relating to the Mortgage Loan was returned to the Custodian within 10 days (or if such tenth day was not a Business Day, the next succeeding Business Day).

(rr)     Origination Date.  The Origination Date is no earlier than 90 days (30 days in the case of a loan originated by a third party Qualified Originator) prior to the date the Mortgage Loan is first included under the Repurchase Agreement.

Schedule 1-10

(ss)      No Exception.  The Custodian has not noted any material exceptions on an Exception Report (as defined in the Custodial Agreement) with respect to the Mortgage Loan which would materially adversely affect the Mortgage Loan or the security interest granted by the Seller in the Mortgage Loan to the Buyer under the Repurchase Agreement.

(tt)      Qualified Originator.  The Mortgage Loan has been originated by, and, if applicable, purchased by the Seller from, a Qualified Originator.

(uu)      Mortgage Submitted for Recordation.  The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(vv)      Value of Mortgaged Property.  The Seller has no knowledge of any circumstances existing that should reasonably be expected to adversely affect the value or the marketability of the Mortgaged Property or the Mortgage Loan or to cause the Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by Seller generally.

(ww)      HOEPA.  No Mortgage Loan is (a) subject to the provisions of the Homeownership and Equity Protection Act of 1994 as amended (“HOEPA”), (b) a “high cost” mortgage loan, “covered” mortgage loan, “high risk home” mortgage loan, or “predatory” mortgage loan or any other comparable term, no matter how defined under any federal, state or local law, (c) subject to any comparable federal, state or local statutes or regulations, or any other statute or regulation providing for heightened regulatory scrutiny or assignee liability to holders of such mortgage loans, or (d) a High Cost Loan or Covered Loan, as applicable (as such terms are defined in the current Standard & Poor’s LEVELS® Glossary Revised, Appendix E).

(xx)      No Predatory Lending.  No predatory, abusive or deceptive lending practices, including but not limited to, the extension of credit to a mortgagor without regard for the mortgagor’s ability to repay the Mortgage Loan and the extension of credit to a mortgagor which has no tangible net benefit to the mortgagor, were employed in connection with the origination of the Mortgage Loan.

(yy)      Compliance with Interagency Guidance.  Each Mortgage Loan that is a “nontraditional mortgage loan” within the meaning of the Interagency Guidance on Nontraditional Mortgage Product Risks, 71 FR 58609 (October 4, 2006), and that has a residential loan application date on or after September 13, 2007 (or, if such date cannot be determined, an origination date on or after October 1, 2007), complies in all respects with such guidance, including any interpretations, applications or implementation plans with respect thereto that have been communicated and/or agreed to by an institution’s regulator, regardless of whether the Mortgage Loan’s originator or seller is subject to such guidance.

(zz)      Compliance with Subprime Statement.  No Mortgage Loan that is an adjustable rate Mortgage Loan and that has a residential loan application date on or after September 13, 2007, is subject to the Interagency Statement on Subprime Mortgage Lending, 72 FR 37569 (July 10, 2007) as defined by Fannie Mae in the Lender Letter 03-07 (August 15, 2007) or by

Schedule 1-11

Freddie Mac in Freddie Mac Single Family Advisory (September 7, 2007) and Freddie Mac Bulletin 2007-4).

(aaa)      MERS Loans.  With respect to each MERS Designated Mortgage Loan, a Mortgage Identification Number has been assigned by MERS and such Mortgage Identification Number is accurately provided on the Mortgage Loan Schedule.  The related Assignment of Mortgage to MERS has been duly and properly recorded.  With respect to each MERS Designated Mortgage Loan, the Seller has not received any notice of liens or legal actions with respect to such Mortgage Loan and no such notices have been electronically posted by MERS.

(bbb)      Cooperative Mortgage Loans.  With respect to each Cooperative Mortgage Loan, the Seller represents and warrants:

(1)      the Cooperative Mortgage Loan is secured by a valid, subsisting, enforceable and perfected first lien on the Cooperative Shares issued to the related Mortgagor with respect to such Cooperative Mortgage Loan.  The lien of the Security Agreement is subject only to the Cooperative Corporation’s lien against such corporation stock, shares or membership certificate for unpaid assessments of the Cooperative Corporation to the extent required by applicable law.  Any Security Agreement, chattel mortgage or equivalent document related to and delivered in connection with the Cooperative Mortgage Loan establishes and creates a valid, subsisting and enforceable first lien and first priority security interest on the property described therein and the Seller has full right to sell and assign the same to the Buyer.  The Cooperative Unit was not, as of the date of origination of the Cooperative Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Security Agreement.

(2)      (i) the term of the related Proprietary Lease is longer than the term of the Cooperative Mortgage Loan, (ii) there is no provision in any Proprietary Lease which requires the Mortgagor to offer for sale the Cooperative Shares owned by such Mortgagor first to the Cooperative, (iii) there is no prohibition in any Proprietary Lease against pledging the Cooperative Shares or assigning the Proprietary Lease and (iv) the Recognition Agreement is on a form of agreement published by the Aztech Document Systems, Inc. or includes provisions which are no less favorable to the lender than those contained in such agreement.

(3)      There is no proceeding pending or threatened for the total or partial condemnation of the building owned by the applicable Cooperative Corporation (the “Underlying Mortgaged Property”).  The Underlying Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Underlying Mortgaged Property as security for the mortgage loan on such Underlying Mortgaged Property (the “Cooperative Mortgage”) or the use for which the premises were intended.

Schedule 1-12

(4)      There is no default, breach, violation or event of acceleration existing under the Cooperative Mortgage or the mortgage note related thereto and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration.

(5)      The Cooperative Corporation has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its formation.  The Cooperative Corporation has requisite power and authority to (i) own its properties, and (ii) transact the business in which it is now engaged.  The Cooperative Corporation possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which is now engaged.

(6)      The Cooperative Corporation complies in all material respects with all applicable legal requirements.  The Cooperative Corporation is not in default or violation of any order, writ, injunction, decree or demand of any governmental authority, the violation of which might materially adversely affect the condition (financial or otherwise) or business of the Cooperative Corporation.

(7)      The Seller has delivered to the Buyer or its designee each of the following documents (collectively, the “Cooperative Loan Documents”): (i) the Cooperative Mortgage Note, duly endorsed in accordance with the endorsement requirements for Mortgage Notes set forth in this Repurchase Agreement, (ii) the Security Agreement, (iii) the Cooperative Shares accompanied by a stock power which authorizes the Buyer to transfer the Cooperative Shares in the event of a default under the Cooperative Loan Documents, (iv) the Proprietary Lease or occupancy agreement, accompanied by an assignment in blank of such Proprietary Lease, (v) a recognition agreement executed by the Cooperative Corporation, which requires the Cooperative Corporation to recognize the rights of the lender and its successors in interest and assigns, under the Cooperative Mortgage Loan, accompanied by an assignment of such recognition agreement in blank, (vi) UCC‑1 financing statements with recording information thereon from the appropriate state and county recording offices if necessary to perfect the security interest of the Cooperative Mortgage Loan under the Uniform Commercial Code in the state in which the Cooperative Project is located, accompanied by UCC‑3 financing statements executed in blank for recordation of the change in the secured party thereunder, and (vii) any guarantees, if applicable.  The Cooperative Loan Documents are assignable to the Buyer and its successors and assigns and have been duly assigned to the Buyer in accordance with this sub‑section (7).

(8)      The Security Agreement contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Cooperative Shares of the benefits of the security provided thereby.

Schedule 1-13

(9)      As of the date of origination the related Cooperative Project is insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Cooperative Project is located.

(ccc)      FHA/VA/RHS Loans.  With respect to each FHA Loan, VA Loan and RHS Loan, the Seller represents and warrants:

(1)      All parties which have had any interest in an FHA Loan, RHS Loan or a VA Loan, whether as mortgagee or assignee, are (or, during the period in which they held and disposed of such interest, were) an FHA Approved Mortgagee, Rural Housing Service Approved Lender or VA Approved Lender;

(2)      The Mortgage is either guaranteed by the VA or the RHS to the maximum extent permitted by law or is fully insured by the FHA (or, in connection with any such Mortgage as to which the VA Loan Guaranty Agreement or the Mortgage Insurance Certificate has not yet been issued by the VA or FHA due to delays in the normal course of business, such Mortgage is eligible for such guarantee or insurance, there is no bar to issuance of same and such guarantee or insurance shall be issued in a timely manner) and all necessary steps have been taken to make and keep such guaranty or insurance valid, binding and enforceable and the applicable insurance or guaranty agreement is the binding, valid and enforceable obligation of the FHA, RHS or VA, as the case may be, to the full extent thereof, without surcharge, set-off or defense;

(3)      In the case of an FHA Loan, no claim for insurance benefits, full or partial, has been filed with respect to such Mortgage Loan and, in the case of a VA Loan or RHS Loan, no claim for guarantee has been filed;

(4)      No Mortgage Loan is (a) an active subsidy loan originated under the 203K program (24 C.F.R. 203.50), a Section 235 subsidy loan (24 C.F.R. 235), or a graduated loan under Section 245 (24 C.F.R. 203.45 and 24 C.F.R. 203.436), (b) an advance claim loan, or (c) a VA Vendee loan;

(5)      Neither the Seller, its servicer, nor any prior holder or servicer of the Mortgage Loan has engaged in any action or inaction which would result in the curtailment of a payment (or nonpayment thereof) by the FHA, RHS or the VA; and

(6)      All actions required to be taken by the Seller or the related Qualified Originator (if different from the Seller) to cause the Buyer, as owner of the FHA Loan, VA Loan or RHS Loan, to be eligible for the full benefits available under the applicable insurance or guaranty agreement have been taken by such entity.

(ddd)      With respect to each Closing Agent designated by Seller as an Approved Payee pursuant to Section 2.07(a), the Seller obtained and has preserved the documents required by such Section.

Schedule 1-14

Part II.  Defined Terms

In addition to terms defined elsewhere in the Repurchase Agreement, the following terms shall have the following meanings when used in this Schedule 1:

“Acceptable State” shall mean any state other than those listed on Schedule 9, as such Schedule may be amended, revised or otherwise modified from time to time in writing by the Buyer, any such revised Schedule shall be provided to Seller no later than ten (10) Business Days prior to its intended effective date.

“ALTA” means the American Land Title Association.

“Appraised Value” shall mean the value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

“Best’s” means Best’s Key Rating Guide, as the same shall be amended from time to time.

“Cut-Off Date” means the first day of the month in which the related Purchase Date occurs.

“Due Date” means the day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

“Escrow Payments” means with respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation, or any successor thereto.

“Fannie Mae” means the Federal National Mortgage Association, or any successor thereto.

“Gross Margin” means with respect to each adjustable rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note.

“Ground Lease” means a lease for all or any portion of the real property comprising the Mortgaged Property, the lessee’s interest in which is held by the Mortgagor of the related Mortgage Loan.

“Index” means with respect to each adjustable rate Mortgage Loan, the index set forth in the related Mortgage Note for the purpose of calculating the interest rate thereon.

“Insurance Proceeds” means with respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

“Interest Rate Adjustment Date” means with respect to each adjustable rate Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage Loan Schedule, on which the Mortgage Note Interest Rate is adjusted.

Schedule 1-15

“Loan-to-Value Ratio” or “LTV” means with respect to any Mortgage Loan, the loan to value ratio of such Mortgage Loan as determined in accordance with the Agency Guides of the Agency which is insuring or guaranteeing such Mortgage Loan or to which such Mortgage Loan is eligible to be sold.

“Monthly Payment” means the scheduled monthly payment of principal and interest on a Mortgage Loan as adjusted in accordance with changes in the Mortgage Note Interest Rate pursuant to the provisions of the Mortgage Note for an adjustable rate Mortgage Loan.

“Mortgage Note Interest Rate” means the annual rate of interest borne on a Mortgage Note, which shall be adjusted from time to time with respect to adjustable rate Mortgage Loans.

“Mortgage Note Interest Rate Cap” means with respect to an adjustable rate Mortgage Loan, the limit on each Mortgage Note Interest Rate adjustment as set forth in the related Mortgage Note.

“Mortgagee” means the Seller or any subsequent holder of a Mortgage Loan.

“Origination Date” means, with respect to each Mortgage Loan, the date of the Mortgage Note relating to such Mortgage Loan, unless such information is not provided by the Seller with respect to such Mortgage Loan, in which case the Origination Date shall be deemed to be the date that is 40 days prior to the date of the first payment under the Mortgage Note relating to such Mortgage Loan.

“PMI Policy” or “Primary Insurance Policy” means a policy of primary mortgage guaranty insurance issued by a Qualified Insurer.

“Qualified Insurer” means an insurance company duly qualified as such under the laws of the states in which the Mortgaged Property is located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, and approved as an insurer by Fannie Mae,Freddie Mac, or FHA, as applicable, and whose claims paying ability is rated in the two highest rating categories by any of the rating agencies with respect to primary mortgage insurance and in the two highest rating categories by Best’s with respect to hazard and flood insurance.

“Servicing File” means with respect to` each Mortgage Loan, the file retained by the Seller consisting of originals of all documents in the Mortgage File which are not delivered to a Custodian and copies of the Mortgage Loan Documents set forth in Section 2 of the Custodial Agreement and all Servicing Records.

Schedule 1-16

Schedule 2

FILING JURISDICTIONS AND OFFICES

[To be Provided by Counsel to the Seller]

2-1

Schedule 3

SUBSIDIARIES

3-1

Schedule 4

PREVIOUS NAMES, ASSUMED NAMES OR

TRADE NAMES USED BY THE SELLER

4-1

Schedule 5

LOCKBOX AGREEMENTS

5-1

Schedule 6

COOPERATIVE MORTGAGE LOAN DOCUMENTS

(i)        Cooperative Mortgage Note;

(ii)       Security Agreement and the original Assignment of the Security Agreement;

(iii)      Cooperative Shares and related Stock Power, in blank, executed by the Mortgagor with such signature guaranteed and original Stock Power, in blank executed by the Seller;

(iv)       Proprietary Lease or occupancy agreement and the Assignment of the Proprietary Lease executed by the Mortgagor in blank or if the Proprietary Lease has been assigned by the Mortgagor to the Seller, then the Seller must execute an assignment of the Assignment of the Proprietary Lease in blank;

(v)        Recognition Agreement and the original Assignment of the Recognition Agreement;

(vi)       UCC-1 financing statements with recording information thereon from the appropriate state and county recording offices if necessary to perfect the security interest of the Cooperative Mortgage Loan under the Uniform Commercial Code in the state in which the Cooperative Project is located (or a copy thereof, together with an officer’s certificate of the Seller certifying that such represents a true and correct copy of the original and that such original has been submitted for filing in the appropriate UCC filing office of the jurisdiction where the Cooperative Project is located), accompanied by UCC-3 financing statements executed in blank for recordation of the change in the secured party thereunder;

(vii)       an Estoppel Letter and/or Consent;

(viii)      the Cooperative Lien Search; and

(ix)         any guarantees, if applicable.

6-1

Schedule 7

[Reserved]

7-1

Schedule 8

LIST OF RESPONSIBLE OFFICERS

8-1

Schedule 9

EXCLUDED STATES

9-1

EXHIBIT A

FORM OF CUSTODIAL AGREEMENT

[STORED AS A SEPARATE DOCUMENT]

Exhibit A-1

EXHIBIT B

FORM OF ESTIMATED FUNDING NOTICE

[Date]

Deutsche Bank AG, Cayman Islands Branch

60 Wall Street, 5th Floor

New York, NY 10005

Attention: Loan Operations

Email:       abs.conduits@db.com
                  mark.ginsberg@db.com
                  jean.augustin@db.com
                  james.harrington@db.com
                  kristen.schmidt@db.com
                  chanda.weeks@db.com
                  monica.hernandez@db.com

Ladies and Gentlemen:

Pursuant to Section 2.02(a) of that certain Master Repurchase Agreement dated as of August 21, 2017 (the “Agreement”) between PennyMac Loan Services, LLC (“Seller”) and Deutsche Bank AG, Cayman Islands Branch (“Buyer”), Seller hereby gives notice to Buyer that Seller expects to deliver a Transaction Request on the Business Day following the date hereof for a total Purchase Price of $___________.  Accordingly, we request that such amount be wired by Buyer to its Funding Deposit Account by 11:00 a.m. (New York City time) on such Purchase Date.  The following are Seller’s wiring instructions with respect to the Mortgage Loans:

Bank:                  Wells Fargo Bank, N.A.
ABA No.:           ***-***-***
Account Name:  Corporate Trust Clearing
Account No.:      **********
FFC:                   ********

SELLER

PENNYMAC LOAN SERVICES, LLC

By:
Name:
Title:

Exhibit B-1

EXHIBIT C

FORM OF TRANSACTION REQUEST

[Date]

Deutsche Bank AG, Cayman Islands Branch

60 Wall Street, 5th Floor

New York, NY 10005

Attention:  Loan Operations

Email:       abs.conduits@db.com
                  mark.ginsberg@db.com
                  jean.augustin@db.com
                  james.harrington@db.com
                  kristen.schmidt@db.com
                  chanda.weeks@db.com
                  monica.hernandez@db.com

Ladies and Gentlemen:

Pursuant to Section 2.02(a) of that certain Master Repurchase Agreement dated as of August 21, 2017 (the “Agreement”) between PennyMac Loan Services, LLC (“Seller”) and Deutsche Bank AG, Cayman Islands Branch (“Buyer”), Seller hereby requests that Buyer enter into a Transaction with respect to the Mortgage Loans set forth on Schedule 1 attached hereto (the “Subject Assets”) on [____] [__], 20[__] (“Purchase Date”).  Capitalized terms used herein without definition have the meanings given in the Agreement.

As of the proposed Purchase Date, all conditions precedent to a Transaction as set forth in Section 5.01 and Section 5.02 of the Agreement have been satisfied.

As of the proposed Purchase Date, (i) the representations and warranties of Sellers set forth in Section 6 and Schedule 1 of the Agreement shall be true and correct in all material respects as if made on and as of the date of this Transaction and (ii) no Default, Event of Default, or Material Adverse Effect with respect to Seller, Servicer or Guarantor has occurred and is continuing.

C-1

The Aggregate Outstanding Purchase Price with respect to the Assets shall be $[___].  The following are Seller’s wiring instructions with respect to the Mortgage Loans:

Bank:                  Wells Fargo Bank, N.A.
ABA No.:           *********
Account Name:  Corporate Trust Clearing
Account No.:      **********
FFC:                      ********

SELLER

PENNYMAC LOAN SERVICES, LLC

By:
Name:
Title:

Exhibit C-2

Schedule 1

SCHEDULE OF ELIGIBLE MORTGAGE LOANS PROPOSED FOR TRANSACTION

Exhibit C-3

EXHIBIT D

FORM OF WAREHOUSE LENDER’S RELEASE LETTER

(Date)

Deutsche Bank AG, Cayman Islands Branch

60 Wall Street, 3rd Floor
New York, New York
Mail Stop NYC60-0397
Attention:  Timothy Crowley
Email:      abs.conduits@db.com
                 tim.crowley@db.com

With a Copy to:
Deutsche Bank Securities Inc.

60 Wall Street, 3rd Floor

New York, NY 10005

Attention: Structured Credit Mortgage Team
Email:      csg.repo@list.db.com

Re:      Certain Mortgage Loans owned by PennyMac Loan Services, LLC

The undersigned hereby releases all right, interest, lien or claim of any kind with respect to each mortgage loan, such release to be effective automatically without any further action by any party upon payment in immediately available funds of  the amount specified in the wire instructions related to such mortgage loan.

Very truly yours,

[WAREHOUSE LENDER]

By:
Name:
Title

Exhibit D-1

EXHIBIT E

FORM OF IRREVOCABLE CLOSING INSTRUCTIONS

[_______], 20__

_____________________ (“Closing Agent”)

_____________________

_____________________

Dear ________________

Re:      Irrevocable Closing Instructions

Closing Protection Letter Issued By, if applicable:  ______________________________

Ladies and Gentlemen:

This letter is being sent in accordance with that Master Repurchase Agreement dated as of August 21, 2017 (the “Agreement”) between PennyMac Loan Services, LLC (“Seller”) and Deutsche Bank AG, Cayman Islands Branch (“Buyer”), the terms of which do not affect Closing Agent except as set forth herein.

Pursuant to the Agreement, you have been identified as either:

•          the title insurer to close and provide title insurance on certain mortgage loans made by Sellers; or

•          the closing agent to close and fund certain mortgage loans made by Seller and covered by the above referenced closing protection letter (the “Mortgage Loans”).

From time to time, Buyer will wire, or will cause to be wired, to you, for the account of Seller, funds requested by Seller under the terms of the Agreement to be used by you for the purpose of funding such Mortgage Loan(s) and for no other purpose.  Notwithstanding anything to the contrary contained herein, you are not to distribute any of such funds to Seller.  You must immediately return the funds to Buyer at the following account if one of the following conditions occurs:

•          You do not close any Mortgage Loan within [__] ([__]) hours of the time you receive the applicable funds; or

•          You receive funds for a Mortgage Loan for which you have not been instructed by Seller to (a) obtain title insurance from the title insurance company specified in the above referenced closing protection letter or (b) underwrite the title insurance.

Exhibit E-1

Bank:                  Wells Fargo Bank, N.A.
ABA No.:            *********
Account Name:   Corporate Trust Clearing
Account No.:       **********
FFC:                     ********

If the Mortgage Loan Documents (as described below) have not been delivered to Seller prior to the funding of the Transaction, within [__] ([__]) hours of closing any Mortgage Loan, unless otherwise instructed by Buyer, you must deliver to Seller, the following Mortgage Loan Documents:

(a)        the original mortgage note evidencing the Mortgage Loan, endorsed by Seller in blank, with a complete chain from the originator to Seller;

(b)        if in your possession, an original assignment in blank executed by Seller for the mortgage or deed of trust securing the mortgage note, in recordable form but unrecorded, with a complete chain of intervening assignments from the originator to Seller;

(c)        a certified copy of the executed mortgage or deed of trust securing the mortgage note; and

(d)        an original or copy of the title insurance policy insuring the first lien position of the mortgage or deed of trust, as applicable, in at least the original principal amount of the related mortgage note and containing only those exceptions permitted by the purchase commitment, as set forth in the final closing instructions referred to below, or an unconditional commitment to issue such a title insurance policy, or a preliminary report and instructions received from Seller relating to the issuance of such a title insurance policy.

With respect to each Mortgage Loan for which you act as Closing Agent, Seller will deliver to you final closing instructions specific to such Mortgage Loan.  In the event that the terms of the final closing instructions contradict the terms of these irrevocable closing instructions, the terms of these irrevocable closing instructions shall govern.  Permission to change the scheduled closing date for any Mortgage Loan beyond the time permitted herein or permission to otherwise deviate from these irrevocable closing instructions must be furnished to you in a writing signed by Buyer and Seller.

By your participation in the closing and funding of a Mortgage Loan as Closing Agent, you agree to act as Buyer’s bailee with respect to such Mortgage Loan and the Mortgage Loan Documents referenced above and you thereby acknowledge your responsibility to Buyer as holder of an interest in such Mortgage Loan and to care for and protect Buyer’s interest in such Mortgage Loan.  Facsimile or electronically imaged signatures on these instructions shall be deemed valid and binding to the same extent as the original.

Exhibit E-2

Sincerely,

Deutsche Bank AG, Cayman Islands Branch	PennyMac Loan Services, LLC
By:	By:
Name:	Name:
Title:	Title:

Exhibit E-3

EXHIBIT F

FORM OF BLOCKED ACCOUNT AGREEMENT

[STORED AS A SEPARATE DOCUMENT]

F-1

EXHIBIT G

[RESERVED]

G-1

EXHIBIT H

(FORM OF BLANKET TAKEOUT ASSIGNMENT (THE SELLER’S LETTERHEAD)

(Date)

[TAKE-OUT THE BUYER]
[ADDRESS]
__________________
Attention

Dear:

With respect to each whole loan trade made by us with your firm from time to time, the undersigned hereby assigns each such trade to Deutsche Bank AG, Cayman Islands Branch (the “Buyer”) unless and until such time as such assignment is revoked by a written notice from us and the Buyer to you.  For each transaction, you hereby agree to accept delivery from, and pay the purchase price directly to the Buyer, whose acceptance of each trade assignment is indicated below.  Accordingly, the Buyer is obligated to make delivery of such mortgage loans to you, and you will establish each trade as a buy transaction from the Buyer or its designee.

All confirmations pertaining to each trade should be sent to the Buyer, at:

60 Wall Street, 3rd Floor
New York, New York
Mail Stop NYC60-0397
Attention:  Timothy Crowley
Email:      abs.conduits@db.com
                 tim.crowley@db.com

With a Copy to:

Deutsche Bank Securities Inc.
60 Wall Street, 3rd Floor
New York, NY 10005
Attention: Structured Credit Mortgage Team
Email:      csg.repo@list.db.com

Exhibit H-1

Please execute this letter in the space provided below and send it by facsimile to the Buyer.

Very truly yours,

PENNYMAC LOAN SERVICES, LLC

By:
Name:
Title

Date:

Agreed:

[TAKE-OUT THE BUYER]

By:
Name:
Title
Date:

Exhibit H-2

EXHIBIT I

[RESERVED]

Exhibit I-1

EXHIBIT J

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the Master Repurchase Agreement dated as of August 21, 2017 (as amended, supplemented or otherwise modified from time to time, the “Repurchase Agreement”) by and between PennyMac Loan Services, LLC, a Delaware limited liability company (the “Seller”) and Deutsche Bank AG, Cayman Islands Branch (the “Buyer”).  Capitalized terms not otherwise defined herein shall have the same meanings as specified therefor in the Repurchase Agreement.

Each “Assignor” referred to on Schedule I hereto (each, an “Assignor”) and each “Assignee” referred to on Schedule I hereto (each an “Assignee”) hereby agrees severally with respect to all information relating to it and its assignment hereunder and on Schedule I hereto as follows:

Subject to the provisions of Section 14.05 of the Repurchase Agreement, such Assignor hereby sells and assigns, without recourse except as to the representations and warranties made by it herein, to such Assignee, and such Assignee hereby purchases and assumes from such Assignor, an interest in and to such Assignor’s rights and obligations under the Repurchase Agreement as of the Effective Date (as hereinafter defined) equal to the percentage interest specified on Schedule I hereto of all outstanding rights and obligations under the Repurchase Agreement (collectively, the “Assigned Interests”).

Such Assignor:

(a)      hereby represents and warrants that its name set forth on Schedule I hereto is its legal name, that it is the legal and beneficial owner of the Assigned Interest and that such Assigned Interest is free and clear of any adverse claim;

(b)      other than as provided herein, makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Repurchase Agreement or any of the other Repurchase Documents, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, the Repurchase Agreement or any of the other Repurchase Documents, or any other instrument or document furnished pursuant thereto; and

(c)      makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Seller or any of the other parties or the performance or observance by the Seller or any of the other parties of any of its Obligations under or in respect of any of the Repurchase Documents, or any other instrument or document furnished pursuant thereto.

Exhibit J-1

Such Assignee:

(a)      confirms that it has received a copy of the Repurchase Agreement, together with copies of the financial statements referred to in Section 9.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance;

(b)      agrees that it will, independently and without reliance upon the Buyer and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Repurchase Agreement;

(c)      represents and warrants that its name set forth on Schedule I hereto is its legal name;

(d)      agrees that, from and after the Effective Date, it will be bound by the provisions of the Repurchase Agreement and the other Repurchase Documents and, to the extent of the Assigned Interest, it will perform in accordance with their terms all of the obligations that by the terms of the Repurchase Agreement are required to be performed by it as a Buyer; and

(e)      The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date specified on Schedule I hereto.

As of the Effective Date, (a) such Assignee shall be a party to the Repurchase Agreement and, to the extent that rights and obligations under the Repurchase Agreement have been assigned to it pursuant to this Assignment and Acceptance, have the rights and obligations of a Buyer thereunder and (b) such Assignor shall, to the extent that any rights and obligations under the Repurchase Agreement have been assigned by it pursuant to this Assignment and Acceptance, relinquish its rights (other than provisions of the Repurchase Documents that are specified under the terms of such Repurchase Documents to survive the payment in full of the Obligations of the Seller under or in respect of the Repurchase Documents) and be released from its obligations under the Repurchase Agreement (and, if this Assignment and Acceptance covers all or the remaining rights and obligations of such Assignor under the Repurchase Agreement, such Assignor shall cease to be a party thereto).

From and after the Effective Date, the Seller shall make all payments under the Repurchase Agreement in respect of the Assigned Interest to such Assignee.  Such Assignor and such Assignee shall make all appropriate adjustments in payments under the Repurchase Agreement for periods prior to the Effective Date directly between themselves.

This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart

Exhibit J-2

of Schedule I hereto by facsimile shall be effective as delivery of an originally executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, each Assignor and each Assignee have caused Schedule I hereto to be executed by their respective officers thereunto duly authorized, as of the date specified thereon.

Exhibit J-3

Schedule I
to
ASSIGNMENT AND ACCEPTANCE

Percentage interest assigned	%	%	%	%	%
Amount of Maximum Amount assigned	$	$	$	$	$
Aggregate outstanding principal amount of Mortgage Loans assigned	$	$	$	$	$

Effective Date:	________ __, ____

Assignor
_______________________________, as Assignor
[Type or print legal name of Assignor]

By
Name:
Title:

Dated: ________ __, ____

Assignee
_______________________________, as Assignee
[Type or print legal name of Assignee]

By
Name:
Title:

Dated: ________ __, ____

Domestic Lending Office:

LIBOR Lending Office:

Exhibit J-4

EXHIBIT K

TAKEOUT PROCEEDS IDENTIFICATION LETTER

[Date]

Attention: ____________
Facsimile: (___) ___-____

Ladies and Gentlemen:

Reference is made to that certain Master Repurchase Agreement, dated as of August 21, 2017 (the “Repurchase Agreement”), by and between PennyMac Loan Services, LLC. (the “Seller”) and Deutsche Bank AG, Cayman Islands Branch (the “Buyer”).  Capitalized terms used but not otherwise defined in this letter agreement (“Letter Agreement”) shall have the meanings given to them in the Repurchase Agreement.

On [date] the Takeout Investor previously identified to you with respect to the Mortgage Loan(s) referenced on Exhibit A attached hereto wired to your account at ________________, [total amount of wire].  Contained within the total amount of the wire was a disbursement amount of _________.  This amount represents proceeds for one or more mortgage loans which were not financed under the Repurchase Agreement, the details of which are:

Mortgage loan #:      _____________________________

Obligor’s name:      _____________________________

Mortgage loan #:      _____________________________

Obligor’s name:      _____________________________

[list additional mortgage loans, if necessary]

Please wire these funds to:

[insert wire instructions here]

K-1

All costs and expenses incurred in carrying out, or as a consequence of having carried out, these instructions shall be borne by the undersigned, including, without limitation, all wire transfer fees and any related Costs.

Very truly yours,

By:
Name:
Title:

K-2

EXHIBIT L

LIST OF APPROVED TAKEOUT INVESTORS

Exhibit L

EXHIBIT M

[RESERVED]

M-1

EXHIBIT N

FORM OF COMPLIANCE CERTIFICATE

I, ___________________________, do hereby certify that I am the duly elected authorized Chief Financial Officer of PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC (“Guarantor”).  This certificate is delivered in connection with Section 7.01 of the Master Repurchase Agreement dated as of August 21, 2017 between PennyMac Loan Services, LLC (“Seller”) and Deutsche Bank AG, Cayman Islands Branch (“Buyer”) (as amended, supplemented or otherwise modified from time to time, the “Agreement”).  I do hereby certify that, as of the date of the financial statements attached hereto and as of the date hereof, Seller is and has been in compliance with all the terms of the Agreement and, without limiting the generality of the foregoing, I certify that as of [DATE]:

(a)        Tangible Net Worth.  The Tangible Net Worth of Seller on a consolidated basis as of the date hereof is not less than $500,000,000.

This calculation is set forth as Item I in Schedule 1 attached hereto.

(b)        Liquidity.  Seller’s Liquidity on a consolidated basis, as of the date hereof, is not less than $40,000,000.

This calculation is set forth as Item II in Schedule 1 attached hereto.

(c)        Leverage Ratio.  As of the date hereof, the ratio of Seller’s Total Indebtedness to Tangible Net Worth does not exceed 10:1.

This calculation is set forth as Item III in Schedule 1 attached hereto.

(d)        Profitability.  As of the date hereof, the Seller’s profitability as described in Section 7.16 of the Agreement is $_______ for the fiscal quarter ended [  ] and $________ for the fiscal quarter ended [  ].

(e)        EPD Platform Ratio.  The EPD Platform Ratio is less than 2.00%.

This calculation is set forth as Item IV in Schedule 1 attached hereto.

This calculation is set forth as Item VI in Schedule 1 attached hereto.

(f)         Financial Statements.  The financial statements attached hereto fairly and accurately present the consolidated financial condition, results of operations and cash flows of Guarantor (and its Subsidiaries, on a consolidated basis), in accordance with GAAP, consistently applied, as at the end of, and for, the date hereof (subject to normal year-end adjustments).

(g)         Litigation.  As at the end of, and for, the date hereof, the aggregate amounts accrued in accordance with GAAP with respect to actions, suits or proceedings, and actions, suits or proceedings threatened against any Seller, with respect to which there is a reasonable likelihood of an adverse determination is less than $10,000,000 with respect to Seller.

Exhibit N-1

(h)         Documentation.  Seller has performed the documentation procedures required by its operational guidelines with respect to endorsements and assignments, including the recordation of assignments, or has verified that such documentation procedures have been performed by a prior holder of such Mortgage Loan.

(i)         Compliance.  Seller has observed or performed in all material respects all of its covenants and other agreements, and satisfied every condition, contained in the Agreement and the other Principal Agreements to be observed, performed and satisfied by it.

(j)         Regulatory Action.  There are no actions, claims, suits, investigations or proceedings pending, or to the knowledge of Guarantor, threatened or affecting Seller or any of its Subsidiaries or Affiliates or any of the property thereof in any court or before or by any arbitrator, government commission, board, bureau or other administrative agency that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect with respect to Seller or any of its Affiliates.

(k)         No Event of Default or Other Matters.  No Event of Default, Potential Default, Material Adverse Effect with respect to Seller or Guarantor has occurred or is continuing.

(l)         Debt.  All Debt (other than the Debt evidenced by the Agreement) of Seller existing on the date hereof is listed on Schedule 2 hereto.

(m)       Originations.  Attached hereto as Schedule 3 is a true and correct summary of all Mortgage Loans originated by Seller during the calendar month listed on Schedule 3.

(n)        Hedging.  Seller’s hedging policy as of the Effective Date has remained unchanged, other than as attached hereto as Schedule 4.

(o)        Repurchases and Early Payment Default Requests.  Attached hereto as Schedule 5 is a true and correct summary of the portfolio performance including representation breaches, missing document breaches, repurchase due to fraud, early payment default requests, summarized on the basis of (a) pending repurchase demands (including weighted average duration of outstanding request), (b) satisfied repurchase demands and (c) total repurchase demands.

(p)        Most Favored Status.  Except as set forth on a schedule attached hereto, no Seller or Guarantor or any Affiliate thereof has entered into a repurchase agreement or credit facility that is substantially similar to the Transactions contemplated under the Agreement in respect of asset type and term with any Person other than Buyer or an Affiliate of Buyer which by its terms provides more favorable terms to the buyer, lender or other party with respect to such repurchase agreement or credit facility, as applicable, with respect to any financial covenants set forth in Section 7.14,  7.15,  7.16 and 7.18 of the Agreement or any substantially similar covenants.

Exhibit N-2

IN WITNESS WHEREOF, I have set my hand this _____ day of ___________, 20__.

PRIVATE NATIONAL MORTGAGE
ACCEPTANCE COMPANY, LLC

By:
Name:
Title:

Exhibit N-3

SCHEDULE 1 TO OFFICER’S COMPLIANCE CERTIFICATE

CALCULATIONS OF FINANCIAL COVENANTS

As of the calendar month ended [DATE]

I.      Tangible Net Worth

II.      Liquidity

III.    Leverage Ratio

IV.    Platform EPD Percentage (if over 2%)

Exhibit N-4

SCHEDULE 2 TO OFFICER’S COMPLIANCE CERTIFICATE

DEBT AS OF ____________________________

LENDER	TOTAL FACILITY SIZE	OUTSTANDING DEBT	EXPIRATION DATE

Exhibit N-5

SCHEDULE 3 TO OFFICER’S COMPLIANCE CERTIFICATE

OVERALL MORTGAGE LOAN ORIGINATIONS

FOR THE MONTH ENDED _______________________

CONVENTIONAL FHA FIXED PRODUCT ARM PRODUCT (describe)	MORTGAGE LOAN TYPE	TOTAL NUMBER OF MORTGAGE LOANS ORIGINATED	AGGREGATE PRINCIPAL BALANCE OF MORTGAGE LOANS ORIGINATED

Exhibit N-6

SCHEDULE 4 TO OFFICER’S COMPLIANCE CERTIFICATE

INTEREST RATE PROTECTION AGREEMENT

Exhibit N-7

SCHEDULE 5 TO OFFICER’S COMPLIANCE CERTIFICATE

REPURCHASES AND EARLY PAYMENT DEFAULT REQUESTS

Exhibit N-8

EXHIBIT O

ASSIGNMENT OF CLOSING PROTECTION LETTER

PENNYMAC LOAN SERVICES, LLC (“Assignor”) declares that for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it does hereby convey, transfer, assign, deliver and give to Assignee, and hereby expressly subrogates DEUTSCHE BANK AG, CAYMAN ISLANDS BRANCH (“Assignee”) unto, all of Assignor’s claims, demands, rights and causes of action, past, present or future, that Assignor has for loss or damage covered by the closing protection letter issued by [Title Company] attached hereto (“Closing Protection Letter”).  Such rights being assigned by Assignor hereunder include, without limitation, the right to demand, sue, collect, receive, protect, preserve and enforce performance under the Closing Protection Letter.  Assignee shall succeed to all rights of recovery of Assignor under the Closing Protection Letter and Assignor shall execute such instruments and documents necessary and proper to further secure such rights to Assignee and shall not act in any manner hereafter to prejudice or impair the rights of Assignee.  Assignor hereby grants Assignee an irrevocable mandate and power of attorney coupled with an interest with full power of substitution to transact this act of assignment and subrogation.

IN WITNESS WHEREOF, the Assignor has caused this assignment to be duly executed as of [_______], 20__.

PENNYMAC LOAN SERVICES, LLC

By:

Name:

Title:

Exhibit O

EXHIBIT P

INFORMATION TO BE PROVIDED

TO THE SYSTEM OF RECORD PROVIDER

(subject to modification pursuant to Section 7.40(a))

Data:

•     Full Fannie 3.2 File

•     Plus the following fields which are not in the 3.2 file:

o    AUS System response (Approve eligible, refer, approve ineligible, accept, etc.)

o    Note Date

o    Relief eligibility qualifying category (Hardest Hit Area, FTB LMI, Refi >2%, etc.)

o    Lender Paid closing cost amount (only for Refis where loan originator requests credit for lender paid closing costs)

Images:

•     1003

•     1008

•     AUS Response

•     Note

•     Appraisal (may not be necessary)

•     Settlement Statement/CD

•     Payoff Letter (Refis only)

•     Mortgage Insurance Certificate (FHA Refi only)

•     Loan Guarantee Certificate (VA Refi only)

Exhibit P-1

EXHIBIT Q

FORM OF PMC PLEDGE AGREEMENT

PLEDGE AGREEMENT, dated as of August 21, 2017 (as amended, restated, supplemented, or otherwise modified from time to time, this “Agreement”), made by PENNYMAC CORP. (the “Pledgor”) in favor of DEUTSCHE BANK AG, CAYMAN ISLANDS BRANCH (the “Buyer”).

RECITALS

From time to time, Seller (as defined below) will purchase certain mortgage loans and real estate owned properties from the Pledgor pursuant to one or more purchase agreements (collectively, the “Purchase Agreements”).

Pursuant to the Master Repurchase Agreement, dated as of August 21, 2017 (as amended, modified and/or restated. the “Repurchase Agreement”), between the Buyer and PennyMac Loan Services, LLC (“Seller”), the Buyer has agreed to enter into transactions with Seller, upon the terms and subject to the conditions set forth therein.  It is a condition precedent to the obligation of the Buyer to enter into Transactions with Seller under the Repurchase Agreement that the Pledgor shall have executed and delivered this Agreement to the Buyer.

The Pledgor acknowledges that it will derive substantial direct and indirect benefit from the Transactions between the Buyer and Seller under the Repurchase Agreement.

Now, therefore, in consideration of the premises and to induce the Buyer to  engage in Transactions under the Repurchase Agreement with the Seller, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, Pledgor hereby agrees to execute and deliver this Agreement to the Buyer.

1.      Defined Terms.

(a)      Unless otherwise defined herein, terms defined in the Repurchase Agreement and used herein shall have the meanings given to them in the Repurchase Agreement.

(b)      “Assets” shall have the meaning set forth in Section 2(a) hereof.

(c)      “Pledged Collateral” shall have the meaning set forth in Section 2(a) hereof.

(d)      The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and paragraph references are to this Agreement unless otherwise specified.

(e)      The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

Exhibit Q-1

2.      Security Interest.

(a)      Security Interest.  As a precautionary measure in the event that the conveyance of any Mortgage Loans to Seller from the Pledgor is determined not to be a true sale or the separate existence of Seller from the Pledgor is otherwise disregarded at any point,  in order to further secure the Obligations, Pledgor, to the extent of its rights therein, hereby grants, assigns and pledges to Buyer a first priority security interest in Pledgor’s rights, title and interest (but not its obligations) in each Purchased Mortgage Loan conveyed to Seller (each, an “Asset”), the Records, all Servicing Rights related to the Assets (to the extent of Pledgor’s rights therein), any Property relating to any Assets, all insurance policies and insurance proceeds relating to any Asset or any related Property that secures an Asset, including but not limited to any payments or proceeds under any related primary insurance or hazard insurance, any Income relating to any Asset, any other contract rights, accounts and any other payments, rights to payment (including payments of interest or finance charges) and general intangibles to the extent that the foregoing relates to any Asset and any other assets relating to such Asset (including, without limitation, any other accounts) or any interest in the Assets, as are specified on a Confirmation and/or Master Trust Receipt, and any proceeds and distributions and any other property, rights, title or interests with respect to any of the foregoing, in all instances, whether now owned or hereafter acquired, now existing or hereafter created (collectively, the “Pledged Collateral”).  Pledgor hereby authorizes Buyer to file such financing statement or statements relating to the Pledged Collateral as Buyer, at its option, may deem reasonable and appropriate.  Pledgor shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 2.

(b)      Buyer’s Appointment as Attorney in Fact.  Pledgor hereby irrevocably constitutes and appoints Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney in fact with full irrevocable power and authority in the place and stead of Pledgor, and in the name of Pledgor, or in its own name, from time to time in Buyer’s discretion, for the purpose of carrying out the terms of this Agreement and to take any and all appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Agreement, in each case, subject to the terms of this Agreement, and, without limiting the generality of the foregoing, Pledgor hereby gives Buyer the power and right, on behalf of Pledgor, without assent by, but with notice to, Pledgor, if an Event of Default shall have occurred and be continuing, to do the following:

(i)      in the name of Pledgor, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any other Pledged Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Buyer for the purpose of collecting any and all such moneys due with respect to any other Pledged Collateral whenever payable;

(ii)      to pay or discharge taxes and Liens levied or placed on or threatened against the Pledged Collateral; and

(iii)      (A) to direct any party liable for any payment under any Pledged Collateral to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Buyer shall direct including, without limitation, any payment agent with

Exhibit Q-2

respect to any Mortgage Loan; (B) to send “goodbye” letters on behalf of Pledgor as the same may relate to any Pledged Collateral; (C) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Pledged Collateral; (D) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Pledged Collateral; (E) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Pledged Collateral or any proceeds thereof and to enforce any other right in respect of any Pledged Collateral; (F) to defend any suit, action or proceeding brought against Pledgor with respect to any Pledged Collateral; (G) to settle, compromise or adjust any suit, action or proceeding described in clause (F) above and, in connection therewith, to give such discharges or releases as Buyer may deem appropriate; (H) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Pledged Collateral as fully and completely as though Buyer were the absolute owner thereof for all purposes, and to do, at Buyer’s option and Pledgor’s expense, at any time, and from time to time, all acts and things which Buyer deems necessary to protect, preserve or realize upon the Pledged Collateral and Buyer’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as Pledgor might do.

Pledgor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.  This power of attorney is a power coupled with an interest and shall be irrevocable.  In addition to the foregoing, Pledgor agrees to execute a power of attorney in the form of Exhibit A hereto, to be delivered on the date hereof.

Pledgor also authorizes Buyer, if an Event of Default shall have occurred, from time to time, to execute, in connection with any sale provided for in Section 9 of the Repurchase Agreement, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Pledged Collateral.

The powers conferred on Buyer hereunder are solely to protect Buyer’s interests in the Pledged Collateral and shall not impose any duty upon it to exercise any such powers.  Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Pledgor for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

Notwithstanding the foregoing, the Buyer shall have the same rights and remedies hereunder with respect to the Pledged Collateral as it has with respect to the Mortgage Loans as are set forth in the Repurchase Agreement.

The provisions set forth in this section are intended to constitute a security agreement or other arrangement or other credit enhancement related to the Repurchase Agreement as defined under Sections 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code.

(c)      Notwithstanding the foregoing or anything else to the contrary herein or in any Purchase Agreements, Pledgor intends that each transfer of Mortgage Loans from Pledgor to

Exhibit Q-3

Seller is a sale, and hereby covenants to not take any actions that would be inconsistent with treating such transfer as a sale.

(3)      Recourse.  Notwithstanding anything else to the contrary contained or implied herein or in any other Repurchase Document, Buyer’s recourse against Pledgor in order to satisfy the Repurchase Obligations shall be limited to the Pledged Collateral that are the subject of this Agreement.

4.      Subordination in Connection with Financing.

(a)      It is anticipated that in connection with the transactions contemplated by the Repurchase Documents, that (x) Seller has purchased the Pledged Collateral from the Pledgor subject to the Lien of the Buyer hereunder and (y) Pledgor hereby reaffirms such Lien and pledges its interest in such Pledged Collateral hereunder to the Buyer.  In connection with the foregoing Pledgor acknowledges and agrees that its rights with respect to the Pledged Collateral are and shall continue to be at all times while the Repurchase Agreement and the Repurchase Documents Obligations thereunder are in effect, junior and subordinate to the rights of Buyer under the Program Agreements.  In furtherance of the foregoing, notwithstanding any rights or remedies available to Pledgor under the Purchase Agreements, applicable law or otherwise, Pledgor shall not, directly or indirectly, exercise any remedies available to it under any Purchase Agreement or at law or equity for ninety-one (91) days following the date that all Repurchase Documents Obligations are paid in full under the Repurchase Documents; provided that nothing in the foregoing shall prohibit Pledgor from receiving, payments with respect to the obligations under the Repurchase Documents as, and in the manner, contemplated therein, but subject to the prior rights of the Buyer hereunder and under the Program Agreements.  For the avoidance of doubt, in no instance shall the Buyer succeed to any liabilities or obligations of Pledgor under the Purchase Agreements.

(b)      In furtherance of the foregoing, Pledgor agrees to not assert any objection to, and shall be deemed to have otherwise consented to, a disposition of any assets subject to the Repurchase Agreement and subject to the Repurchase Documents during an Act of Insolvency of Pledgor or Seller, free and clear of any lien, encumbrance, pledge or other claims under Section 363 of the Bankruptcy Code (or any similar bankruptcy law) if Buyer has consented to such disposition.

(c)      If an Act of Insolvency of Pledgor or Seller occurs, the Pledgor agrees not to contest (or support any other Person contesting) any request by Buyer, with respect to the Pledged Collateral, for adequate protection, or any objection by Buyer to any motion, relief, action or proceeding based on Buyer claiming a lack of adequate protection.

(d)      Until the Repurchase Obligations under the Repurchase Documents are paid in full, the Pledgor shall not oppose any request by Buyer, with respect to the Pledged Collateral, for relief from the automatic stay or any other stay in any Act of Insolvency of Pledgor or Seller.

(e)      Pledgor shall not oppose or seek to challenge any claim by Buyer for allowance and payment in any Act of Insolvency of Pledgor, of Repurchase Obligations under the Program Agreements consisting of post-petition interest, fees, costs or other charges to the extent

Exhibit Q-4

of the value of Buyer’s lien, encumbrance, pledge or other claims on the assets that are the subject of this Agreement or the Repurchase Agreement, without regard to the existence of a lien, encumbrance, pledge or other claims of Pledgor applicable to the obligations of the other parties to the Repurchase Documents.

(f)      Pledgor shall not seek in any Act of Insolvency of Pledgor, to be treated as part of the same class of creditors as Buyer and shall not oppose any pleading or motion by Buyer advocating that Buyer and Pledgor should be treated as separate classes of creditors.  Pledgor acknowledges and agrees that its rights with respect to the Pledged Collateral are and shall continue to be at all times junior and subordinate to the rights of Buyer under this Agreement.

5.      Pledge Absolute and Unconditional.  This Agreement shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Pledgor and the successors and assigns thereof, and shall inure to the benefit of the Buyer, and its successors, indorsees, transferees and assigns, until all the Repurchase Obligations shall have been satisfied by payment in full and the Repurchase Agreement shall be terminated, notwithstanding that from time to time prior thereto Seller may be free from any Repurchase Obligations.

6.      Reinstatement.  Notwithstanding anything to the contrary in this Agreement, the obligations of Pledgor under this Agreement, and this Agreement shall continue to be effective, or be reinstated, as the case may be, and be continued in full force and effect, if at any time any payment, or any part thereof, of any of the Repurchase Obligations is rescinded, invalidated, declared fraudulent or preferentially set aside or must otherwise be restored, returned or repaid by the Buyer upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Seller or Pledgor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Seller or Pledgor or any substantial part of its or their property, or for any other reason, all as though such payments had not been made.

7.      Representations.  Pledgor represents and warrants to Buyer that as of each Purchase Date and as of the date of this Agreement and at all times while the Program Agreements and any Transaction thereunder is in full force and effect:

(a)      Solvency.  This Agreement is not entered into in contemplation of insolvency or with intent to hinder, delay or defraud any of Pledgor’s creditors.   Pledgor is not insolvent within the meaning of 11 U.S.C. Section 101(32).  Pledgor has received reasonably equivalent value in exchange for entering into this Agreement.

(b)      Ability to Perform.  Pledgor does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement on its part to be performed.

(c)      Existence.  Pledgor is (a) duly organized, validly existing and in good standing under the laws of Delaware, (b) has all requisite corporate, limited liability or other power, as applicable, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect; and (c) is qualified to do business and is in good standing

Exhibit Q-5

in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect.

(d)      No Breach.  Neither (a) the execution and delivery of this Agreement nor (b) the consummation of the transactions therein contemplated to be entered into by Pledgor in compliance with the terms and provisions thereof will conflict with or result in (i) a breach of the organizational documents of Pledgor, or (ii) a breach of any applicable law, rule or regulation, or (iii) a breach of any order, writ, injunction or decree of any Governmental Authority, or (iv) a breach of other material agreement or instrument to which Pledgor or any of its Subsidiaries is a party or by which any of them or any of their Property is bound or to which any of them is subject except where such breach would not be reasonably likely to have a Material Adverse Effect, or (v) a default under any such material agreement or instrument, or (vi) the creation or imposition of any Lien (except for the Liens created pursuant to the Repurchase Documents) upon any Property of Pledgor or any of its Subsidiaries pursuant to the terms of any such agreement or instrument.

(e)      Action.  Pledgor has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under this Agreement; the execution, delivery and performance by the Pledgor of this Agreement has been duly authorized by all necessary corporate or other action on its part; and this Agreement has been duly and validly executed and delivered by the Pledgor and constitutes a legal, valid and binding obligation of Pledgor enforceable against Pledgor in accordance with its terms.

(f)      Approvals.  No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any securities exchange are necessary for the execution, delivery or performance by Pledgor of this Agreement or for the legality, validity or enforceability thereof; except for filings and recordings in respect of the Liens created pursuant to the Repurchase Documents.

(g)      Enforceability.  This Agreement is a legal, valid and binding obligation of Pledgor and is enforceable against Pledgor in accordance with its terms except as such enforceability may be limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and (ii) general principles of equity.

(h)      Litigation.  Except as otherwise disclosed in writing to Buyer prior to the date hereof, there is no action, proceeding or investigation pending with respect to which Pledgor has received service of process or, to Pledgor’s knowledge threatened against it before any court, administrative agency or other tribunal (A)  making a claim or claims that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (B) which could reasonably be expected to materially and adversely affect the validity of this Agreement.

(i)      Taxes.  Pledgor and its Subsidiaries have timely filed all tax returns that are required to be filed by it and have timely paid all Taxes, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided.  There are no Liens for Taxes, except for statutory Liens for Taxes not yet due and payable.

Exhibit Q-6

(j)      Investment Company Act.  Pledgor is not an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(k)     Chief Executive Office/Jurisdiction of Organization.  As of the date hereof, Pledgor’s chief executive office, is, and has been located in Westlake Village, California.  On the Effective Date, Pledgor’s jurisdiction of organization is Delaware.

8.      Covenants.  On and as of the date of this Agreement and each Purchase Date and on each day until this Agreement and the Repurchase Agreement are no longer in force, Pledgor covenants as follows:

(a)     Preservation of Existence; Compliance with Law.  Pledgor shall:

(i)      Preserve and maintain its legal existence;

(ii)     Comply in all material respects with the requirements of all applicable laws, rules, regulations, rights, privileges, franchises and orders, whether now in effect or hereafter enacted or promulgated by any applicable Governmental Authority (including, without limitation, all environmental laws);

(iii)    Preserve and maintain all material licenses, permits or other approvals necessary for Pledgor to conduct its business and to perform its obligations under the Repurchase Documents, and shall conduct its business strictly in accordance with applicable law; and

(iv)    Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied.

(b)      Further Assurances.  Pledgor shall execute and deliver to Buyer all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that Buyer may reasonably request, in order to effectuate the transactions contemplated by this Agreement or, without limiting any of the foregoing, to grant, preserve, protect and perfect the validity and first-priority of the security interests created or intended to be created hereby.  Pledgor shall do all things necessary to preserve the Pledged Collateral so that they remain subject to a first priority perfected security interest hereunder.  Without limiting the foregoing, Pledgor will comply with all rules, regulations, and other laws of any Governmental Authority and cause the Pledged Collateral to comply with all applicable rules, regulations and other laws.  Pledgor will not allow any default for which Pledgor is responsible to occur under any Pledged Collateral and Pledgor shall fully perform or cause to be performed when due all of its obligations under any Pledged Collateral.

(c)      Taxes.  Pledgor and its Subsidiaries shall timely file all tax returns that are required to be filed by them and shall timely pay all Taxes due, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided.

Exhibit Q-7

9.      Waiver of Rights.  Pledgor hereby waives: (i) notice of or proof of reliance by the Buyer upon this Agreement or acceptance of this Agreement and the Repurchase Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Agreement, and all dealings between the Seller and the Pledgor, on the one hand, and the Buyer, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Agreement; (ii) diligence, presentment, protest, all demands whatsoever, and notice of default or nonpayment with respect to the Repurchase Obligations; (iii) the filing of claims with any court in case of the insolvency, reorganization or bankruptcy of Pledgor; and (iv) any fact, event or circumstance that might otherwise constitute a legal or equitable defense to or discharge of Pledgor, including (but without typifying or limiting this waiver), failure by the Buyer to realize the value of any collateral or other assets which may be available to satisfy Repurchase Obligations and any delay by the Buyer in exercising any of its rights hereunder or against a Seller.

10.      Set-Off.

(a)      In addition to any rights and remedies of Buyer hereunder and by law, upon the occurrence and during the continuance of an Event of Default, Buyer shall have the right, without prior notice to Pledgor, any such notice being expressly waived by Pledgor to the extent permitted by applicable law to set-off and appropriate and apply against any obligation from Pledgor to Buyer or any of its Affiliates any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other obligation (including to return excess margin), credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by or due from Buyer or any Affiliate thereof to or for the credit or the account of Pledgor.  Buyer agrees promptly to notify Pledgor after any such set‑off and application made by Buyer; provided that the failure to give such notice shall not affect the validity of such set‑off and application.

(b)      Buyer shall at any time have the right, in each case until such time as Buyer determines otherwise, to retain, to suspend payment or performance of, or to decline to remit, any amount or property that Buyer would otherwise be obligated to pay, remit or deliver to any Pledgor hereunder if an Event of Default has occurred.

11.      Notices.  All notices, requests and other communications provided for herein (including without limitation any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including without limitation by electronic transmission) delivered to the intended recipient at the address specified for notices in the Repurchase Agreement, or, with respect to the Pledgor, at the “Address for Notices” specified below its name on the signature pages hereof); or, as to any party, at such other address as shall be designated by such party in a written notice to each other party.  All such communications shall be deemed to have been duly given when transmitted electronically or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

12.      Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such

Exhibit Q-8

prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.      Integration.  This Agreement represents the agreement of Pledgor with respect to the subject matter hereof and thereof and there are no promises or representations by the Buyer relative to the subject matter hereof or thereof not reflected herein or therein.

14.      Amendments in Writing; No Waiver; Cumulative Remedies.

(a)      None of the terms or provisions of this Agreement may be waived, amended, restated, supplemented or otherwise modified except by a written instrument executed by the Pledgor and the Buyer.

(b)      The Buyer shall not by any act (except by a written instrument pursuant to clause (a) above), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any event giving rise to the Pledgor’s obligations hereunder or in any breach of any of the terms and conditions hereof.  No failure to exercise, nor any delay in exercising, on the part of the Buyer, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by the Buyer of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Buyer would otherwise have on any future occasion.

(c)      The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

15.      Section Headings.  The section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

16.      Successors and Assigns.  This Agreement shall be binding upon the successors and assigns of the Pledgor and shall inure to the benefit of the Buyer and its successors and assigns.  This Agreement may not be assigned by the Pledgor without the express written consent of the Buyer.

17.      Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF, OTHER THAN SECTION 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, WHICH SHALL GOVERN.

18.      SUBMISSION TO JURISDICTION; WAIVERS.  PLEDGOR HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(a)      SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER PROGRAM AGREEMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL

Exhibit Q-9

JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(b)      CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(c)      AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH THE OTHER PARTIES  SHALL HAVE BEEN NOTIFIED; AND

(d)      AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

19.      WAIVER OF JURY TRIAL.  PLEDGOR AND BUYER HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER REPURCHASE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

20.      Intent.  The parties recognize that (i) this Agreement as it relates to the Repurchase Agreement constitutes “a security agreement or other arrangement or other credit enhancement” that is “related to” the Repurchase Agreement and Transactions thereunder within the meaning of Sections 101(38A)(A), 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code and as such, is also a “securities contract” and a “master netting agreement”, (ii) this Agreement is an agreement to provide financial accommodations and is not subject to assumption pursuant to Bankruptcy Code Section 365(a) and (iii) each of Buyer’s rights, specifically, the termination, liquidation or acceleration or offset of net termination values, payment amounts or other transfer obligations arising under or in connection with this Agreement is, in each case, a contractual right as such term is used in Sections 101(38A)(A), 555, 559 and 561 of the Bankruptcy Code when relating to a “securities contract” and Sections 101(38A)(A), 561 and 362(b)(27) of the Bankruptcy Code when relating to a “master netting agreement”.

[SIGNATURE PAGES FOLLOW]

Exhibit Q-10

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered by its duly authorized officer as of the date first above written.

PENNYMAC CORP., as Pledgor

By:
Name:
Title:

Address for Notices:

3043 Townsgate Road, Suite 300
Westlake Village, California 91361
Attention: Pamela Marsh/Kevin Chamberlain
Telephone: (805) 330-6059/(818) 746-2877
E-mail: Pamela.marsh@pnmac.com
Kevin.Chamberlain@pnmac.com

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Acknowledged and Agreed:

DEUTSCHE BANK AG, CAYMAN ISLANDS BRANCH

By:
Name
Title:

By:
Name
Title:

Address for Notices:
60 Wall Street, 3rd Floor
New York, New York
Mail Stop NYC60-0397
Attention: Timothy Crowley
Email: abs.conduits@db.com
tim.crowley@db.com

With a Copy to:
Deutsche Bank Securities Inc.
60 Wall Street, 3rd Floor
New York, NY 10005
Attention: Structured Credit Mortgage Team
Email: csg.repo@list.db.com

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EXHIBIT A

FORM OF POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that PENNYMAC CORP. (“Pledgor”) hereby irrevocably constitutes and appoints Deutsche Bank AG, Cayman Islands Branch (“Buyer”) and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Pledgor and in the name of Pledgor or in its own name, from time to time in Buyer’s discretion, upon the occurrence and during the continuance of an Event of Default:

(a)      in the name of Pledgor, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any assets pledged by Pledgor under the Pledge Agreement (as amended, restated, supplemented or otherwise modified from time to time) dated as of August 21, 2017 (the “Pledged Collateral”) and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Buyer for the purpose of collecting any and all such moneys due with respect to any other Pledged Collateral whenever payable;

(b)      to pay or discharge taxes and liens levied or placed on or threatened against the Pledged Collateral; and

(c)      (i) to direct any party liable for any payment under any Pledged Collateral to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Buyer shall direct, including, without limitation, any payment agent with respect to any asset purchased by Buyer under the Master Repurchase Agreement (as amended, restated, supplemented or otherwise modified from time to time) dated as of August 21, 2017; (ii) to send “goodbye” letters on behalf of Pledgor as the same may relate to any Pledged Collateral; (iii) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Pledged Collateral; (iv) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Pledged Collateral; (v) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Pledged Collateral or any proceeds thereof and to enforce any other right in respect of any Pledged Collateral; (vi) to defend any suit, action or proceeding brought against Pledgor with respect to any Pledged Collateral; (vii) to settle, compromise or adjust any suit, action or proceeding described in clause (vi) above and, in connection therewith, to give such discharges or releases as Buyer may deem appropriate; and (viii) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Pledged Collateral as fully and completely as though Buyer were the absolute owner thereof for all purposes, and to do, at Buyer’s option and Pledgor’s expense, at any time, and from time to time, all acts and things which Buyer deems necessary to protect, preserve or realize upon the Pledged Collateral

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and Buyer’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as Pledgor might do;

(d)      for the purpose of carrying out the transfer of servicing with respect to the Pledged Collateral from Pledgor to a successor servicer appointed by Buyer in its sole discretion and to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish such transfer of servicing, and, without limiting the generality of the foregoing, Pledgor hereby gives Buyer the power and right, on behalf of Pledgor, without assent by Pledgor, to, in the name of Pledgor or its own name, or otherwise, prepare and send or cause to be sent “good-bye” letters to all mortgagors under the Pledged Collateral, transferring the servicing of the Pledged Collateral to a successor servicer appointed by Buyer in its sole discretion;

(e)      for the purpose of delivering any notices of sale to mortgagors or other third parties, including without limitation, those required by law.

Pledgor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.  This power of attorney is a power coupled with an interest and shall be irrevocable.

Pledgor also authorizes Buyer, from time to time, to execute, in connection with any sale, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Pledged Collateral.

The powers conferred on Buyer hereunder are solely to protect Buyer’s interests in the Pledged Collateral and shall not impose any duty upon it to exercise any such powers.  Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to Pledgor for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, PLEDGOR HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OF SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND BUYER ON ITS OWN BEHALF AND ON BEHALF OF BUYER’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.

[REMAINDER OF PAGE INTENTIONALLY BLANK.  SIGNATURES FOLLOW]

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IN WITNESS WHEREOF Pledgor has caused this power of attorney to be executed and Pledgor’s seal to be affixed this [__] day of [_____], 201[__].

PENNYMAC CORP.
(Pledgor)

By:
Name:
Title:

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who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are ACKNOWLEDGMENT State of California County of _ On before me,----,----------,-----,-,------(insert name and title of the officer) personally appeared ---------------------------- subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument. I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct. WITNESS my hand and official seal. Signature _(Seal) A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

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